Exhibit 10.21

CREDIT AGREEMENT

dated as of

May 8, 2006

among

MHI HOSPITALITY CORPORATION,

MHI HOSPITALITY, L.P.,

and

MHI HOSPITALITY TRS HOLDING, INC.,

as Borrowers,

The Initial Guarantors Listed Herein,

The Lenders Listed Herein,

KEYBANK NATIONAL ASSOCIATION, as Syndication Agent

REGIONS BANK, as Co-Documentation Agent,

MANUFACTURERS AND TRADERS TRUST COMPANY, as Co-Documentation Agent

and

BRANCH BANKING AND TRUST COMPANY,

as Administrative Agent

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of May 8, 2006 among MHI HOSPITALITY, L.P., a Delaware limited partnership, MHI HOSPITALITY CORPORATION, a Maryland corporation and MHI HOSPITALITY TRS HOLDING, INC., a Maryland corporation, as borrowers, the INITIAL GUARANTORS listed on the signature pages hereof, as guarantors, the LENDERS listed on the signature pages hereof and BRANCH BANKING AND TRUST COMPANY, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

“Acquisition” means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or any material part of the assets of such Person or of a line or lines of business conducted by such Person. Notwithstanding the foregoing, the term “Acquisition” shall not be deemed to include Lodging Investments made by the Borrowers or any of their Subsidiaries in the ordinary course of business and in compliance with the Real Estate Acquisition and Underwriting Policy.

“Adjusted Monthly Libor Index” has the meaning set forth in Section 2.06(c).

“Administrative Agent” means BB&T, in its capacity as administrative agent for the Lenders hereunder, and its successors and permitted assigns in such capacity.

“Administrative Agent’s Letter Agreement” means that certain letter agreement, dated as of January 13, 2006, between MHI Hospitality Corporation and the Administrative Agent relating to the terms of this Agreement, and certain fees from time to time payable by the Borrowers to the Administrative Agent, together with all amendments and modifications thereto. If there is any conflict between the provisions of this Agreement and the provisions of the Administrative Agent’s Letter Agreement, the provisions of this Agreement will control.

“Advances” means collectively the Revolver Advances and the Swing Line Advances. “Advance” means any one of such Advances, as the context may require.

“Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 10% or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit Agreement, together with all amendments and supplements hereto.

“Agreements Concerning Hotel Management Agreement” shall mean each of the Agreements Concerning Hotel Management Agreement which shall have been executed and delivered to the Administrative Agent by a Borrower (and/or other appropriate Loan Party, as reasonably determined by Administrative Agent) and the applicable manager, substantially in the form set forth as Exhibit O hereto, for each of the Borrowing Base Assets, as the same may be amended, restated, modified or supplemented from time to time.

“Agreements Concerning Lease Agreements” shall mean each of the Agreements Concerning Lease Agreements (Operating Lease) which shall have been executed and delivered to the Administrative Agent by Borrower (and/or other appropriate Loan Party, as reasonably determined by Administrative Agent) and TRS Lessee, substantially in the form set forth as Exhibit P hereto, for each of the Eligible Properties, as same may be amended, restated, modified or supplemented from time to time.

“Applicable Margin” has the meaning set forth in Section 2.06(a).

“Appraisal” means an appraisal prepared in accordance with the requirements of FIRREA, prepared by an independent third party appraiser holding an MAI designation, who is state licensed or state certified if required under the laws of the state where the applicable Borrowing Base Asset is located, who meets the requirements of FIRREA, if any, and who is otherwise reasonably satisfactory to the Administrative Agent and Required Lenders.

“Appraised Value” means, with respect to a Borrowing Base Asset an amount equal to the fair market value of such Borrowing Base Asset as set forth in an Appraisal in form, content and all other respects reasonably satisfactory to the Administrative Agent and the Required Lenders. All appraisals shall be on an “as stabilized” basis utilizing the budget and projections included in the applicable Mortgaged Property Diligence Package (as such budget and projections may be adjusted by the appraiser in his sole discretion) in form and content reasonably satisfactory to the Administrative Agent.

“Asset Value” shall be determined as of the end of each Fiscal Quarter and shall mean for: (a) a Stabilized Eligible Property or Stabilized Hotel Property, (i) the NOI of such Property for the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters divided by (ii) 10%; and (b) a Newly Acquired Hotel Property, the Net Book Value of such Newly Acquired Hotel Property, plus accumulated depreciation.

“Assignee” has the meaning set forth in Section 9.07(c).

“Assignment and Acceptance” means an Assignment and Acceptance executed in accordance with Section 9.07(c) in the form attached hereto as Exhibit C.

“Assignment of Leases and Rents” shall mean collectively (or individually as the context may indicate) an Assignment of Leases and Rents executed by TRS Lessee as assignor to the Administrative Agent on behalf of the Secured Parties in respect of each Mortgaged Property in the form attached hereto as Exhibit H and incorporated herein by reference.

“Authority” has the meaning set forth in Section 8.02.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. §§101, et. seq.), as amended from time to time.

“Base Rate” means for any Base Rate Advance for any day, the rate per annum equal to the Prime Rate. For purposes of determining the Base Rate for any day, changes in the Prime Rate shall be effective on the date of each such change.

“Base Rate Advance” means, with respect to any Advance, such Advance during Interest Periods when such Advance bears or is to bear interest at a rate based upon the Base Rate.

“BB&T” means Branch Banking and Trust Company, and its successors.

“Borrowers” means MHI Hospitality Corporation, MHI Hospitality, L.P., MHI Hospitality TRS Holding, Inc. and their respective successors and permitted assigns.

“Borrowing” means a borrowing hereunder consisting of Revolver Advances made to the Borrowers, or any of them, at the same time by the Lenders pursuant to Article II or a Swing Line Advance by BB&T pursuant to Section 2.18.

“Borrowing Base” shall mean, based on the most recent Borrowing Base Certification Report which as of the date of a determination of the Borrowing Base has been received by the Administrative Agent, an amount equal to the sum of the Eligible Property Values of the Borrowing Base Assets as determined and adjusted from time to time in accordance with Section 2.14; provided that at the time of such determination there are less than three Borrowing Base Assets included in the Borrowing Base, to the extent the Eligible Property Value of any one Mortgaged Property included in the Borrowing Base as a Borrowing Base Asset exceeds $25,000,000 such excess shall be excluded from the calculation of the Borrowing Base and such excess shall not be excluded if there are three or more Borrowing Base Assets included in the Borrowing Base at the time of such determination. The Administrative Agent shall also be entitled to hold and subtract a reserve of no more than 20% of the Appraised Value of a Borrowing Base Asset against the Borrowing Base as security for payment of the Notes and the obligations of the Guarantors under Article X of this Agreement if the Administrative Agent reasonably deems that its security in the Collateral is impaired.

“Borrowing Base Acquisition Cost” means, with respect to the acquisition of a Borrowing Base Asset by an Eligible Property Owner, an amount equal to the sum of the following (without duplication): (i) the amount of any cash and fair market value of other property (excluding the unpaid principal amount of any debt instrument) paid by the Eligible Property Owner to any Person that is not an Affiliate of such Eligible Property Owner as consideration for the Borrowing Base Asset; and (ii) the amount of hard costs actually incurred and paid by the applicable Eligible Property Owner to any Person that is not an Affiliate of such Eligible Property Owner for the development, construction, renovation and management of the construction and renovation of improvements on the Borrowing Base Asset; provided that the amounts described in (ii) of this definition of “Borrowing Base Acquisition Cost” shall include: (1) amounts paid by the applicable Eligible Property Owner to an Affiliate of such Eligible Property Owner to the extent such payments are reimbursements of hard costs actually incurred and paid by such Affiliate to a Person that is not an Affiliate of the applicable Eligible Property Owner; and (2) an aggregate annual fee payable to the Eligible Operator as manager under the Eligible Management Agreement which shall not exceed a percentage of gross revenue per annum that is then the market rate for an arms-length transaction but in no event greater than three and one quarter percent (3.25%) of gross revenue per annum.

“Borrowing Base Asset” means a Mortgaged Property which is also an Eligible Property and which is included in the Borrowing Base pursuant to Section 2.14. A Property, the value of which was previously included in the Borrowing Base calculation as a Borrowing Base Asset, shall cease to be a Borrowing Base Asset and shall be excluded from such Borrowing Base calculation if at any time such Property shall cease to meet all the requirements of an Eligible Property contained in the definition thereof or shall cease to be a Mortgaged Property.

“Borrowing Base Certification Report” means a report in the form attached hereto as Exhibit N, and otherwise satisfactory to the Administrative Agent, certified by the chief financial officer or other authorized officer of the Borrowers setting forth the calculations required to establish the Eligible Property Value for each Borrowing Base Asset and the Eligible Property Value for all Borrowing Base Assets as of a specified date, all in form and detail satisfactory to the Administrative Agent.

“Capital Expenditures” means for any period the sum of all capital expenditures incurred during such period by the Borrowers and their respective Consolidated Subsidiaries, as determined in accordance with GAAP.

“Capital Securities” means, with respect to any Person, any and all shares, interests (including membership interests and partnership interests), participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital (including any instruments convertible into equity), whether now outstanding or issued after the Closing Date.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq. and its implementing regulations and amendments.

“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.

“Change of Law” shall have the meaning set forth in Section 8.02.

“Closing Certificate” has the meaning set forth in Section 3.01(d).

“Closing Date” means May 8, 2006.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

“Collateral” shall mean collectively: (1) the Mortgaged Properties; (2) the Collateral (as defined in the Security Agreement); (3) the Pledged Equity Interests; and (4) any other property or asset which secures the Obligations pursuant to the Collateral Documents.

“Collateral Documents” means, collectively, the Equity Pledge Agreement, the Mortgaged Property Security Documents, the Security Agreement and all other agreements (including control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrowers, the Guarantors, any Subsidiary of a Borrower or Guarantor or any Pledgor shall grant or convey to the Secured Parties a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations, as any of them may be amended, modified or supplemented from time to time.

“Collateral Pool” means collectively the Borrowing Base Assets and all other Mortgaged Properties.

“Collateral Pool EBITDA” shall be determined as of the end of each Fiscal Quarter and shall mean EBITDA of the Borrowing Base Assets for the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters.

“Collateral Pool Interest Coverage Ratio” shall be determined as of the end of each Fiscal Quarter and shall mean the ratio of: (A) Collateral Pool EBITDA, to (B) Collateral Pool Interest Expense.

“Collateral Pool Interest Expense” shall be determined as of the end of each Fiscal Quarter and shall mean, interest whether expensed or capitalized, in respect of the Debt of the Borrowing Base Assets outstanding for the Fiscal Quarter then ending and the immediately preceding three (3) Fiscal Quarters, all as determined in accordance with GAAP.

“Company” shall mean MHI Hospitality Corporation, a Maryland corporation.

“Compliance Certificate” has the meaning set forth in Section 5.01(c).

“Consolidated Debt” means at any time the Debt of the Company and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated EBITDA” shall be determined as of the end of each Fiscal Quarter and shall mean EBITDA, of the Borrowers and their respective Consolidated Subsidiaries, on a consolidated basis for the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters, all as determined in accordance with GAAP.

“Consolidated Interest Expense” for any period means interest, whether expensed or capitalized, in respect of Debt of the Borrowers or any of their respective Consolidated Subsidiaries outstanding during such period on a consolidated basis.

“Consolidated Net Income” means, for any period, the Net Income of the Borrowers and their respective Consolidated Subsidiaries determined on a consolidated basis, but excluding (i) extraordinary items and (ii) any equity interests of the Borrowers or any Consolidated Subsidiary of a Borrower in the unremitted earnings of any Person that is not a Subsidiary of a Borrower.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of any Borrower in any such Borrower’s consolidated and consolidating financial statements as of such date.

“Consolidated Tangible Net Worth” means at any time, Stockholders’ Equity less the sum of the value, (to the extent reflected in determining Stockholders Equity) as set forth or reflected on the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries, on a consolidated basis prepared in accordance with GAAP, of

(A) The amount of any write up of assets subsequent to December 31, 2005;

(B) All assets which would be treated as intangible assets for balance sheet presentation purposes under GAAP, including without limitation goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), trademarks, tradenames, copyrights, patents and technologies, and unamortized debt discount and expense; provided that Non Core Investments shall be included in the calculation of Consolidated Tangible Net Worth at Net Book Value;

(C) To the extent not included in (B) of this definition, any amount at which the Capital Securities of the Company and its Consolidated Subsidiaries appear as an asset on the balance sheet of the Company and its Consolidated Subsidiaries;

(D) Loans or advances to owners of Capital Securities, directors, officers, managers or employees; and

(E) To the extent not included in (B) of this definition, deferred expenses.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Costs of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (i) the value of the Capital Securities of the Borrowers or any Subsidiary to be transferred in connection therewith, (ii) the amount of any cash and fair market value of other property (excluding property described in clause (i) and the unpaid principal amount of any debt instrument) given as consideration, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Debt incurred, assumed or acquired by the Borrowers or any Subsidiary in connection with such Acquisition, (iv) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Borrowers and their Subsidiaries in accordance with GAAP, (v) all amounts paid in respect of covenants not to compete, consulting agreements that should be recorded on financial statements of the Borrowers and their Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, (vi) the aggregate fair market value of all other consideration given by the Borrowers or any Subsidiary in connection with such Acquisition, and (vii) out of pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred. For purposes of determining the Cost of Acquisition for any transaction, (A) the Capital Securities of the Borrowers shall be valued (I) in the case of capital stock that is then designated as a national market system security by the National Association of Securities Dealers, Inc. (“NASDAQ”) or is listed on a national securities exchange, the average of the last reported bid and ask quotations or the last prices reported thereon, (II) in the case of Capital Securities of the Operating Partnership which track the value of the common stock of the Company listed on NASDAQ or a national securities exchange, then by the value of such common stock determined in accordance with the immediately foregoing clause (I), and (III) with respect to any other Capital Securities, as determined by the board of directors or members, as the case may be, of the Borrowers and, if requested by the Administrative Agent, determined to be a reasonable valuation by the independent public accountants referred to in Section 5.01(a), (B) the Capital Securities of any Subsidiary other than the Operating Partnership shall be valued as determined by the board of directors or members, as the case may be, of such Subsidiary and, if requested by the Administrative Agent, determined to be a reasonable valuation by the independent public accountants referred to in Section 5.01(a), and (C) with respect to any Acquisition accomplished pursuant to the exercise of options or warrants or the conversion of securities, the Cost of Acquisition shall include both the cost of acquiring such option, warrant or convertible security as well as the cost of exercise or conversion.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Securities of such Person, but excluding Redeemable Preferred Securities of the Operating Partnership to the extent that such Redeemable Preferred Securities are redeemable at the option of the limited partner of the Operating Partnership in accordance with Section 8.04(a) of the Operating Partnership’s Amended and Restated Agreement of Limited Partnership dated December 21, 2004 as in effect on the Closing Date, (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all Debt of others Guaranteed by such Person, (x) all obligations of such Person with respect to interest rate protection agreements, foreign currency exchange agreements or other hedging agreements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable hedging agreement, if any); and (xi) the principal portion of all obligations of such Person under any synthetic lease, tax retention operating lease, asset securitization, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is not classified as indebtedness under GAAP.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

“Default Rate” means, with respect to the Advances, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin determined as if the Total Leverage Ratio is greater than 0.40 to 1) which may be applicable to any Advance (irrespective of whether any such type of Advance is actually outstanding hereunder).

“Depreciation and Amortization” means for any period an amount equal to the sum of all depreciation and amortization expenses of the Borrowers and their respective Consolidated Subsidiaries for such period, as determined on a consolidated basis in accordance with GAAP.

“Dividends” means for any period the sum of all dividends and distributions paid or declared during such period in respect of any Capital Securities and Redeemable Preferred Securities (other than dividends and distributions paid or payable in the form of additional Capital Securities).

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial Banks in North Carolina are authorized or required by law to close.

“Domestic Subsidiary” means any Subsidiary which is organized under the laws of any state or territory of the United States of America.

“EBITDA” means and includes, for any Fiscal Quarter for which the amount thereof is to be determined, the sum of (a) Consolidated Net Income for such period; plus, (b) to the extent such amounts were deducted in computing Consolidated Net Income for such period: (i) Consolidated Interest Expense for such period; and (ii) Depreciation and Amortization for such period, all determined on a consolidated basis in accordance with GAAP.

“Eligible Lease” means, with respect to any Eligible Property, a lease with TRS Lessee, as lessee, in substantially the form of the leases existing on the Closing Date set forth on Schedule 1.1 – Existing Leases pursuant to which TRS leases the Eligible Property.

“Eligible Management Agreement” means, with respect to any Eligible Property, a management agreement pursuant to which the manager undertakes the management of the hotel on the Eligible Property (a) in substantially the form of the management agreement existing on the Closing Date (set forth on Schedule 1.1 – Existing Management Agreement), between TRS Lessee and the Eligible Operator, as manager and (b) which provides that the aggregate annual fee payable to the manager under said agreement is limited to the percentage of gross revenue per annum that is then the market rate for an arms-length transaction but in no event greater than three and one quarter percent (3.25%) of gross revenues per annum.

“Eligible Operator” means MHI Hotel Services, LLC, a Virginia limited liability company.

“Eligible Property” means a Property which satisfies all of the following requirements:

(a) such Property is an existing hotel located in one of the 48 contiguous states of the United States of America or in the District of Columbia;

(b) neither such Property, nor any interest of any Borrower or any Subsidiary thereof (including without limitation any Eligible Property Owner) therein, is subject to any Lien (other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties created pursuant to the Loan Documents, Liens arising under restaurant and office equipment leases and Permitted Liens), any Negative Pledge or any springing lien of any kind;

(c) such Property is owned by an Eligible Property Owner and is a Wholly Owned Property;

(d) no direct or indirect ownership interest in such Eligible Property Owner is subject to any Lien, (other than Liens pursuant to the Loan Documents), any Negative Pledge or any springing lien of any kind;

(e) a Borrower directly, or indirectly through a Wholly Owned Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person: (A) to create Liens on such Property as security for Debt of the Borrowers, any other Loan Party or a Subsidiary of a Loan Party, as applicable and (B) to sell, transfer or otherwise dispose of such Property;

(f) such Property is free of all structural defects, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are fully insured against (subject to reasonable and customary deductibles) or are not material to the profitable operation of such Property;

(g) good and indefeasible fee simple title to such Property is owned by the Eligible Property Owner free and clear of any liens (other than Permitted Liens and Liens in favor of the Administrative Agent for the benefit of the Secured Parties created pursuant to the Loan Documents) and 100% of the Capital Securities of such Eligible Property Owner have been pledged pursuant to the Equity Pledge Agreement;

(h) the only Franchise Agreement applicable to such Property is in full force and effect and the subject of a Franchisor Estoppel and Recognition Letter; each party to such Franchise Agreement has performed and is in compliance with all of the material terms of such Franchise Agreement and no default or event of default exists under such Franchise Agreement;

(i) the only lease burdening the Property (other than a Permitted Sublease) is an Eligible Lease which is in full force and effect and the subject of an Agreement Concerning Lease Agreement; each party to such lease has performed and is in compliance with all of the material terms of such lease and no default or event of default exists under such lease;

(j) the only management agreement burdening the Property is an Eligible Management Agreement which is in full force and effect and the subject of an Agreement Concerning Hotel Management Agreement; each party to such management agreement has performed and is in compliance with all of the material terms of such management agreement and no default or event of default exists under such management agreement;

(k) such Property was acquired by the Eligible Property Owner in accordance with the terms of the Real Estate Acquisition and Underwriting Policy; and

(l) all of the representations and warranties set forth in this Agreement, the Mortgage with respect to such Property and the other Loan Documents are true and correct. In furtherance and not in limitation of the foregoing in no event shall a Non-Core Investment be deemed an Eligible Property.

“Eligible Property Owner” means (i) any limited liability company which is a Domestic Subsidiary and a Wholly Owned Subsidiary, all of the membership interests (and all other ownership and equity interests) of which are pledged to the Secured Parties pursuant to the Equity Pledge Agreement or (ii) any limited partnership which is a Domestic Subsidiary and a Wholly Owned Subsidiary, and whose general partner is a corporation or limited liability company and a Domestic Subsidiary and a Wholly Owned Subsidiary, all of the limited partnership interests of which limited partnership and all of the stock of the corporate general partner or all of the membership interests of the limited liability company general partner, as the case may be, of which limited partnership are pledged to the Secured Parties pursuant to the Equity Pledge Agreement.

“Eligible Property Value” means, with respect to any Eligible Property, included in the Borrowing Base for any date of determination an amount equal to: (A) .75, multiplied by (B): (1) in the case of a Stabilized Eligible Property, the Asset Value of such Stabilized Eligible Property; and (2) in the case of a Newly Acquired Eligible Property, an amount equal to the lesser of (a) the Borrowing Base Acquisition Cost of such Eligible Property; or (b) 80% of the Appraised Value of such Eligible Property (determined at the time such Eligible Property is acquired by the Eligible Property Owner or such subsequent time as the Administrative Agent or the Required Lenders may reasonably request).

“Environmental Authority” means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

“Environmental Authorizations” means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of a Loan Party or any Subsidiary of a Loan Party required by any Environmental Requirement.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

“Environmental Notices” means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” means releases as defined in CERCLA or under any applicable federal, state or local environmental law or regulation and shall include, in any event and without limitation, any release of petroleum or petroleum related products.

“Environmental Requirements” means any legal requirement relating to health, safety or the environment and applicable to a Loan Party, any Subsidiary of a Loan Party or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“Equity Pledge Agreement” means collectively (or individually as the context may indicate), (i) an Equity Pledge Agreement by the owners of Capital Securities in the Loan Parties (other than the owners of the Capital Securities in the Company and the owners of the limited partnership interests in the Operating Partnership) and in any Eligible Property Owner in favor of the Administrative Agent for the benefit of the Secured Parties to be executed and delivered on or prior to the date of the first Borrowing hereunder and in form and content satisfactory to the Administrative Agent and (ii) any joinders thereto or any additional Equity Pledge Agreement delivered to the Administrative Agent pursuant to Section 5.25.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Euro-Dollar Advance” means, with respect to any Advance, such Advance during Interest Periods when such Advance bears or is to bear interest at a rate based upon the London InterBank Offered Rate.

“Euro-Dollar Business Day” means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interBank market.

“Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.06(c).

“Event of Default” has the meaning set forth in Section 6.01.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to BB&T on such day on such transactions as determined by the Administrative Agent.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“Fiscal Quarter” means any fiscal quarter of the Borrowers.

“Fiscal Year” means any fiscal year of the Borrowers.

“Fixed Charge Coverage Ratio” shall be determined as of the end of each Fiscal Quarter and shall mean the ratio of Consolidated EBITDA to the sum of: (i) Consolidated

Interest Expense for the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters, (ii) regularly scheduled payments of principal on Long Term Debt made during the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters, and (iii) Preferred Dividends made during the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters.

“Franchise Agreement” means each and any franchise or license agreements relating to the Borrowing Base Assets pursuant to which the applicable Loan Party has the right to operate the hotel located on the related Eligible Property under a name and/or hotel system controlled by such franchisor or licensor.

“Franchisor” means a nationally recognized franchisor or licensor under any of the Franchise Agreements.

“Franchisor Estoppel and Recognition Letter” shall mean each of the Letters which shall be executed and delivered to the Administrative Agent by the appropriate Franchisor pursuant to which the Franchisor acknowledges the Administrative Agent’s lien upon the Mortgaged Property, such letter to be in form and content satisfactory to the Administrative Agent in its reasonable discretion.

“Funds from Operations” means, with respect to any Person for any fiscal period, Net Income less extraordinary items, gains or losses from sales of previously depreciated operating real estate assets plus Depreciation and Amortization and other non-cash adjustments to Net Income permitted under GAAP, all after adjustment for any minority interest from unconsolidated partnerships and joint ventures.

“GAAP” means with respect to any date of determination, generally accepted accounting principles in the United States as recognized by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants consistently applied and maintained throughout the periods indicated in accordance with Section 1.02.

“Governmental Authority” means the government of any country or sovereign state, or of any state, province, municipality or other political subdivision thereof, and any court, bureau, department, agency, public corporation or other instrumentality that exercises executive, legislative, judicial, regulatory or administrative functions of government, and any successor thereof.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Obligations” means any and all liabilities, indebtedness and obligations of any and every kind and nature, heretofore, now or hereafter owing, arising, due or payable from any or all of the Borrowers to the Lenders, the Swing Line Lender, the Issuing Bank, the Administrative Agent, the Hedge Counterparty or any of them, arising under or evidenced by this Agreement, the Notes, the Hedging Agreement, the Letter of Credit Agreements, the Collateral Documents or any other Loan Document.

“Guarantors” shall mean collectively: (a) the Initial Guarantors; and (b) all Persons that become a Guarantor pursuant to Section 5.25 or otherwise.

“Hazardous Materials” includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any “hazardous substance”, “pollutant” or “contaminant”, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Hazardous Substances Remediation and Indemnification Agreement” shall mean collectively (or individually as the context may indicate) a Hazardous Substances Remediation and Indemnification Agreement executed by the Loan Parties as indemnitors to and for the benefit of the Administrative Agent and the indemnified parties (as defined therein) in the form attached hereto as Exhibit R.

“Hedge Amount” means on any day, an amount equal to the aggregate amount of the Revolver Commitments on such day.

“Hedge Counterparty” means BB&T.

“Hedge Notional Amount” means the aggregate notional amount in effect on any day under all Hedge Transactions entered into pursuant to Section 5.35, that have not matured, been terminated or cancelled.

“Hedge Percentage” means an amount equal to 50%.

“Hedge Transaction” means each interest rate swap transaction between the Borrowers and the Hedge Counterparty that is entered into pursuant to Section 5.35 for the purpose of hedging interest rate risk for indebtedness under this Agreement and is governed by a Hedging Agreement.

“Hedging Agreement” means each agreement between the Borrowers and the Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 5.35, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto in the form the Administrative Agent shall approve in writing, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction.

“Hotel Property” means a hotel (including land, building, improvements, equipment and all related personal property used or useful in connection with such hotel operations) that is wholly owned in fee simple by a Borrower or a Consolidated Subsidiary; provided however the term “Hotel Property” expressly excludes any and all Non-Core Investments.

“Initial Guarantors” shall mean Philadelphia Hotel Associates, LP, a Pennsylvania limited partnership, MHI Hospitality TRS LLC, a Delaware limited liability company, MHI GP, LLC, a Delaware limited liability company and Brownestone Partners, LLC, a North Carolina limited liability company.

“Initial Rate Adjustment Date” means the first Rate Determination Date after March 31, 2006.

“Insolvency Event” means with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” means any case, action or proceeding before any court or Governmental Authority relating to an Insolvency Event.

“Intellectual Property” means any Property which, under any applicable Law, constitutes a copyright, domain name, mask work, service mark, patent, patent application, trademark, trade name or trade secret, and includes any license or other right to use such Property.

“Interest Payment Date” shall mean the first day of each month.

“Interest Period” means with respect to each Base Rate Borrowing and each Euro-Dollar Borrowing, one calendar month; provided that:

(A) the initial Interest Period shall mean the period commencing on the Closing Date and ending May 31, 2006; and

(B) the last Interest Period under this Agreement shall end on the Termination Date.

“Investment” means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

“Issuing Bank” shall mean BB&T.

“Laws” means, collectively, all codes, constitutions, ordinances, rules, regulations, statutes and other laws of any Governmental Authority, as well as all published interpretations or manuals of any Governmental Authority relating to any of the foregoing; and all awards, decisions, decrees, injunctions, writs and other orders of any Governmental Authority or arbitrator.

“Lender” means each lender listed on the signature pages hereof as having a Revolver Commitment and their respective successors and assigns.

“Lending Office” means, as to each Lender, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as such Lender may hereafter designate as its Lending Office by notice to the Borrowers and the Administrative Agent.

“Letter of Credit” means the letters of credit issued by the Issuing Bank pursuant to Section 2.03(a) and “Letter of Credit” means any one of such Letters of Credit, as any of such letters of credit may be extended, renewed, replaced or amended from time to time.

“Letter of Credit Advance” means an advance made by the Issuing Bank pursuant to Section 2.03(c).

“Letter of Credit Agreement” means any agreement entered into by any Borrower and the Issuing Bank pursuant to which a Letter of Credit is issued, as amended, modified or restated from time to time.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrowers or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Letter of Credit Agreements, the Hedging Agreements, the Letters of Credit, any other document evidencing or securing the Advances or the Letters of Credit, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes, the Letter of Credit Agreements, the Hedging Agreements, the Letters of Credit, the Collateral Documents or the Advances, as such documents and instruments may be amended or supplemented from time to time.

“Loan Parties” means collectively the Borrowers, each Pledgor and each Guarantor that is now or hereafter a party to any of the Loan Documents.

“Lodging Investments” shall mean collectively: (1) the purchase by a Borrower or Wholly Owned Subsidiary of a Hotel Property in the ordinary course of business and consistent with the Real Estate Acquisition and Underwriting Policy; and (2) Non-Core Investments.

“London InterBank Offered Rate” has the meaning set forth in Section 2.06(c).

“Long-Term Debt” means at any date any Consolidated Debt that matures (or the maturity of which may at the option of the Borrower or any Consolidated Subsidiary be extended such that it matures) more than one year after such date.

“Long Term Limited Recourse Mortgage Loan” means a mortgage loan to any Subsidiary from a third party institutional lender for the purpose of financing or refinancing Debt incurred to finance the purchase by said Subsidiary of any Property or Properties, which mortgage loan shall have a term of at least five years, shall be secured by, and have recourse for payment contractually limited to, the Properties so financed or refinanced.

“Margin Stock” means “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of any Loan Party or any of their respective Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents, or the ability of any Borrower or any other Loan Party to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document.

“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrowers, the Guarantors, any Subsidiary of a Borrower or Guarantor or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect. The term “Material Contract” shall include, without limitation, each Franchise Agreement, Eligible Management Agreement, and Eligible Lease.

“Mortgages” means, collectively, (i) the fee simple mortgages, deeds of trust and deeds to secure debt by the Eligible Property Owner to be executed and delivered on or prior to the date of the first Borrowing hereunder and in form and content satisfactory to the Administrative Agent and (ii) all subsequent fee simple mortgages, deeds of trust and deeds to secure debt in substantially the form of the Mortgages referred to in clause (i) (with such changes thereto as may be necessitated by state or local law), in each case granting a Lien to the Administrative Agent (or a trustee for the benefit of the Administrative Agent) for the benefit of the Secured Parties in Collateral constituting real property (including certain real property leases) and related personalty, as such documents may be amended, modified or supplemented for time to time.

“Mortgaged Property” means, collectively, the Trust Properties and the Mortgaged Properties (each as defined in the Mortgages) at the Closing Date, and thereafter, any of such property owned, leased or acquired by an Eligible Property Owner or any Loan Party that is or is required to become a Guarantor after the Closing Date pursuant to Section 5.25, the Capital Securities in which are pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Equity Pledge Agreement.

“Mortgaged Property Diligence Package” shall mean, with respect to any Property included in the Borrowing Base, the following: (i) a general description of the Property’s location, market and amenities; (ii) a description of the properties operating history for the preceding three years; (iii) information with respect to the purchase transaction (including, without limitation, the purchase price, the name of the seller, the date of purchase and other material terms of purchase); (iv) a summary (prepared by the environmental firm) of results of a Phase I environmental assessment and, if reasonably requested by the Administrative Agent or any Lender, based upon issues identified in the Phase I environmental assessment summary, the full environmental assessment and any additional environmental assessments; (v) an Appraisal prepared within six months of the date the Property was acquired by the Eligible Property Owner; (vi) a summary of the principal terms of any and all franchise, lease, management and other similar agreements; (vii) copies of all internal Loan Party analyses or reports relating to the investment in such Property, including without limitation the investment write-up and (viii) such other information reasonably requested by the Administrative Agent or any Lender.

“Mortgaged Property Owner” means the owner of the fee simple title to a Mortgaged Property.

“Mortgaged Property Security Documents” means collectively, the Mortgages, the Agreements Concerning Lease Agreements, the Assignments of Leases and Rents, the Hazardous Substances Remediation and Indemnification Agreement, the Agreements Concerning Hotel Management Agreements, the Franchisor Estoppel and Recognition Letters and all other agreements, instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrowers, the Guarantors or any Subsidiary of a Borrower or Guarantor shall grant or convey to the Administrative Agent and the Lenders a Lien in, or any other Person shall acknowledge any such Lien in, real property as security for all or any portion of the Obligations, as any of them may be amended, modified or supplemented from time to time.

“Mortgaged Property Support Documents” means, for each Mortgaged Property, (i) the Title Policy pertaining thereto, (ii) surveys (unless the title insurance company will insure over the absence of survey), flood hazard certifications and environmental assessments thereof in form and substance satisfactory to Administrative Agent (and in the case of a Mortgaged Property proposed to be included as a Borrowing Base Asset, the Required Lenders), prepared by recognized experts in their respective fields acceptable to the Administrative Agent (and in the case of a Mortgaged Property proposed to be included as a Borrowing Base Asset, the Required Lenders), (iii) as to Mortgaged Properties located in a flood hazard area, flood hazard insurance, (iv) estoppel, waiver and consent certificates and subordination, nondisturbance and attornment agreements, in form and substance satisfactory to the Administrative Agent (and in the case of a Mortgaged Property proposed to be included as a Borrowing Base Asset, the Required Lenders), (v) opinions of local counsel with respect to the Mortgages, in form and substance satisfactory to the Administrative Agent (and in the case of a Mortgaged Property proposed to be included as a Borrowing Base Asset, the Required Lenders), (vi) applicable lease agreements, management agreements and franchise agreements, and (vii) such other documentation as the Administrative Agent (or in the case of a Mortgaged Property proposed to be included as a Borrowing Base Asset, the Required Lenders) may reasonably require, in each case as shall be in form and substance reasonably acceptable to the Administrative Agent. For purposes of determining compliance with the terms and conditions specified in this definition of Mortgaged Property Support Documents, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required by such definition to be consented to or approved by or acceptable to such Lenders unless with regard to any Borrowing Base Asset, a Lender rejects the inclusion of the Mortgaged Property as a Borrowing Base Asset in accordance with Section 2.14.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Debt of the Person owning such asset or any other Person.

“Net Book Value” in respect of any asset (including without limitation a Property) shall be determined as of the end of each Fiscal Quarter and shall mean the net book value of such asset determined in accordance with GAAP.

“Net Income” means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

“Net Proceeds of Capital Securities/Conversion of Debt” means any and all proceeds (whether cash or non-cash) or other consideration received by any Borrower, Guarantor or any Subsidiary of a Borrower or a Guarantor in respect of the issuance of Capital Securities (including, without limitation, the aggregate amount of any and all Debt converted into Capital Securities), after deducting therefrom all reasonable and customary costs and expenses incurred by such Borrower, Guarantor or Subsidiary directly in connection with the issuance of such Capital Securities.

“Newly Acquired Eligible Property” means an Eligible Property during the Stabilization Period for such Eligible Property.

“Newly Acquired Hotel Property” means a Hotel Property during the Stabilization Period for such Hotel Property.

“NOI” shall be determined as of the end of each Fiscal Quarter and shall mean, as to any Stabilized Eligible Property, Non-Core Investment or Stabilized Hotel Property, as the case may be, the consolidated net operating income with respect to such Stabilized Eligible Property, Non-Core Investment or Stabilized Hotel Property, as the case may be, for the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters, as determined in accordance with GAAP, except that (i) for purposes of determining expenses for management fees, there shall be included the greater of: (A) the actual management expenses incurred or (B) a minimum management fee equal to three percent (3%) of gross room rental revenues, and (ii) for purposes of determining capital improvements expense, there shall be included four percent (4%) of gross room rental revenue.

“Non-Core Investment Value” means at any time the lesser of: (i) the actual cost of the Non-Core Investments of the Company and its Consolidated Subsidiaries on such date; and (ii)(a) the NOI attributable to the Non-Core Investments of the Company and its Consolidated Subsidiaries determined on the last day of each Fiscal Quarter for the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters in each case adjusted to reflect the ownership interest of the Company and its Consolidated Subsidiaries divided by (b) 12.0%.

“Non-Core Investments” shall mean Investments made by a Consolidated Subsidiary in joint ventures, the principal asset of which is a hotel property, leasehold interests in hotel properties, condominium hotels, distressed debt secured by under performing hotel properties and off balance sheet investments via mezzanine notes secured by hotel properties.

“Notes” means collectively the Swing Line Note and the Revolver Notes, and any and all amendments, consolidations, modifications, renewals, substitutions and supplements thereto or replacements thereof. “Note” means any one of such Notes.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Obligations” means the collective reference to all indebtedness, obligations and liabilities to one or more of the Administrative Agent, the Issuing Bank, the Hedge Counterparty and the Lenders, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, of the Loan Parties and Pledgors under this Agreement, the Notes, the Hedging Agreement, the Letter of Credit Agreement or any other Loan Document (including, without limitation, (a) all interest accruing after the commencement of any bankruptcy proceeding whether or not allowed in such proceeding and (b) all indebtedness, liabilities and obligations of any one or more of the Borrowers or Guarantors to BB&T arising out of or relating to any cash management services, merchant card, ACH transfer services or other products or services provided by BB&T or any Affiliate of BB&T).

“Officer’s Certificate” has the meaning set forth in Section 3.01(e).

“Operating Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, limited partnership agreement, shareholder agreement or other applicable documents relating to the operation, governance or management of such entity.

“Operating Partnership” means MHI Hospitality, L.P., a Delaware limited partnership.

“Organizational Action” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, any corporate, organizational or partnership action (including any required shareholder, member or partner action), or other similar official action, as applicable, taken by such entity.

“Organizational Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, certificate of limited partnership or other applicable organizational or charter documents relating to the creation of such entity.

“Participant” has the meaning set forth in Section 9.07(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Liens” means those Liens permitted under Sections 5.11(b) through (e) and Section 5.11(g).

“Permitted Sublease” means a sublease of a portion of the Property (which is subordinate to the applicable Mortgage pursuant to a subordination agreement in form and content satisfactory to the Administrative Agent) entered into between TRS Lessee (or the Mortgaged Property Owner), as sublessor and a Person that is not an Affiliate of any Borrower for the operation of a restaurant or other amenity with a term no longer than 20 years and comprising less than 10,000 square feet, the rent and other terms of which are then market terms for an arms-length transaction.

“Person” means an individual, a corporation, a limited liability company, a partnership (including without limitation, a joint venture), an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

“Pledged Equity Interests” shall have the same meaning as the term “Collateral” set forth in the Equity Pledge Agreement.

“Pledgors” means the pledgor(s) under the Equity Pledge Agreement, either collectively or individually, as the context shall require (such term shall include without limitation each Pledgor Owner (as defined in Section 5.25(b)).

“Preferred Dividends” means all Restricted Payments made by the Company and its Consolidated Subsidiaries in respect of any preferred stock or similar Capital Securities (including, without limitation, limited liability company membership interests and limited partnership interests).

“Prime Rate” refers to that interest rate so denominated and set by BB&T from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by BB&T. BB&T lends at interest rates above and below the Prime Rate.

“Properties” means, as to any Loan Party or Subsidiary of a Loan Party, any interest in any kind of property or asset, whether real, personal or mixed and whether tangible or intangible. “Property” means any one of such Properties.

“Property Improvement Plan” shall mean with respect to any Eligible Property, the current outstanding property improvement plan or similar documentation required by the applicable Franchisor for such Eligible Property.

“Property Release” has the meaning set forth in Section 2.15.

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolver Commitment at such time and the denominator of which is the aggregate amount of the Revolver Commitments of all of the Lenders at such time.

“Quality Assurance Inspection Report” means any quality assurance reports or similar reports of inspection or compliance from a Franchisor under any Franchise Agreement.

“Quarterly Payment Date” means March 31, June 30, September 30 and December 31 of each year.

“Rate Determination Date” has the meaning set forth in Section 2.06(a).

“Real Estate Acquisition and Underwriting Policy” means the Real Estate Acquisition and Underwriting Policy, a copy of which is attached hereto as Exhibit I, as the same may be amended from time to time to the extent such amendments are permitted pursuant to Section 5.30.

“Redeemable Preferred Securities” of any Person means any preferred stock or similar Capital Securities (including, without limitation, limited liability company membership interests and limited partnership interests) issued by such Person which is at any time prior to the Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.

“Release Amount” means with respect to each Borrowing Base Asset an amount determined at the time of the release of the Administrative Agent’s Lien on such Borrowing Base Asset equal to the aggregate outstanding principal amount of all Revolver Advances, Swing Line Advances, Letter of Credit Advances and Undrawn Amounts less the Borrowing Base after taking into account the release of such Borrowing Base Asset.

“Required Lenders” means at any time Lenders having at least 66-2/3% of the aggregate amount of the Revolver Commitments or, if the Revolver Commitments are no longer in effect, Lenders holding at least 66-2/3% (directly or through participations pursuant to Sections 2.03(c) and 2.18(e))of the aggregate outstanding principal amount of the Notes, Letter of Credit Advances and Undrawn Amounts.

“Restricted Payment” means as to any Person (i) any dividend or other distribution on any Capital Securities of such Person (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any Capital Securities of such Person (except shares acquired upon the conversion thereof into other shares of its capital stock) or (b) any option, warrant or other right to acquire Capital Securities of such Person.

“Revolver Advance” shall mean an advance made to any Borrower under this Agreement pursuant to Section 2.01(a). A Revolver Advance is a “Base Rate Advance” if such Revolver Advance is part of a Base Rate Borrowing or a “Euro-Dollar Advance” if such Revolver Advance is part of a Euro-Dollar Borrowing.

“Revolver Commitment” means, with respect to each Lender, (i) the amount set forth opposite the name of such Lender on the signature pages hereof, or (ii) as to any Lender which enters into an Assignment and Acceptance (whether as transferor Lender or as Assignee thereunder), the amount of such Lender’s Revolver Commitment after giving effect to such Assignment and Acceptance, or (iii) as to any Lender which agrees to increase its Revolver Commitment pursuant to Section 2.01(b), the amount of such Lender’s Revolver Commitment after giving effect to such increase, in each case as such amount may be reduced from time to time pursuant to Sections 2.08 and 2.09.

“Revolver Notes” means the promissory notes of the Borrowers, substantially in the form of Exhibit B hereto, evidencing the obligation of the Borrowers to repay the Revolver Advances, together with all amendments, consolidations, modifications, renewals, substitutions and supplements thereto or replacements thereof and “Revolver Note” means any one of such Revolver Notes.

“Sale/Leaseback Transaction” means any arrangement with any Person providing, directly or indirectly, for the leasing by any Loan Party or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by any Loan Party or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of any Loan Party or such Subsidiary.

“Secured Parties” shall mean collectively: (1) the Administrative Agent in its capacity as such under this Agreement, the Collateral Documents and the other Loan Documents; (2) the Lenders, (3) the Issuing Bank, in its capacity as such under the Letter of Credit Agreement and this Agreement; (4) the Hedge Counterparty, in its capacity as such under the Hedging Agreements and this Agreement, and (5) the successors and assigns of the foregoing.

“Security Agreement” means (i) a Security Agreement among the Borrowers, the Guarantors and the Administrative Agent for the benefit of the Secured Parties to be executed and delivered on or prior to the date of the first Borrowing hereunder and in form and content satisfactory to the Administrative Agent and (ii) any joinders thereto or any additional Security Agreements delivered to the Administrative Agent pursuant to Section 5.25.

“Stabilization Period” means for each Eligible Property or Hotel Property, as the case may be, the period of time commencing on the date such Eligible Property or Hotel Property, as the case may be, is acquired by a Loan Party or Affiliate of a Loan Party and ending on the earlier of: (1) the date twelve (12) months after the date the renovation of such Eligible Property or Hotel Property, as the case may be, is substantially complete; and (2) the date thirty (30) months after the date such Eligible Property or Hotel Property, as the case may be, is acquired by a Loan Party or an Affiliate of a Loan Party.

“Stabilized Eligible Property” means an Eligible Property after the Stabilization Period for such Eligible Property.

“Stabilized Hotel Property” means a Hotel Property after the Stabilization Period for such Hotel Property.

“Stockholders’ Equity” means, at any time, (a) the shareholders’ and other interest owners’ equity of the Company and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared in accordance with GAAP, plus (b) the unit holders’ and other interest owners’ equity of the Operating Partnership and its Consolidated Subsidiaries, if any, as set forth or reflected on the most recent audited consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Securities of the Company or any of its Consolidated Subsidiaries (other than Redeemable Preferred Securities of the Operating Partnership to the extent that such Redeemable Preferred Securities are redeemable at the option of the limited partner of the Operating Partnership in accordance with Section 8.04(a) of the Operating Partnership’s Amended and Restated Agreement of Limited Partnership dated December 21, 2004 as in effect on the Closing Date). Shareholders’ and other interest owners’ equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Securities, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) valuation allowances, (C) receivables due from an employee stock ownership plan, (D) employee stock ownership plan debt guarantees, and (E) translation adjustments for foreign currency transactions.

“Subsidiary” means, as to any Loan Party, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Loan Party.

“Swing Line Advance” means an advance made by the Swing Line Lender pursuant to Section 2.18 hereof. The Swing Line Advances shall at all times be Base Rate Advances.

“Swing Line Exposure” shall mean, with respect to any Lender at any time, such Lender’s Pro Rata Share of the aggregate amount of all Swing Line Advances outstanding at such time.

“Swing Line Lender” means BB&T.

“Swing Line Note” means the promissory note of the Borrowers, substantially in the form of Exhibit K hereto, evidencing the obligation of the Borrowers to repay the Swing Line Advances, together with all amendments, consolidations, modifications, renewals, substitutions and supplements thereto or replacements thereof.

“Taxes” has the meaning set forth in Section 2.12(c).

“Termination Date” means May 8, 2010.

“Third Party” means any lessee, sublessee, licensee or other user of any Property.

“Title Policy” means with respect to each Mortgaged Property, the mortgagee title insurance policy (together with such endorsements as the Administrative Agent may reasonably require) issued to the Administrative Agent in respect of such Mortgaged Property by an insurer selected by the Administrative Agent, insuring (in an amount satisfactory to the Administrative Agent) the Lien of the Administrative Agent for the benefit of the Secured Parties on such Mortgaged Property to be duly perfected and first priority, subject only to such exceptions as shall be acceptable to the Administrative Agent.

“Total Leverage Ratio” means at any time the ratio of (i) Total Liabilities to (ii) Total Value.

“Total Liabilities” means at any time, the total liabilities of the Borrowers and their respective Consolidated Subsidiaries (including, without limitation, current and long-term liabilities and all redemption obligations with respect to Redeemable Preferred Securities), determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrowers and their respective Consolidated Subsidiaries prepared in accordance with GAAP; provided that Total Liabilities shall not include: (1) any preferred stock that is not Redeemable Preferred Stock; or (2) trade accounts payable less than 90 days past due.

“Total Unused Revolver Commitments” means at any date, an amount equal to: (A) the aggregate amount of the Revolver Commitments of all of the Lenders at such time, less (B) the sum of: (i) the aggregate outstanding principal amount of the Revolver Advances, Letter of Credit Advances and Swing Line Advances of all of the Lenders at such time; and (ii) the aggregate Undrawn Amounts.

“Total Value” shall be determined as of the end of each Fiscal Quarter and shall mean the sum of (a) cash and cash equivalents (including funds restricted for property capital improvements) of the Borrowers and their Subsidiaries, determined on a consolidated basis, (b) the Asset Values of the Stabilized Hotel Properties; (c) the Asset Values of Newly Acquired Hotel Properties and (d) the Non-Core Investment Value.

“Transferee” has the meaning set forth in Section 9.07(d).

“TRS” means MHI Hospitality TRS Holding, Inc., a Maryland corporation.

“TRS Lessee” means MHI Hospitality TRS LLC, a Delaware limited liability company.

“Undrawn Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn under such Letter of Credit at such time and “Undrawn Amounts” means, at any time, the sum of all Undrawn Amounts at such time.

“Unused Revolver Commitment” means at any date, with respect to any Lender, an amount equal to its Revolver Commitment less the sum of: (i) the aggregate outstanding principal amount of its Revolver Advances (excluding Swing Line Advances); (ii) such Lender’s Pro Rata Share of the aggregate outstanding principal amount of all Letter of Credit Advances; and (iii) such Lender’s Pro Rata Share of the Undrawn Amounts.

“Wholly Owned Property” means an Eligible Property which is wholly owned in fee simple by an Eligible Property Owner.

“Wholly Owned Subsidiary” means any Subsidiary all of the Capital Securities of which are at the time directly or indirectly owned by a Borrower.

SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrowers’ independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrowers and their respective Consolidated Subsidiaries delivered to the Administrative Agent for distribution to the Lenders, unless with respect to any such change concurred in by the Borrowers’ independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents: (i) the Borrowers shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Required Lenders shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).

SECTION 1.03. Use of Defined Terms. All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.

SECTION 1.04. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 1.05. References. Unless otherwise indicated, references in this Agreement to “Articles”, “Exhibits”, “Schedules”, and “Sections” are references to articles, exhibits, schedules and sections hereof.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments to Make Advances.

(a) Each Lender severally agrees, on the terms and conditions set forth herein, to make Revolver Advances to the Borrowers from time to time before the Termination Date; provided that: (1) immediately after each such Revolver Advance is made, the aggregate outstanding principal amount of Revolver Advances by such Lender together with such Lender’s Pro Rata Share of the aggregate outstanding principal amount of all Swing Line Advances, Letter of Credit Advances and Undrawn Amounts shall not exceed the amount of the Revolver Commitment of such Lender at such time; (2) the aggregate outstanding principal amount of Revolver Advances and Swing Line Advances advanced for purposes of funding working capital shall not exceed $10,000,000, it being understood that Revolver Advances used to purchase and make capital improvements to Non-Core Investments shall not be deemed working capital and shall not count toward such $10,000,000 limitation; (3) the aggregate amount of all Revolver Advances which have been used in connection with any one Property (including without limitation any and all Investments funded with the proceeds of Revolver Advances in any such Property) shall not exceed $25,000,000; and (4) the aggregate principal amount of all Revolver Advances, Swing Line Advances, Letter of Credit Advances and Undrawn Amounts shall not exceed the lesser of: (i) the aggregate amount of the Revolver Commitments of all of the Lenders at such time, and (ii) the Borrowing Base. Each Borrowing under this Section 2.01(a)(1) shall be in an aggregate principal amount of $500,000 or any larger multiple of $100,000 (except that any such Borrowing may be in the aggregate amount of the Total Unused Revolver Commitments) and shall be made from the several Lenders ratably in proportion to their respective Revolver Commitments. Within the foregoing limits, the Borrowers may borrow under this Section, repay or, to the extent permitted by Section 2.10, prepay Revolver Advances and to the extent permitted by this Agreement, reborrow under this Section 2.01(a)(1) at any time before the Termination Date.

(b) Subject to the terms and conditions set forth herein, the Borrowers shall have the right, at any time from the Closing Date until the Termination Date, to increase the total Revolver Commitments by an amount up to $15,000,000 (for a total Revolver Commitment, assuming no reductions, of $75,000,000) in the aggregate. The following terms and conditions shall apply to any such increase: (i) any such increase shall be obtained from existing Lenders or from other lenders or other financial institutions, in each case in accordance with the terms set forth below, (ii) the Revolver Commitment of any Lender may not be increased without the prior written consent of such Lender, (iii) the initial increase in the aggregate Revolver Commitments shall be in a minimum principal amount of $5,000,000 and any subsequent increase in the aggregate Revolver Commitments shall be in a minimum principal amount of $100,000, (iv) the Loan Parties, Pledgors and Lenders shall execute an acknowledgement (or in the case of the addition of a lender or other financial institution not then a party to this Agreement, a joinder agreement) in form and content satisfactory to the Administrative Agent to reflect the revised Revolver Commitments, (the Lenders do hereby agree to execute such acknowledgement (or joinder agreement) unless the acknowledgement purports to increase the Revolver Commitment of a Lender without such Lender’s consent), (v) the Borrowers shall execute such Notes as are necessary to reflect the increase in the Revolver Commitments and such amendments to the Collateral Documents and other Loan Documents as Administrative Agent may reasonably request to implement the terms of the Loan Documents, (vi) if any Revolver Advances are outstanding at the time of any such increase, the Borrowers shall make such payments and adjustments on the Revolver Advances as necessary to give effect to the revised commitment percentages and outstandings of the Lenders, (vii) the Borrowers may solicit commitments from lenders and other financial institutions that are not then a party to this Agreement so long as such lenders and other financial institutions are reasonably acceptable to the Administrative Agent and execute a joinder agreement in form and content satisfactory to the Administrative Agent, and (viii) the conditions set forth in Section 3.02 shall be satisfied. The amount of any increase in the Revolver Commitments hereunder shall be offered first to the existing Lenders, and in the event the additional commitments which existing Lenders are willing to take shall exceed the amount requested by the Borrowers, such excess shall be allocated in proportion to the commitments of such existing Lenders willing to take additional commitments. If the amount of the additional commitments requested by the Borrowers shall exceed the additional commitments which the existing Lenders are willing to take, then the Borrowers may invite other lenders and financial institutions reasonably acceptable to the Administrative Agent to join this Agreement as Lenders hereunder for the portion of commitments not taken by existing Lenders, provided that such other lenders and financial institutions shall enter into such joinder agreements to give effect thereto as the Administrative Agent and the Borrowers may reasonably request. Unless otherwise agreed by the Administrative Agent and the Lenders, the terms of any increase in the total Revolver Commitments shall be the same as those in effect prior to any increase; provided, however, that should the terms of the increase agreed to be other than those in effect prior to the increase, then the Loan Documents shall be amended to the extent necessary to incorporate any such different terms.

SECTION 2.02. Method of Borrowing Advances.

(a) The Borrowers shall give the Administrative Agent notice in the form attached hereto as Exhibit A (a “Notice of Borrowing”) prior to 11:00 A.M. (Winston-Salem, North Carolina time) at least three (3) Euro-Dollar Business Days before each Borrowing of a Euro-Dollar Advance and at least one (1) Domestic Business Day before such Borrowing of a Base Rate Advance, together with a Borrowing Base Certification Report dated as of the date of such Borrowing, (A) specifying:

(i) the date of such Borrowing;

(ii) whether the Advances constituting such Borrowing are to be Base Rate Advances or Euro-Dollar Advances; provided that in the event of a failure to so specify such Advances shall be Euro-Dollar Advances; and

(iii) the aggregate amount of such Borrowing; and (B) certifying that the aggregate amount of all Revolver Advances which have been used in connection with any one Property (including without limitation any and all Investments funded with the proceeds of Revolver Advances in any such Property) shall not exceed $25,000,000.

(b) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrowers.

(c) Not later than 1:00 P.M. (Winston-Salem, North Carolina time) on the date of each Borrowing, each Lender shall (except as provided in subsection (d) of this Section) make available its ratable share of such Borrowing, in Federal or other funds immediately available in Winston-Salem, North Carolina, to the Administrative Agent at its address referred to in or specified pursuant to Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the requesting Borrower at the Administrative Agent’s address in Winston-Salem, North Carolina not later than 2:00 p.m. (Winston-Salem, North Carolina time). Unless the Administrative Agent receives notice from a Lender, at the Administrative Agent’s address referred to in Section 9.01, no later than 4:00 P.M. (local time at such address) on the Domestic Business Day before the date of a Borrowing stating that such Lender will not make an Advance in connection with such Borrowing, the Administrative Agent shall be entitled to assume that such Lender will make a Revolver Advance in connection with such Borrowing and, in reliance on such assumption, the Administrative Agent may (but shall not be obligated to) make available such Lender’s ratable share of such Borrowing to the requesting Borrower for the account of such Lender. If the Administrative Agent makes such Lender’s ratable share available to the requesting Borrower and such Lender does not in fact make its ratable share of such Borrowing available on such date, the Administrative Agent shall be entitled to recover such Lender’s ratable share from such Lender or such Borrower (and for such purpose shall be entitled to charge such amount to any account of the Borrowers maintained with the Administrative Agent), together with interest thereon for each day during the period from the date of such Borrowing until such sum shall be paid in full at a rate per annum equal to the rate set forth in Section 2.06 for each such day during such period, provided that any such payment by any Borrower of such Lender’s ratable share and interest thereon shall be without prejudice to any rights that such Borrower may have against such Lender at law or in equity. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolver Advance included in such Borrowing for purposes of this Agreement.

SECTION 2.03. Letters of Credit.

(a) The Issuing Bank may, from time to time upon request of any Borrower, in its sole discretion issue Letters of Credit for the account of such Borrower, subject to satisfaction of the conditions referenced in Section 3.03.

(b) Each Letter of Credit shall be subject to the provisions of this Agreement and to the provisions set forth in the Letter of Credit Agreement executed by the Borrower for whose account it is issued in connection with the issuance of such Letter of Credit. The Borrowers agree to promptly perform and comply with the terms and conditions of each Letter of Credit Agreement.

(c) The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement a Letter of Credit Advance in the amount of such draft. Upon written demand by the Issuing Bank, with a copy to the Administrative Agent, each Lender shall purchase from the Issuing Bank, and the Issuing Bank shall sell to each Lender, a participation interest in such Letter of Credit Advance equal to such Lender’s Pro Rata Share of such Letter of Credit Advance as of the date of such purchase, by making available to the Administrative Agent for the account of the Issuing Bank, in Federal or other funds immediately available an amount equal to such Lender’s Pro Rata Share of the outstanding principal amount of such Letter of Credit Advance. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to the Issuing Bank. The Borrowers hereby agree to each such sale and purchase of participation interests in Letter of Credit Advances outstanding from time to time. Each Lender agrees to purchase its participation interest in an outstanding Letter of Credit Advance on (i) the Domestic Business Day on which demand therefor is made by the Issuing Bank, provided notice of such demand is given not later than 1:00 P.M. (Winston-Salem, North Carolina time) on such Domestic Business Day or (ii) the first Domestic Business Day next succeeding the date of such demand if notice of such demand is given after 1:00 P.M. (Winston-Salem, North Carolina time) on any Domestic Business Day. The Issuing Bank makes no representation or warranty and assumes no responsibility with respect to any sale and purchase of a participation interest in any Letter of Credit Advance. If and to the extent that any Lender shall not have so made the amount available to the Administrative Agent in connection with its purchase of a participation interest in any Letter of Credit Advance, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank, until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for the account of the Issuing Bank.

(d) The obligation of each Lender to purchase a participation interest in any Letter of Credit Advance pursuant to Section 2.03(c) shall be unconditional and shall not be affected by the existence of any Default, the failure to satisfy any condition set forth in Section 3.1, 3.2 or 3.3 or the termination of any of the Revolver Commitments (whether by the Borrowers pursuant to Section 2.8 or by the Administrative Agent pursuant to Section 6.1 or otherwise).

(e) The Issuing Bank shall furnish (A) to the Administrative Agent and each Lender on the tenth Domestic Business Day of each April, July, October and January, a written report summarizing the issuance and expiration dates of Letters of Credit issued during the preceding calendar quarter and (B) to the Administrative Agent and each Lender upon request a written report setting forth the aggregate Undrawn Amounts.

(f) The failure of any Lender to purchase a participation interest in any Letter of Credit Advance shall not relieve any other Lender of its obligation hereunder to purchase its participation interest in any Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to so purchase a participation interest on such date.

(g) The Borrower for whom any Letter of Credit is issued shall pay to the Administrative Agent for the account of each Lender that has purchased a participation interest in a Letter of Credit Advance on the earlier of demand and the Termination Date the outstanding principal amount of such Letter of Credit Advance. The Administrative Agent will promptly distribute to each Lender its ratable share of any payment of principal of or interest on any Letter of Credit Advance received by the Administrative Agent; provided, however, that in the event that such payment received by the Administrative Agent is required to be returned, such Lender will return to the Administrative Agent any portion thereof previously distributed by the Administrative Agent to it; provided the Borrowers may use the proceeds of a Revolver Advance to repay a Letter of Credit Advance so long as such Revolver Advance is made in accordance with (and subject to) the terms and conditions of this Agreement.

(h) The Issuing Bank will notify the Borrower for whom any Letter of Credit is issued and the Administrative Agent promptly of the presentment for payment of any Letter of Credit, together with notice of the date such payment shall be made, and the Administrative Agent promptly will notify the Lenders of such matters.

SECTION 2.04. Notes. (a) The Revolver Advances of each Lender shall be evidenced by a single Revolver Note payable to the order of such Lender for the account of its Lending Office in an amount equal to the original principal amount of such Lender’s Revolver Commitment. Upon receipt of each Lender’s Revolver Note pursuant to Section 3.01, the Administrative Agent shall deliver such Revolver Note to such Lender. Each Lender shall record, and prior to any transfer of its Revolver Note shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, each Revolver Advance made by it, the date and amount of each payment of principal made by the Borrowers with respect thereto and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on such Lender’s Revolver Note; provided that the failure of any Lender to make, or any error in making, any such recordation or endorsement shall not affect the obligation of the Borrowers hereunder or under the Revolver Note or the ability of any Lender to assign its Revolver Note. Each Lender is hereby irrevocably authorized by the Borrowers so to endorse its Revolver Note and to attach to and make a part of any Revolver Note a continuation of any such schedule as and when required.

(b) The Swing Line Advances shall be evidenced by a single Swing Line Note payable to the order of BB&T for the account of its Lending Office in the original principal amount of $5,000,000. Upon receipt of BB&T’s Swingline Note pursuant to Section 3.01, the Administrative Agent shall deliver such Swingline Note to BB&T. BB&T shall record, and prior to any transfer of the Swingline Note shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, the Swingline Advance made by it, the date and amount of each payment of principal made by the Borrowers with respect thereto and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on the Swingline Note; provided that the failure of BB&T to make, or any error in making, any such recordation or endorsement shall not affect the obligation of the Borrowers hereunder or under the Swingline Note or the ability of BB&T to assign the Swingline Note. BB&T is hereby irrevocably authorized by the Borrowers so to endorse the Swingline Note and to attach to and make a part of the Swingline Note a continuation of any such schedule as and when required.

SECTION 2.05. Maturity of Advances. Each Revolver Advance included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, subject to Section 6.01, on the Termination Date. Each Swing Line Advance shall mature, and the principal amount thereof shall be due and payable, subject to Section 6.01, on the earlier of: (i) the fifth Domestic Business Day after the day such Swing Line Advance is advanced hereunder; and (ii) the Termination Date.

SECTION 2.06. Interest Rates.

(a) “Applicable Margin” shall be determined quarterly based upon the Total Leverage Ratio (calculated as of the last day of each Fiscal Quarter), as follows:

Total Leverage Ratio	Euro-Dollar Advances and Letters of Credit	Base Rate Advances
Greater than 0.40	2.50%	0
Greater than 0.25 but less than or equal to 0.40	2.25%	0
Less than or equal to .25	2.00%	0

The Applicable Margin shall be determined effective as of the date (herein, the “Rate Determination Date”) which is 50 days after the last day of the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Margin so determined shall remain effective from such Rate Determination Date until the date which is 50 days after the last day of the Fiscal Quarter in which such Rate Determination Date falls (which latter date shall be a new Rate Determination Date); provided that (i) for the period from and including the Closing Date to but excluding the Rate Determination Date next following the Closing Date, the Applicable Margin shall be (A) 0% for Base Rate

Advances, and (B) 2.25% for Euro-Dollar Advances and Letter of Credit Advances, (ii) in the case of any Applicable Margin determined for the fourth and final Fiscal Quarter of a Fiscal Year, the Rate Determination Date shall be the date which is 95 days after the last day of such final Fiscal Quarter and such Applicable Margin shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter, and (iii) if on any Rate Determination Date the Borrower shall have failed to deliver to the Lenders the financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) with respect to the Fiscal Year or Fiscal Quarter, as the case may be, most recently ended prior to such Rate Determination Date, then for the period beginning on such Rate Determination Date and ending on the earlier of (A) the date on which the Borrowers shall deliver to the Lenders the financial statements to be delivered pursuant to Section 5.01(b) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, or (B) the date on which the Borrowers shall deliver to the Lenders annual financial statements required to be delivered pursuant to Section 5.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Margin shall be determined as if the Total Leverage Ratio was more than 0.40 at all times during such period; provided that at the election of the Required Lenders, the principal amount of the Advances shall bear interest at the Default Rate. Any change in the Applicable Margin on any Rate Determination Date shall result in a corresponding change, effective on and as of such Rate Determination Date, in the interest rate applicable to each Advance and in the fees applicable to each Letter of Credit on such Rate Determination Date; provided, that no Applicable Margin shall be decreased pursuant to this Section 2.06 if a Default is in existence on the Rate Determination Date.

(b) During each Interest Period in which an Advance is a Base Rate Advance, such Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day during the applicable Interest Period, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin for Base Rate Advances. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Advance shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

(c) During each Interest Period in which an Advance is a Euro-Dollar Advance, such Euro-Dollar Advance shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of: (1) the Applicable Margin for Euro-Dollar Advances, plus (2) the applicable Adjusted Monthly Libor Index for such Interest Period. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Euro-Dollar Advance shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

The “Adjusted Monthly Libor Index” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

The “London Interbank Offered Rate” applicable to any Euro-Dollar Advance means for the Interest Period of such Euro-Dollar Advance the rate per annum determined on the basis of the rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Advance offered for a term comparable to such Interest Period, which rate appears on the display designated as Page ”3750” of the Telerate Service (or such other page as may replace page 3750 of that service or such other service or services as may be nominated by the British Banker’s Association for the purpose of displaying London InterBank Offered Rates for U.S. dollar deposits) determined as of 11:00 a.m. London, England time, on the first day of such Interest Period or on the immediately preceding Euro-Dollar Business Day if the first day of such Interest Period is not a Euro-Dollar Business Day.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on such Euro-Dollar Advance is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents). The Adjusted Monthly Libor Index shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

(d) The Swing Line Advances shall at all times be Base Rate Advances. Interest shall be payable on each Interest Payment Date; provided that: (1) all accrued unpaid interest on the Advances shall be paid in full on the Termination Date; and (2) should the Revolver Commitments be terminated at any time prior to the Termination Date for any reason, any and all accrued unpaid interest on the Advances shall be paid on the date of such termination.

(e) Each Letter of Credit Advance shall bear interest on the outstanding principal amount thereof, payable on demand, for each day from the date such Letter of Credit Advance is made until paid in full at a rate per annum equal to the Default Rate.

(f) The Administrative Agent shall determine each interest rate applicable to the Advances hereunder in accordance with the terms of this Agreement. The Administrative Agent shall give prompt notice to the Borrowers and the Lenders by telecopy of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(g) After the occurrence and during the continuance of a Default, the principal amount of the Advances (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Required Lenders, bear interest at the Default Rate; provided, however, that automatically whether or not the Required Lenders elect to do so, any overdue principal of and, to the extent permitted by law, overdue interest on the Advances shall bear interest payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

(h) By delivering a notice (a “Notice of Continuation or Conversion”), which shall be substantially in the form of Exhibit Q to the Administrative Agent on or before 11:00 A.M., Winston-Salem, North Carolina time, on a Domestic Business Day (or Euro-Dollar Business Day, in the case of Euro-Dollar Advances outstanding), the Borrowers may from time to time irrevocably elect, by notice at least one (1) Domestic Business Day, in the case of Base Rate Advances or at least three (3) Euro-Dollar Business Days, in the case of Euro-Dollar Advances, that all, or any portion in an aggregate principal amount of $500,000 or any larger integral multiple of $100,000 be, (i) in the case of Base Rate Advances, converted into Euro-Dollar Advances or (ii) in the case of Euro-Dollar Advances, converted into Base Rate Advances or continued as Euro-Dollar Advances (in the absence of delivery of a Notice of Continuation or Conversion with respect to any Euro-Dollar Advances at least three (3) Euro-Dollar Business Days before the last day of the then current Interest Period with respect thereto, such Euro-Dollar Advances shall, on such last day, automatically convert to a Base Rate Advance); provided, however, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Advances of all Lenders that have made such Advances, (y) no portion of the outstanding principal amount of any Advances may be continued as, or be converted into, any Euro-Dollar Advances when any Default has occurred and is continuing, and (z) each such conversion or continuation shall be effective with respect to such Euro-Dollar Advances on the last day of the then current Interest Period with respect thereto.

SECTION 2.07. Fees.

(a) The Borrowers shall pay to the Administrative Agent for the ratable account of each Lender an unused commitment fee equal to the product of: (i) the aggregate of the daily average amounts of such Lender’s Unused Revolver Commitment, times (ii) a per annum percentage equal to .250%. Such unused commitment fee shall accrue from and including the Closing Date to and including the Termination Date. Unused commitment fees shall be payable quarterly in arrears on each Quarterly Payment Date and on the Termination Date; provided that should the Revolver Commitments be terminated at any time prior to the Termination Date for any reason, the entire accrued and unpaid fee shall be paid on the date of such termination.

(b) The Borrowers shall pay to the Administrative Agent for the ratable account of each Lender, with respect to each Letter of Credit, a per annum letter of credit fee (the “Letter of Credit Fee”) equal to the product of: (i) the aggregate average daily Undrawn Amounts, times (ii) a per annum percentage equal to the Applicable Margin for Letters of Credit (determined in accordance with Section 2.06(a) hereof). Such Letter of Credit Fees shall be payable in arrears for each Letter of Credit on each Quarterly Payment Date during the term of each respective Letter of Credit and on the termination thereof (whether at its stated expiry date or earlier).

(c) The Borrowers shall pay to the Administrative Agent for the account of the Issuing Bank a facing fee (the “Facing Fee”) with respect to each Letter of Credit equal to the product of: (i) the face amount of such Letter of Credit, times (ii) one-eighth (1/8th) of one percent (0.125%). Such Facing Fee shall be due and payable on such date as may be agreed upon by the Issuing Bank and the Borrowers. The Borrowers shall pay to the Issuing Bank, for its own account, transfer fees, drawing fees, modification fees, extension fees and such other fees and charges as may be provided for in any Letter of Credit Agreement or otherwise charged by the Issuing Bank. No Lender shall be entitled to any portion of the Facing Fees or any other fees payable by the Borrowers to the Issuing Bank pursuant to this Section 2.07(c).

(d) The Borrowers shall pay to the Administrative Agent, for the account and sole benefit of the Administrative Agent, such fees and other amounts at such times as set forth in the Administrative Agent’s Letter Agreement.

SECTION 2.08. Optional Termination or Reduction of Commitments. The Borrowers may, upon at least 3 Domestic Business Days’ irrevocable notice to the Administrative Agent, terminate at any time, or proportionately reduce from time to time by an aggregate amount of at least $2,000,000 or any larger multiple of $1,000,000, the Revolver Commitments; provided, however: (1) each termination or reduction, as the case may be, shall be permanent and irrevocable; (2) no such termination or reduction shall be in an amount greater than the Total Unused Revolver Commitments on the date of such termination or reduction; and (3) no such reduction pursuant to this Section 2.08 shall result in the aggregate Revolver Commitments of all of the Lenders to be reduced to an amount less than $45,000,000, unless the Revolver Commitments are terminated in their entirety, in which case all accrued fees (as provided under Section 2.07) shall be payable on the effective date of such termination.

SECTION 2.09. Mandatory Reduction and Termination of Commitments. The Revolver Commitments shall terminate on the Termination Date and any Revolver Advances, Swing Line Advances and if demand had not been earlier made Letter of Credit Advances then outstanding (together with accrued interest thereon) shall be due and payable on such date.

SECTION 2.10. Optional Prepayments.

(a) The Borrowers may prepay the Revolver Advances in whole at any time, or from time to time in part in amounts aggregating at least $100,000, (or a lesser amount if such amount constitutes the entire outstanding Revolver Advances), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Prepayments shall not be subject to any penalty or premium. Each such optional prepayment shall be applied to prepay ratably the Revolver Advances of the several Lenders.

(b) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrowers.

SECTION 2.11. Mandatory Prepayments.

(a) On each date on which the Revolver Commitments are reduced or terminated pursuant to Section 2.08 or Section 2.09, the Borrowers shall repay or prepay such principal amount of the outstanding Revolver Advances, if any (together with interest accrued thereon), as may be necessary so that after such payment the aggregate unpaid principal amount of the Revolver Advances, together with the aggregate principal amount of all Swing Line Advances, Letter of Credit Advances and Undrawn Amounts, does not exceed the aggregate amount of the Revolver Commitments as then reduced. Each such payment or prepayment shall be applied ratably to the Revolver Advances of the several Lenders.

(b) (1) In the event that: (i) the aggregate principal amount of all Revolver Advances, together with the aggregate principal amount of all Swing Line Advances, Letter of Credit Advances, and Undrawn Amounts, at any one time outstanding shall at any time exceed the Borrowing Base; or (ii) the aggregate principal amount of all Revolver Advances, together with the aggregate principal amount of all Swing Line Advances, Letter of Credit Advances, and Undrawn Amounts, at any one time outstanding shall at any time exceed the aggregate amount of the Revolver Commitments of all of the Lenders at such time, the Borrowers shall on or before the third Domestic Business Day after the earlier of: (a) the date on which any Loan Party has knowledge of such event; or (b) the date written notice of such deficiency has been given to the Company by the Administrative Agent, repay so much of the Revolver Advances as is necessary in order that: (1) the aggregate principal amount of the Revolver Advances, together with the aggregate principal amount of all Swing Line Advances, Letter of Credit Advances, and Undrawn Amounts, thereafter outstanding shall not exceed the Revolver Borrowing Base; and (2) the aggregate principal amount of the Revolver Advances, together with the aggregate principal amount of all Swing Line Advances, Letter of Credit Advances, and Undrawn Amounts, thereafter outstanding shall not exceed the aggregate amount of the Revolver Commitments of all of the Lenders at such time.

(c) In the event that, with respect to any Mortgaged Property, any Release Amount is paid to the Administrative Agent in accordance with the terms of this Agreement, then the Release Amount shall be applied first to the repayment of any Swing Line Advances and then to the repayment of the Revolver Advances.

(d) Insurance Proceeds. If all or any part of any Mortgaged Property or any other Collateral shall be damaged or destroyed, in whole or in part, by fire or other casualty, the Borrowers shall give prompt notice thereof to the Administrative Agent in accordance with the applicable Mortgage or other Loan Document and prior to the making of any repairs to such Mortgaged Property or other Collateral. Following the occurrence of fire or other casualty, the Borrowers, regardless of whether insurance proceeds are payable or, if paid, are made available to the Borrowers by Administrative Agent, shall promptly proceed with the repair, alteration, restoration, replacement or rebuilding of the Mortgaged Property or other Collateral as near as possible to its value, utility, condition and character prior to such damage or destruction (such repairs, alterations, restoration, replacement and rebuilding being collectively referred to as the “Restoration”). The Restoration shall be performed in accordance with the following provisions:

(i) The Borrowers shall procure, pay for and furnish to the Administrative Agent true copies of all required governmental permits, certificates and approvals with respect to the Restoration; provided that unless Administrative Agent requests such copies, the Borrowers shall not furnish such copies to Administrative Agent with regard to any Restoration where the costs to complete the Restoration are less than $250,000.

(ii) The Borrowers shall furnish Administrative Agent, within sixty (60) days of the casualty, evidence reasonably satisfactory to Administrative Agent of the estimated cost to complete the Restoration; provided that unless Administrative Agent requests such evidence, the Borrowers shall not furnish such evidence to Administrative Agent with regard to any Restoration where the costs to complete the Restoration are less than $250,000.

(iii) The Restoration shall be prosecuted to completion with all due diligence and in an expeditious and first class workmanlike manner and in compliance with all laws and other governmental requirements, all permits, certificates and approvals, all requirements of fire underwriters and all insurance policies then in force with respect to the Mortgaged Property.

(iv) At all times when any work is in progress, the Borrowers shall maintain all insurance then required by law or customary with respect to such work, and, prior to the commencement of any work, shall furnish to the Administrative Agent duplicate originals or certificates of the policies therefor.

(v) Upon completion of the Restoration, the Borrowers shall obtain (A) any occupancy permit which may be required for the Mortgaged Property and (B) all other governmental permits, certificates and approvals and all permits, certificates and approvals of fire underwriters which are required for or with respect to the Restoration, and shall furnish true copies thereof to the Administrative Agent.

(vii) The Borrowers shall not, after having commenced demolition or construction of any part of the Mortgaged Property, abandon such demolition or the construction work or fail to complete such demolition and construction within a reasonable time after the commencement thereof.

In the event of any insured loss, the payment for such loss shall be made directly to Administrative Agent, and any insurance proceeds, at the option of the Required Lenders, may be used in one or more of the following ways: (x) applied to the Obligations, whether then matured or unmatured, (y) used to replace or restore the Mortgaged Property to a condition satisfactory to the Administrative Agent, or (z) released to the Borrowers. Notwithstanding the foregoing sentence, provided no Event of Default (or event that, with the giving of notice or passage of time, or both, would constitute an Event of Default) has occurred and is continuing, the proceeds of insurance shall be applied as follows:

(i) if the amount of the insurance proceeds is $250,000.00 or less, then the proceeds shall be paid directly to the Borrowers and used for Restoration of the Mortgaged Property; and

(ii) if the amount of the insurance proceeds is greater than $250,000.00, then, provided that (a) the insurer does not deny liability to any named insured, (b) any tenant whose lease permits termination thereof as a result of such insured loss, agrees in writing to continue its lease, (c) the remaining Mortgaged Property continues at all times to comply with all applicable building, zoning and other land use laws and regulations, (d) in Administrative Agent’s judgment, the Restoration is practicable and can be completed within one (1) year after the damage, destruction or loss and at least one (1) year prior to the Termination Date and (e) rebuilding of the Mortgaged Property to substantially identical size, condition and use as existed prior to the casualty is permitted by all applicable laws and ordinances, then Administrative Agent shall make the insurance proceeds available to the Borrowers to be used for Restoration in accordance with the provisions set forth below. In the event that any of the foregoing conditions are not satisfied, then Administrative Agent may apply the proceeds to the repayment of the Obligations in the manner provided in Section 2.11(c). In the event that all of the above criteria are satisfied or the Required Lenders otherwise elect to allow the use of such proceeds for the Restoration, such proceeds shall be disbursed in accordance with the following provisions:

(i) Each request for an advance of insurance proceeds shall be made on seven (7) days’ prior notice to Administrative Agent and shall be accompanied by a certificate of an executive officer or managing general partner or managing member or manager of the Borrowers, stating (A) that all work completed to date has been performed in compliance with the approved plans and specifications and in accordance with all provisions of law, (B) the sum requested is properly required to reimburse the Borrowers for payments by the Borrowers to, or is properly due to, the contractor, subcontractors, materialmen, laborers, engineers, architects or other persons rendering services or materials for the Restoration (giving a brief description of such services and materials), and that when added to all sums, if any, previously disbursed by Administrative Agent, does not exceed the value of the work done to the date of such certificate and (C) that the amount of such proceeds remaining in the hands of Administrative Agent will be sufficient on completion of the work to pay the same in full (giving, in such reasonable detail as Administrative Agent may require, an estimate of the cost of such completion).

(ii) Each request for an advance of insurance proceeds shall, to the extent permitted under applicable law, be accompanied by waivers of liens satisfactory to Administrative Agent covering that part of the Restoration previously paid for, if any, and by a search prepared by a title company or by other evidence reasonably satisfactory to Administrative Agent including without limitation a title endorsement satisfactory to Administrative Agent if available in the state where the Mortgaged Property is located, that there has not been filed with respect to the Mortgaged Property any mechanic’s lien or other lien or instrument and that there exist no encumbrances on or affecting the Mortgaged Property other than the Permitted Encumbrances (as defined in the applicable

Mortgage) or otherwise approved by Administrative Agent. In addition to the foregoing, the request for the final advance shall be accompanied by (A) any final occupancy permit which may be required for the Mortgaged Property, (B) all other governmental permits, certificates and approvals and all other permits necessary for the occupancy and operation of the Mortgaged Property, (C) tenant estoppels from tenants whose space was affected and (D) final lien waivers from all contractors, subcontractors and materialmen.

(iii) No advance of insurance proceeds shall be made if there exists an Event of Default or event which with the passage of time or the giving of notice or both would constitute an Event of Default.

(iv) If the cost of the Restoration (as reasonably estimated by Administrative Agent) at any time shall exceed the amount of the insurance proceeds available therefor, insurance proceeds shall not be advanced until the Borrowers, before commencing the Restoration or continuing the Restoration, as the case may be, shall deposit the full amount of the deficiency (or other assurances reasonably satisfactory to Administrative Agent) with Administrative Agent and the amount so deposited shall first be applied toward the cost of the Restoration before any portion of the insurance proceeds is disbursed for such purpose.

Upon failure on the part of the Borrowers promptly to commence or diligently to continue the Restoration, or at any time upon request by the Borrowers, Administrative Agent may apply the amount of any such proceeds then or thereafter in the hands of Administrative Agent to the payment of the Obligations; provided, however, that nothing herein contained shall prevent Administrative Agent from applying at any time the whole or any part of such proceeds to the curing of any Event of Default. Insurance proceeds and any additional funds deposited by the Borrowers with Administrative Agent shall constitute additional security for the Obligations, and the Borrowers shall execute, deliver, file and/or record, at its expense, such documents and instruments as Administrative Agent deems necessary or advisable to grant to Administrative Agent a perfected, first priority security interest in the insurance proceeds and such additional funds.

(e) Condemnation Proceeds. In the event that, with respect to any Mortgaged Property, any Condemnation Proceeds (as defined in the applicable Mortgage) are paid to Administrative Agent in accordance with the terms of such Mortgage, then the Condemnation Proceeds shall be applied to the repayment of the Revolver Advances.

SECTION 2.12. General Provisions as to Payments.

(a) The Borrowers shall make each payment of principal of, and interest on, the Advances and of fees hereunder, not later than 11:00 A.M. (Winston-Salem, North Carolina time) on the date when due, in Federal or other funds immediately available in Winston-Salem, North Carolina, to the Administrative Agent at its address referred to in Section 9.01. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders; provided that payments of interest shall be distributed by the Administrative Agent within one Domestic Business Day of the date such payment is received by the Administrative Agent for the account of the Lenders.

(b) Whenever any payment of principal of, or interest on, the Advances or of fees shall be due on a day which is not a Domestic Business Day (including, without limitation, any payments pursuant to Section 2.02(c), the date for payment thereof shall be extended to the next succeeding Domestic Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(c) All payments of principal, interest and fees and all other amounts to be made by the Borrowers pursuant to this Agreement with respect to any Advance or fee relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at anytime hereafter imposed by any governmental authority or by any taxing authority thereof or therein excluding in the case of each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, imposts, levies, duties, deductions or withholdings of any nature being “Taxes”). In the event that any Borrower is required by applicable law to make any such withholding or deduction of Taxes with respect to any Advance or fee or other amount, such Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to any Lender in respect of which such deduction or withholding is made all receipts and other documents evidencing such payment and shall pay to such Lender additional amounts as may be necessary in order that the amount received by such Lender after the required withholding or other payment shall equal the amount such Lender would have received had no such withholding or other payment been made. If no withholding or deduction of Taxes are payable in respect of any Advance or fee relating thereto, the Borrowers shall furnish any Lender, at such Lender’s request, a certificate from each applicable taxing authority or an opinion of counsel acceptable to such Lender, in either case stating that such payments are exempt from or not subject to withholding or deduction of Taxes. If the Borrowers fail to provide such original or certified copy of a receipt evidencing payment of Taxes or certificate(s) or opinion of counsel of exemption, the Borrowers hereby agree to compensate such Lender for, and indemnify them with respect to, the tax consequences of the Borrowers’ failure to provide evidence of tax payments or tax exemption.

In the event any Lender receives a refund of any Taxes paid by the Borrowers pursuant to this Section 2.12, it will pay to the paying Borrower the amount of such refund promptly upon receipt thereof; provided, however, if at any time thereafter it is required to return such refund, the Borrowers shall promptly repay to it the amount of such refund.

Each Lender organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrowers, with a copy to the Administrative

Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms 4224 or Forms 1001, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrowers, with a copy to the Administrative Agent, a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers, certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrowers and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withhold tax.

Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.12 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions (i) shall be made based upon the circumstances of such Participant, Assignee or other Transferee, and (ii) constitute a continuing agreement and shall survive the termination of this Agreement and the payment in full or cancellation of the Notes.

SECTION 2.13. Computation of Interest and Fees. Interest on the Advances shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Facility fees, unused commitment fees and any other fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.14. Eligibility of Properties.

(a) Initial Eligible Properties. As of the date hereof, the Administrative Agent and Lenders have approved for inclusion in calculations of the Borrowing Base the Mortgaged Properties identified on Schedule 2.14, as well as the Eligible Property Value, as the case may be, attributable to each such Mortgaged Property as set forth on Schedule 2.14.

(b) Additional Eligible Properties. If after the Closing Date the Borrowers desire that any additional Mortgaged Property be included in calculations of the Borrowing Base the Borrowers shall so notify the Administrative Agent in writing and the Administrative Agent shall promptly notify the Lenders in writing. No Mortgaged Property will be included in calculations of the Borrowing Base unless and until the Borrowers deliver to the Administrative Agent for delivery to each Lender all of the following, in form and substance satisfactory to the Administrative Agent and Lenders, and unless such Mortgaged Property has otherwise satisfied the terms of this Agreement and the other Loan Documents:

(i) A Mortgaged Property Diligence Package and the Mortgaged Property Support Documents with respect to the Property that the Borrowers propose to include in the Borrowing Base;

(ii) A certificate, substantially in the form of Exhibit D of the chief financial officers or other authorized officers of the Borrowers certifying: (1) the Property that the Borrowers propose to include in calculations of the Borrowing Base satisfies all of the requirements contained in the definitions of “Mortgaged Property” and “Eligible Property” and is in compliance with the terms of this Agreement and the other Loan Documents; and (2) whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action the Loan Parties are taking or propose to take with respect thereto; and

(iii) Such other information as the Administrative Agent may reasonably request in order to evaluate the Mortgaged Property.

If, after receipt and review of all of the foregoing documents and information, the Administrative Agent or any Lender rejects such Property as a Borrowing Base Asset the Administrative Agent or any such Lender, as the case may be, will so notify the Borrowers, the Administrative Agent and each Lender within 10 Domestic Business Days after receipt of all of such documents and information. If the Administrative Agent and Lenders do not give such notice within such time period, such Property shall be included as a Borrowing Base Asset; provided, however no presumption shall exist that a Property once included within the Borrowing Base or classified as an “Eligible Property” or a “Mortgaged Property” shall continue to be so included or classified. In order that a Property be considered a Borrowing Base Asset and included within the calculation of the Borrowing Base, such Property must at all times satisfy the requirements contained in the definition of “Eligible Property.” The Administrative Agent and the Lenders shall determine whether to consider such Property as a Borrowing Base Asset in their reasonable discretion.

(c) Nonconforming Properties. If the Administrative Agent or any Lender advises the Borrowers that any Mortgaged Property shall not be considered a Borrowing Base Asset or if the Administrative Agent or any Lender advises the Borrowers that a Mortgaged Property which the Borrowers want to have included in calculations of the Borrowing Base does not satisfy the requirements of an Eligible Property, then the Administrative Agent, within 3 Domestic Business Days of a written request of the Borrowers, shall request that the Lenders reconsider whether such Mortgaged Property shall be included as a Borrowing Base Asset. In connection therewith, the Borrowers shall deliver the information required by the immediately preceding subsection (b) (together with such updated or supplemental information as the Borrowers may elect) to the Administrative Agent who shall promptly deliver such information to each of the

Lenders. Within 5 Domestic Business Days after the date on which the Administrative Agent has delivered such request to the Lenders and all of the items referred to in the immediately preceding subsection (b), each Lender shall notify the Administrative Agent in writing whether or not such Lender approves such Property as a Borrowing Base Asset. If a Lender fails to give such notice within such time period, such Lender shall be deemed to have approved such Property as a Borrowing Base Asset. A Property shall become a Borrowing Base Asset under this subsection 2.14(c) only upon the approval (or deemed approval) of the Required Lenders. The Administrative Agent shall give prompt notice to the Borrowers if any Lender advises the Administrative Agent that any Mortgaged Property shall not be considered a Borrowing Base Asset.

(d) Documents with Respect to Guarantor and Property. Upon the approval of a Property as a Borrowing Base Asset the Borrowers shall deliver to the Administrative Agent, to the extent not previously delivered to the Administrative Agent, the items that would have been delivered with respect to such Property and any Guarantor under Sections 5.25 and 3.01(c), (e), (g), (h), (j) and (l) as if such Guarantor had been a Guarantor and such Property had been a Borrowing Base Asset on the Closing Date. Until such time as the Administrative Agent shall have received the items referred to in the foregoing sentence with respect to any Guarantor or Property, the Eligible Property Value of any such Borrowing Base Asset shall be $0.

(e) If at any time from or after the inclusion of a Borrowing Base Asset in the Borrowing Base, any event or occurrence, including without limitation the passage of time or any refinancing pursuant to a Long Term Limited Recourse Mortgage Loan, causes any such Borrowing Base Asset to fail to meet the requirements of the definition of Eligible Property or Mortgaged Property (including without limitation by reason of any representation or warranty contained in this Agreement or any Collateral Document with respect to any Borrowing Base Asset failing to continue to be true and correct), then the Eligible Property Value of such Borrowing Base Asset shall immediately be deemed $0 and the Borrowing Base shall be recalculated accordingly. Borrowers shall promptly notify the Administrative Agent of any such event or occurrence and, to the extent so required, make any prepayment pursuant to Section 2.11(b).

The Loan Parties shall, jointly and severally, pay all reasonable expenses of the Administrative Agent, including fees and disbursements of special counsel for the Administrative Agent in connection with any actions taken, documents prepared or filings made in connection with this Section 2.14.

SECTION 2.15. Release of Properties. From time to time, the Borrowers may request, upon not less than fifteen (15) Domestic Business Days prior written notice to the Administrative Agent, that an Eligible Property be no longer considered a Borrowing Base Asset and that the Administrative Agent’s security interest therein pursuant to the applicable Mortgage be released, which release (the “Property Release”) shall be effected by the Administrative Agent in accordance with the terms of this Agreement if the Administrative Agent and Required Lenders determine in their discretion reasonably exercised all of the following conditions are satisfied as of the date of such Property Release:

(a) No Default or Event of Default exists or will exist immediately after giving effect to such Property Release and the reduction in the Borrowing Base by reason of the release of such Borrowing Base Asset; and

(b) The Borrowers shall have paid to the Administrative Agent, for the benefit of the Lenders, an amount equal to the Release Amount for each Mortgaged Property included in such Property Release; and

(c) The Borrowers shall have delivered to the Administrative Agent and Lenders a Borrowing Base Certification Report and Compliance Certificate demonstrating on a pro forma basis, and the Administrative Agent and Required Lenders shall have determined to their satisfaction, that the outstanding principal amount of all Revolver Advances, Swing Line Advances, Letter of Credit Advances and Undrawn Amounts, will not exceed the Borrowing Base after giving effect to such request and any prepayment to be made and/or the acceptance of any Mortgaged Property as an additional or replacement Borrowing Base Asset to be given concurrently with such request and that the Loan Parties will be in compliance with this Agreement after giving effect to the Property Release.

The Loan Parties shall, jointly and severally, pay all reasonable expenses of the Administrative Agent, including fees and disbursements of special counsel for the Administrative Agent in connection with any actions taken, documents prepared or filings made in connection with this Section 2.15.

SECTION 2.16. Frequency of Calculations of Borrowing Base. Initially, the Borrowing Base shall be the amounts set forth as such in the Borrowing Base Certification Report delivered under Section 3.01. Thereafter, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certification Report delivered from time to time under this Agreement; provided, however that no presumption shall exist that a Property once included within the Borrowing Base or classified as an “Eligible Property” shall continue to be so included or classified.

SECTION 2.17. Joint and Several Liability.

(a) The Borrowers are accepting the joint and several liability provided for hereunder in consideration of the financial accommodations provided and to be provided by the Administrative Agent, Issuing Bank, Hedge Counterparty and Lenders under this Agreement for the mutual benefit, directly and indirectly, of the Borrowers and in consideration of each of the undertakings of each Borrower herein to accept joint and several liability, for their mutual benefit, for the obligations of each of the other of them.

(b) The Borrowers, jointly and severally as hereinafter described, hereby irrevocably and unconditionally accept, not merely as surety but also as co-debtors, joint and several liability with respect to the payment and performance of all of the Obligations (including, without limitation, all indebtedness, liabilities and obligations under this Agreement, the Notes and the other Loan Documents), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of all the Borrowers without preference or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations, as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event each of the other Borrowers will, forthwith upon demand by the Administrative Agent, make such payment with respect to, or perform, such Obligations pursuant to the terms hereof.

(d) Each Borrower hereby acknowledges and consents to all provisions of this Agreement. In connection with its obligations under this Section, except to the extent that notice is expressly required by this Agreement, each Borrower hereby waives notice of acceptance of the joint and several liability contained in this Section, notice of any loan or advance to any Borrower under this Agreement, notice of the occurrence of any Default or any Event of Default or of any demand upon any Borrower for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or any Lender under or in respect of this Agreement, the Notes or any other Loan Document and, generally, all demands, notices, protests and other formalities of every kind in connection with the joint and several liability contained in this Section and the other provisions of this Agreement. In connection with its obligations under this Section, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the indebtedness, liabilities and obligations under this Agreement, the Notes and the other Loan Documents, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender at any time or times in respect of any Default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, the Notes or any other Loan Document, any and all other indulgences whatsoever by the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Person or Persons primarily or secondarily liable in respect of any of the Obligations. Each of the Borrowers also waives: (I) any right to require the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender to (A) proceed against any other Person, including any other Borrower or any Guarantor, or (B) pursue any other remedy; (II) any and all rights under Sections 26-7, 26-8 or 26-9 of the North Carolina General Statutes, O.C.G.A. § 10-7-24 or any similar or successor provisions; and (III) any defense arising by reason of (A) any disability or other defense of any Borrower, any Guarantor or any other Person, (B) the cessation from any cause whatsoever, other than payment or performance in full, of any of the Obligations of the Borrowers, any Guarantor or any other Person, or (C) any act or omission by the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender which directly or indirectly results in or aids the discharge of any Borrower, any Guarantor or any Obligations by operation of law or otherwise. The obligations of each Borrower under this Section shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower, any Guarantor, the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender. The joint and several liability of each Borrower in this Section shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, charter, membership, constitution or place of formation of any Borrower, any Guarantor, the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender. Each of the Borrowers agrees that each of the waivers set forth above are made with such Borrower’s full knowledge of their significance and consequences, and such Borrower agrees that, under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of said waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the extent permitted by law.

(e) The provisions of this Section 2.17 are made for the benefit of the Administrative Agent, the Issuing Bank, the Hedge Counterparty and the Lenders and their respective successors and assigns, and may be enforced by the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender from time to time against any of the Borrowers as often as occasion therefore may arise and without requirement on the part of the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender first to marshal any of their claims or to exercise any of their rights against any other Borrower or to exhaust any remedies available to the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender against the other Borrower or to resort to any other source or means of obtaining payment of any of the indebtedness, liabilities and obligations evidenced by or arising under this Agreement, the Note and the Loan Documents or to elect any other remedy. The provisions of this Section 2.17 shall remain in effect until all the indebtedness, liabilities and obligations evidenced by or arising under this Agreement, the Notes and the Loan Documents shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the indebtedness, liabilities and obligations evidenced by or arising under this Agreement, the Notes and the Loan Documents, is rescinded or must otherwise be restored or returned by the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender upon the insolvency, or any Bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.17 will forthwith be reinstated in effect, as though such payment had not been made.

(f) Notwithstanding any provision to the contrary contained herein, in the Notes or in any other of the Loan Documents, to the extent the joint obligations of any Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the federal Bankruptcy Code).

(g) Without limiting in anyway the foregoing and notwithstanding anything to the contrary contained herein or in any Letter of Credit Agreement, the Borrowers hereby acknowledge and agree that they shall be obligated, jointly and severally, to reimburse the applicable Issuing Bank upon each Letter of Credit Advance and it shall be deemed to be obligated in respect of each such Letter of Credit issued hereunder (whether the account party on such letter of credit is any other Borrower or Guarantor).

SECTION 2.18. Swing Line Advances.

(a) The Borrowers may prior to the Termination Date, as set forth in this Section, request the Swing Line Lender to make, and the Swing Line Lender may in its sole and absolute discretion prior to the Termination Date make, Swing Line Advances to the Borrowers, in an aggregate principal amount at any one time outstanding, not exceeding $5,000,000 (the “Swing Line Cap”), provided that: (1) the aggregate principal amount of all Swing Line Advances, together with the aggregate principal amount of all outstanding Revolver Advances, Undrawn Amounts and Letter of Credit Advances, at any one time outstanding shall not exceed the lesser of: (a) the Borrowing Base; and (b) the aggregate amount of the Revolver Commitments of all of the Lenders at such time; and (2) the aggregate outstanding principal amount of all Revolver Advances by each Lender together with each such Lender’s Pro Rata Share of the aggregate outstanding principal amount of all Letter of Credit Advances, Swing Line Advances and Undrawn Amounts shall not exceed the amount of such Lender’s Revolver Commitment.

(b) Except as may otherwise be agreed upon by the Swing Line Lender and the Borrowers, when the Borrowers wish to request a Swing Line Advance, they shall give the Administrative Agent notice substantially in the form of Exhibit L hereto (a “Swing Line Advance Request”) so as to be received no later than 11:00 A.M. (Winston-Salem, North Carolina time) on or before the date of the proposed Swing Line Advance proposed therein (or such other time and date as the Borrowers and the Swing Line Lender may agree), specifying:

(ii) the proposed date of such Swing Line Advance, which shall be a Domestic Business Day (the “Borrowing Date”); and

(iii) the aggregate amount of such Swing Line Advance, which shall be at least $50,000 (or in larger multiples of $10,000) but shall not cause the limits specified in Section 2.18(a) to be violated.

(c) The Swing Line Lender shall make the amount of such Swing Line Advance available to the Borrowers on such date by depositing the same, in immediately available funds, in an account of the Borrowers maintained with the Swing Line Lender. Notwithstanding anything contained in this Agreement to the contrary, Swing Line Advances shall be repaid, subject to Section 6.01, on or before the earlier of: (a) the fifth Domestic Business Day after the date such Swing Line Advance is advanced hereunder; and (b) the Termination Date.

(d) Subject to the limitations contained in this Agreement, the Borrowers may borrow under this Section 2.18, prepay and reborrow under this Section 2.18 at any time before the Termination Date.

(e) At any time and from time to time, upon the request of the Swing Line Lender, each Lender other than the Swing Line Lender shall, on the Domestic Business Day after such request is made, purchase a participating interest in Swing Line Advances in an amount equal to its ratable share (based upon its respective Revolver Commitment) of such Swing Line Advances. On such Domestic Business Day, each Lender will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation. Whenever, at any time after the Swing Line Lender has received from any such Lender its participating interest in a Swing Line Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Administrative Agent is required to be returned, such Lender will return to the Administrative Agent any portion thereof previously distributed by the Administrative Agent to it. Each Lender’s obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation: (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swing Line Lender requesting such purchase or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the termination of any of the Revolver Commitments (whether by a Borrower pursuant to Section 2.08 or by the Administrative Agent pursuant to Section 6.01 or otherwise); (iii) any adverse change in the condition (financial or otherwise) of any Borrower, any Guarantor or any other Person; (iv) the failure to satisfy any condition set forth in Section 3.01, 3.02 or 3.03; (v) any breach of this Agreement or any other Loan Documents by any Borrower, any Guarantor or any other Lender; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f) Notwithstanding anything contained in this Agreement to the contrary, the Swing Line facility contained in this Section 2.18 shall terminate immediately upon: (i) BB&T’s removal or resignation as Administrative Agent; or (ii) termination of the Revolver Commitments (whether at maturity or otherwise).

ARTICLE III

CONDITIONS TO BORROWINGS

SECTION 3.01. Conditions to Closing and First Borrowing. The obligation of each Lender to make an Advance on the Closing Date is subject to the satisfaction of the conditions set forth in Section 3.02 and the following additional conditions:

(a) receipt by the Administrative Agent from each of the parties hereto of a duly executed counterpart of this Agreement signed by such party;

(b) receipt by the Administrative Agent of: (1) a duly executed Revolver Note for the account of each Lender if required by such Lender; and (2) a duly executed Swing Line Note for the account of the Swing Line Lender, in each case complying with the provisions of Section 2.04;

(c) receipt by the Administrative Agent of an opinion of Baker & McKenzie, LLP and such other local counsel as the Borrowers may engage, as special counsel to the Loan Parties, dated as of the Closing Date (or in the case of an opinion delivered pursuant to Section 2.14(d) or 5.25 hereof such later date as specified by the Administrative Agent) substantially in the form of Exhibit E hereto and covering such additional matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request;

(d) receipt by the Administrative Agent of a certificate (the “Closing Certificate”), dated the date of the first Borrowing, substantially in the form of Exhibit F hereto, signed by a chief financial officer or other authorized officer of each Loan Party, to the effect that, to his knowledge, (i) no Default has occurred and is continuing on the date of the first Borrowing and (ii) the representations and warranties of the Loan Parties contained in Article IV are true on and as of the date of the first Borrowing hereunder;

(e) receipt by the Administrative Agent of all documents which the Administrative Agent or any Lender may reasonably request relating to the existence of each Loan Party, the authority for and the validity of this Agreement, the Notes and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent, including without limitation a certificate of incumbency of each Loan Party (the “Officer’s Certificate”), signed by the Secretary, an Assistant Secretary, a member, manager, partner, trustee or other authorized representative of the respective Loan Party, substantially in the form of Exhibit G hereto, certifying as to the names, true signatures and incumbency of the officer or officers of the respective Loan Party, authorized to execute and deliver the Loan Documents, and certified copies of the following items: (i) the Loan Party’s Organizational Documents; (ii) the Loan Party’s Operating Documents; (iii) if applicable, a certificate of the Secretary of State of such Loan Party’s State of organization as to the good standing or existence of such Loan Party; and (iv) the Organizational Action taken by the board of directors of the Loan Party or the members, managers, trustees, partners or other applicable Persons authorizing the Loan Party’s execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Loan Party is a party;

(f) receipt by the Administrative Agent of a Notice of Borrowing;

(g) the Security Agreement, the Equity Pledge Agreement, Mortgages and the other Collateral Documents applicable to the Mortgaged Properties included in the Collateral Pool, each in form and content satisfactory to the Administrative Agent shall have been duly executed by the applicable Loan Parties and such documents and the Mortgaged Property Support Documents shall have been delivered to the Administrative Agent and shall be in full force and effect and each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Secured Parties, upon filing, recording or possession by the Administrative Agent, as the case may be, a valid, legal and perfected first-priority security interest in and lien on the Collateral described in the Mortgages, Equity Pledge Agreement, Mortgaged Property Security Documents and Security Agreement shall have been delivered to the Administrative Agent;

(h) the Administrative Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made, pursuant to the instructions of the Administrative Agent, with respect to the Loan Parties in the states (or other jurisdictions) in which the Loan Parties are organized, the chief executive office of each such Person is located, any offices of such persons in which records have been kept relating to Collateral described in the Collateral Documents and the other jurisdictions in which Uniform Commercial Code filings (or equivalent filings) are to be made pursuant to the preceding paragraph, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens other than Permitted Liens indicated in any such financing statement (or similar document) have been released or subordinated to the satisfaction of Administrative Agent;

(i) receipt by the Administrative Agent of a Borrowing Base Certification Report dated as of the Closing Date on or prior to the date of first Borrowing of Revolver Advances;

(j) the Administrative Agent shall have received an ACCORD 27 Certificate of Insurance and certified copies of the following insurance policies: (i) an “all risks” hazard insurance policy (including “builder’s risk” during any period of construction activity on the Mortgaged Properties) for the Mortgaged Properties and other insurable items, (ii) a business interruption/rental loss insurance policy insuring eighteen (18) months of revenue from the Mortgaged Properties, (iii) terrorism insurance for the Mortgaged Properties and other insurable items, (iv) flood and/or windstorm coverage for the Mortgaged Properties and other insurable items, (v) commercial general liability insurance having liability limits per occurrence of at least $10,000,000, (vi) worker’s compensation insurance, and (vii) such other coverages as the Administrative Agent may reasonably require. All insurers issuing the policies required hereunder and the form of the policy must be acceptable to the Administrative Agent in the exercise of its sole discretion. The polices described in clauses (i), (iii) and (iv) shall be written in an amount equal to replacement cost of the Mortgaged Properties and other insurable items. The policies described in clauses (i), (ii), (iii), and (iv) shall contain a standard mortgage clause naming the Administrative Agent, as agent on behalf of the Secured Parties, as loss payee. All policies shall name the Administrative Agent, the Secured Parties and any trustees under any Mortgages as additional insured.

(k) the Borrowers shall have paid all fees required to be paid by them on the Closing Date, including all fees required hereunder and under the Administrative Agent’s Letter Agreement to be paid as of such date, and shall have reimbursed the Administrative Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Loan Documents, including the reasonable legal, audit and other document preparation costs incurred by the Administrative Agent; and

(l) such other documents or items as the Administrative Agent, the Lenders or their counsel may reasonably request.

SECTION 3.02. Conditions to All Borrowings. The obligation of each Lender to make an Advance on the occasion of each Borrowing is subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 and a Borrowing Base Certification Report;

(b) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing;

(c) the fact that the representations and warranties of the Loan Parties contained in Article IV of this Agreement shall be true, on and as of the date of such Borrowing; and

(d) the fact that, immediately after such Borrowing: (i) the aggregate outstanding principal amount of the Revolver Advances of each Lender together with such Lender’s Pro Rata Share of the aggregate outstanding principal amount of all Swing Line Advances, Letter of Credit Advances, and Undrawn Amounts will not exceed the amount of its Revolver Commitment and (ii) the aggregate outstanding principal amount of the Revolver Advances together with the aggregate outstanding principal amount of all Letter of Credit Advances, Swing Line Advances and Undrawn Amounts will not exceed the lesser of: (A) the Borrowing Base, and (B) the aggregate amount of the Revolver Commitments of all of the Lenders as of such date.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Loan Parties on the date of such Borrowing as to the truth and accuracy of the facts specified in clauses (b), (c) and (d) of this Section.

SECTION 3.03. Conditions to Issuance of Letters of Credit. The issuance by the Issuing Bank of each Letter of Credit shall be subject to satisfaction of the conditions set forth in the related Letter of Credit Agreement and satisfaction of the following conditions:

(a) the fact that, immediately before and after the issuance of such Letter of Credit, no Default shall have occurred and be continuing;

(b) the fact that the representations and warranties of the Loan Parties contained in Article IV of this Agreement shall be true, on and as of the date of issuance of such Letter of Credit;

(c) the fact that, immediately after the issuance of such Letter of Credit the sum of (A) the entire outstanding principal amount of the Revolver Advances, (B) the aggregate outstanding principal amount of the Swing Line Advances and Letter of Credit Advances, and (C) the aggregate Undrawn Amounts, will not exceed the lesser of: (i) the Borrowing Base, and (ii) the aggregate amount of the Revolver Commitments of all of the Lenders at such time;

(d) the fact that immediately after the issuance of such Letter of Credit the sum of: (i) the aggregate outstanding principal amount of the Letter of Credit Advances, plus (ii) the aggregate Undrawn Amounts, will not exceed $5,000,000; and

(e) no Letter of Credit shall have an expiry date or termination date on or after the earlier of: (1) the date twelve months after the date of the issuance of such Letter of Credit; or (2) the date fifteen (15) Domestic Business Days prior to the Termination Date.

The issuance of each Letter of Credit hereunder shall be deemed to be a representation and warranty by the Loan Parties on the date such Letter of Credit is issued as to the truth and accuracy of the facts specified in clauses (a), (b), (c), (d) and (e) of this Section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrowers and Guarantors represent and warrant that:

SECTION 4.01. Existence and Power. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Loan Party is duly qualified, authorized to transact business and in good standing in all jurisdictions, where the character of its assets or the nature of its businesses makes qualification or authorization necessary, each of which is listed on Schedule 4.01. Each Loan Party has all requisite power, authority, licenses and permits to own its property and carry on its business, except when the failure to have such licenses would not reasonably be expect to result in a Material Adverse Effect, and is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party.

SECTION 4.02. Organizational and Governmental Authorization; No Contravention. The execution and delivery of this Agreement and the other Loan Documents do not, and will not with notice, lapse of time or both, (i) violate the Organizational Documents of any Loan Party; or (ii) result in a breach or default of a contract obligation between any Loan Party or any Subsidiary of a Loan Party and a third party that could reasonably be expected to have a Material Adverse Effect. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement, constitute a Default or Event of Default.

SECTION 4.03. Binding Effect. The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents have been duly authorized by all necessary action. This Agreement is, and each of the other Loan Documents when delivered, will be, a legal, valid and binding obligation of each Loan Party enforceable against it in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application or principles of equity affecting the enforcement of creditors’ rights.

SECTION 4.04. Financial Information.

(a) The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 2005 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, reported on by PKF Witt Mares, PLC, copies of which have been delivered to the Administrative Agent for delivery to each of the Lenders, and the unaudited consolidated financial statements of the Company and its Consolidated Subsidiaries for the interim period ended September 30, 2005, copies of which have been delivered to each of the Lenders, were prepared in conformance with GAAP, consistent with past practice, and fairly present in all material respects the financial condition and results of operations and cash flows of the Company and its Consolidated Subsidiaries as of such dates and for such periods stated, subject, in the case of the financial statements for the interim period ended September 30, 2005, to normal year-end adjustments.

(b) Since December 31, 2005 there has been no event, act, condition or occurrence having a Material Adverse Effect.

SECTION 4.05. Litigation. Except as set forth on Schedule 4.05, there are no actions, awards, suits, proceedings or investigations pending, or to the knowledge of any Loan Party, threatened against or affecting any Loan Party, any Subsidiary of a Loan Party or a Property of a Loan Party or Subsidiary of a Loan Party that (i) relate to any of the Loan Documents or any of the transactions contemplated thereby, or (ii) if determined adversely to any Loan Party or Subsidiary of a Loan Party, could reasonably be expected to have a Material Adverse Effect. To the knowledge of each Loan Party, no Loan Party or any Subsidiary of a Loan Party is in default on the Effective Date with respect to any award, decree, injunction, judgment, order, rule or writ of any court, arbitrator, or other Governmental Authority.

SECTION 4.06. Compliance with ERISA.

(A) The Loan Parties and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

(B) Neither the Loan Parties nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

(C) The assets of the Borrowers or any Subsidiary do not and will not constitute “plan assets,” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Code.

SECTION 4.07. Taxes. Each Loan Party and each Subsidiary of a Loan Party has filed all federal, state and local tax returns which are required to be filed by each Loan Party and each Subsidiary of a Loan Party and has paid all taxes, assessments, fees and other similar charges on or prior to the date when due, except to the extent they are being diligently contested in good faith through appropriate proceedings disclosed on Schedule 4.07 and for which the Loan Parties maintain adequate reserves in accordance with GAAP. No Governmental Authority has asserted any tax liability against any Loan Party or any Subsidiary of a Loan Party in excess of that already paid, except as disclosed on Schedule 4.07.

SECTION 4.08. Subsidiaries. Each of the Subsidiaries is a corporation, a limited liability company, limited partnership or other legal entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Except as set forth in any Compliance Certificate provided to the Administrative Agent and Lenders pursuant to Section 5.01(c) after the Closing Date, which accurately sets forth each such Subsidiary’s complete name and jurisdiction of organization, no Loan Party has any Subsidiaries not listed on Section 4.22.

SECTION 4.09. Not an Investment Company. No Loan Party nor any Subsidiary of a Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.10. Ownership of Property; Liens. Each of the Loan Parties and their respective Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.11 and as set forth on Schedule 5.11.

SECTION 4.11. No Default. No Loan Party nor any of their respective Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which would reasonably be expected to have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 4.12. Environmental Matters.

(A) No Loan Party nor any Subsidiary of a Loan Party is subject to any Environmental Liability which would reasonably be expected to have a Material Adverse Effect and no Loan Party nor any Subsidiary of a Loan Party has been designated as a potentially responsible party under CERCLA. None of the Properties have been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

(B) No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Loan Parties, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, and managed or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Requirements.

(C) The Loan Parties, and each of their respective Subsidiaries and Affiliates, has procured all Environmental Authorizations necessary for the conduct of the business contemplated on such Property, and is in compliance in all material respects with all Environmental Requirements in connection with the operation of the Properties and the Loan Party’s, and each of their respective Subsidiary’s and Affiliate’s, respective businesses.

SECTION 4.13. Compliance with Laws. Each Loan Party and each Subsidiary of a Loan Party is in compliance in all material respects with all applicable laws, including, without limitation, all Environmental Laws and all regulations and requirements of the Securities and Exchange Commission and the American Stock Exchange (including with respect to timely filing of reports).

SECTION 4.14. Capital Securities. All Capital Securities, debentures, bonds, notes and all other securities of each Loan Party and their respective Subsidiaries presently issued and outstanding are validly issued in accordance with all applicable laws, including, but not limited to, the “Blue Sky” laws of all applicable states and the federal securities laws. The issued shares of Capital Securities of each of the Loan Party’s respective Subsidiaries are owned by the Loan Parties (other than the limited partnership interests in the Operating Partnership) free and clear of any Lien or adverse claim.

SECTION 4.15. Margin Stock. No Loan Party nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X of the Board of Governors of the Federal Reserve System, other than Permitted Liens.

SECTION 4.16. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Advances and issuance of the Letters of Credit under this Agreement, no Loan Party will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

SECTION 4.17. Security Documents.

(a) Upon execution by the Pledgors, the Equity Pledge Agreement shall be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Equity Pledge Agreement) and, upon filing of one or more UCC financing statements in the appropriate jurisdictions and delivery of the certificates evidencing shares of stock, membership interests and other equity interests, the Administrative Agent shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties as Pledgor thereunder, in such Collateral and the proceeds thereof, in each case prior and superior in any right to any other Person (subject to Permitted Liens).

(b) Upon execution by the applicable Loan Parties, the Security Agreement shall be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, upon filing of one or more UCC financing statements in the appropriate jurisdictions, the Administrative Agent shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Borrowers and Guarantors in such Collateral and the proceeds thereof that can be perfected upon filing of one or more UCC financing statements, in each case prior and superior in any right to any other Person (subject to Permitted Liens).

(c) The Mortgages are effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Trust Property and Mortgaged Property (each as defined in the Mortgages) and, when the Mortgages and the related fixture financing statements are filed in the Real Estate Recording Office (as defined in the respective Mortgages), the Mortgages shall constitute fully perfected Liens on, and security interest in, all right, title and interest of the Borrowers and Guarantors in such Trust Property and Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person (subject to Permitted Liens).

SECTION 4.18. Labor Matters. There are no significant strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Subsidiary of any Loan Party pending or, to the knowledge of any Loan Party, threatened that could reasonably be expected to have a Material Adverse Effect. The hours worked by and payment made to employees of the Loan Parties and each Subsidiary of any Loan Party have been in material compliance with the Fair Labor Standards Act and any other applicable federal, state or foreign law dealing with such matters.

SECTION 4.19. Patents, Trademarks, Etc. Each Loan Party owns, licenses or otherwise has the right to use its Intellectual Property, all of which is listed on Schedule 4.19. None of any Loan Party’s Intellectual Property is subject to any licensing agreement or similar arrangement, except as set forth on Schedule 4.19 or as entered into as part of a sale or distribution of such Loan Party’s inventory in the ordinary course of business. To the best knowledge of each Loan Party, none of its Intellectual Property infringes on or conflicts with any other Person’s property, and no other Person’s property infringes on or conflicts with such Loan Party’s Intellectual Property.

SECTION 4.20. Loans and Investments. No Loan Party nor any of their respective Subsidiaries has made a loan, advance or Investment in excess of $500,000 which is outstanding or existing on the Closing Date except as set forth on Schedule 4.20.

SECTION 4.21. Anti-Terrorism Laws. None of the Loan Parties, nor any of their respective Subsidiaries, is in violation of any laws relating to terrorism or money laundering, including, without limitation, the Patriot Act.

SECTION 4.22. Ownership Structure. As of the Closing Date, Part I of Schedule 4.22 is a complete and correct list of all Subsidiaries of the Loan Parties setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Capital Securities in such Subsidiary, (iii) the nature of the Capital Securities held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Capital Securities and (v) whether such Subsidiary is a Mortgaged Property Owner. Except as disclosed in such Schedule, as of the Closing Date (i) each of the Loan Parties and their respective Subsidiaries owns, free and clear of all Liens and has the unencumbered right to vote, all outstanding Capital Securities in each Person shown to be held by it on such Schedule (except the limited partnership interests in the Operating Partnership), (ii) all of the issued and outstanding Capital Securities of each Person is validly issued and, with respect to the Capital Securities that are shares of capital stock of a corporation are, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional Capital Securities of any type in, any such Person. Schedule 4.22 is a complete and accurate list of all of the officers, members, managers and directors of each Loan Party as of the Effective Date. No Loan Party has received notice from any officer or director of his or her intention to resign as an officer or director of any Loan Party.

SECTION 4.23. Collateral Pool. Each Borrowing Base Asset is an Eligible Property with respect to which the Administrative Agent has: (i) a first priority lien upon the fee simple title to the Eligible Property, subject to Permitted Liens; (ii) a first priority lien upon the leases and rents applicable to the Eligible Property; (iii) a first priority lien upon all equipment and fixtures applicable to the Eligible Property except for the restaurant and office equipment leases set forth on Schedule 4.23; and (iv) all Mortgaged Property Security Documents reasonably requested by the Administrative Agent.

SECTION 4.24. Properties. As of the Closing Date, Schedule 4.24 is a correct and complete list of all Properties included in the Collateral Pool. Each of the assets included by the Borrowers in the calculations of the Borrowing Base satisfies all of the requirements contained in the definitions of “Eligible Property” and “Mortgaged Properties”. The representations and warranties of the Loan Parties and Pledgors contained in the Collateral Documents are true and correct.

SECTION 4.25. Tax Shelter Regulations. Borrowers do not intend to treat the Advances and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrowers determine to take any action inconsistent with such intention, they will promptly notify Administrative Agent thereof. If

Borrowers so notify Administrative Agent, Borrowers acknowledge that one or more of the Lenders may treat its Advances as part of a transaction that is subject to Treasury Regulation 301.6112-1, and that such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

SECTION 4.26. All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by the Loan Parties of this Agreement and any Loan Document to which any Loan Party is a party, have been obtained or have been waived.

SECTION 4.27. Selection Procedures. No procedures believed by the Loan Parties to be adverse to the interests of the Secured Parties were utilized by the Loan Parties in identifying and/or selecting the Borrowing Base Assets.

SECTION 4.28. Reports Accurate; Disclosure. All information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Loan Parties to the Administrative Agent or any Lender in connection with this Agreement or any Loan Document, including without limitation all reports furnished pursuant to Section 4.04, are true, complete and accurate in all material respects; it being recognized by the Administrative Agent and the Lenders that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results. Neither this Agreement, nor any Loan Document, nor any agreement, document, certificate or statement furnished to the Administrative Agent or the Lenders in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact known to any Loan Party which materially and adversely affects the Borrowers and their respective Subsidiaries, or in the future is reasonably likely to have a Material Adverse Effect.

SECTION 4.29. Location of Offices. The Borrowers’ names are (i) MHI Hospitality Corporation; (ii) MHI Hospitality, L.P.; and (iii) MHI Hospitality TRS Holding, Inc. The location of (i) MHI Hospitality Corporation; (ii) MHI Hospitality, L.P.; and (iii) MHI Hospitality TRS Holding, Inc. (within the meaning of Article 9 of the UCC) is 814 Capitol Landing Road, Williamsburg, Virginia 23185. The Initial Guarantors’ names are: (i) Philadelphia Hotel Associates, LP; (ii) MHI Hospitality TRS, LLC, (iii) MHI GP, LLC, and (iv) Brownestone Partners, LLC, and their location (within the meaning of Article 9 of the UCC) is 814 Capitol Landing Road, Williamsburg, Virginia 23185. Neither the Borrowers nor any Guarantor has changed their respective names, identity, structure, existence or state of formation, whether by amendment of its Organizational Documents, by reorganization or otherwise, or has changed their respective locations (within the meaning of Article 9 of the UCC) within the four (4) months preceding the Closing Date or any subsequent date on which this representation is made. The chief executive office and other places of business of each Loan Party are listed on Schedule 4.29, as such schedule may be updated from time to time by the Borrowers (the ‘Business Locations”).

SECTION 4.30. Material Contracts. Schedule 4.30 is, as of the Closing Date, a true, correct and complete listing of all Material Contracts. Each of the Loan Parties and their Subsidiaries that is a party to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.

SECTION 4.31. Affiliate Transactions. Except as permitted by Section 5.24 or as set forth on Schedule 4.31, neither the Loan Parties nor any Subsidiary of any Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of any Loan Party or any Subsidiary of any Loan Party is a party.

SECTION 4.32. Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party or any Subsidiary of a Loan Party for any other services rendered to the Loan Parties or any of their Subsidiaries ancillary to the transactions contemplated hereby.

SECTION 4.33. Survival of Representations and Warranties, Etc. Each representation and warranty contained in this Agreement and the other Loan Documents shall be deemed reaffirmed by each Loan Party on each day that any Loan Party requests or is deemed to have requested an Advance or Letter of Credit hereunder, except for changes in the nature of any Loan Party’s business or operations that may occur after the Closing Date in the ordinary course of business so long as such Loan Party has consented to the changes or the changes do not violate any provision of this Agreement. Notwithstanding the foregoing, representations and warranties that by their terms are applicable only to a specific date shall be deemed made only at and as of such date. All representations and warranties of the Loan Parties contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by the Administrative Agent and Lenders and the closing of the transactions contemplated thereby.

SECTION 4.34. Real Estate Acquisition and Underwriting Policy. The copy of the Real Estate Acquisition and Underwriting Policy, attached hereto as Exhibit I, is true, complete and accurate as of the Closing Date. The Loan Parties and their Subsidiaries have at all times complied in all material respects with the Real Estate Acquisition and Underwriting Policy with respect to each Mortgaged Property.

SECTION 4.35. No Default or Event of Default. No event has occurred and is continuing and no condition exists, or would result from any Advance or from the application of the proceeds therefrom, which constitutes or would reasonably be expected to constitute a Default or Event of Default.

SECTION 4.36. USA PATRIOT Act. No Loan Party nor any Affiliate of a Loan Party is (1) a country, territory, organization, person or entity named on an OFAC list, (2) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering (“FATF”), or whose subscription funds are transferred from or through such a jurisdiction; (3) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign lender that does not have a physical presence in any country and that is not affiliated with a lender that has a physical presence and an acceptable level of regulation and supervision; or (4) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

SECTION 4.37. Priority of Lien. The Liens granted the Administrative Agent, as agent on behalf of the Secured Parties hereunder shall constitute first priority Liens (subject to Permitted Liens and the restaurant and office equipment leases set forth on Schedule 4.23) upon the Collateral. Except as disclosed on Schedule 4.37, no bonding or surety company has asserted an interest in or potential claim to the Collateral, no assignment or joint pay arrangement respecting any of the Collateral has been made by any Loan Party, and no contractor or subcontractor has asserted a potential trust claim.

SECTION 4.38. REIT Status. The Company qualifies as a REIT and is in compliance with all requirements and conditions imposed under the Code to allow the Company to maintain its status as a REIT.

ARTICLE V

COVENANTS

The Loan Parties agree, jointly and severally, that, so long as any Lender has any Revolver Commitment hereunder, any Letter of Credit is outstanding or any amount payable under any Note or Letter of Credit Advance remains unpaid:

SECTION 5.01. Information. The Borrowers will deliver to the Administrative Agent, who will then promptly deliver to each of the Lenders:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all audited by PKF Witt Mares, PLC or other nationally recognized independent public accountants chosen by the Company, with such certification to be free of exceptions and qualifications not acceptable to the Required Lenders;

(b) as soon as available and in any event within 45 days after the end of each of the four Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer of the Company;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate, substantially in the form of Exhibit M and with compliance calculations in form and content satisfactory to the Administrative Agent (a “Compliance Certificate”), of the chief financial officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Loan Parties were in compliance with the requirements of Sections 5.03 through 5.11, inclusive, 5.14, 5.15, 5.19(a), 5.28, 5.35, 5.37 and 5.40 on the date of such financial statements, (ii) setting forth the identities of the respective Eligible Property Owners and Subsidiaries on the date of such financial statements, and (iii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Loan Parties are taking or propose to take with respect thereto;

(d) as soon as available and in any event within one hundred and twenty (120) calendar days after the end of each Fiscal Year of the Loan Parties, copies of the Federal income tax return of the Loan Parties, including all schedules and attachments thereto.

(e) within 5 Domestic Business Days after any Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officers of each such Borrower setting forth the details thereof and the action which such Borrower is taking or proposes to take with respect thereto;

(f) promptly upon the mailing thereof to the owner of Capital Securities in the Borrowers generally, copies of all financial statements, reports and proxy statements so mailed;

(g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly, monthly or special (8-K) reports which the Company shall have filed with the Securities and Exchange Commission provided that, in the case of annual and quarterly reports on Forms 10-K and 10-Q, respectively, such reports shall be deemed to be delivered hereunder if posted on the Company’s website;

(h) if and when any Borrower or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(i) promptly after any Loan Party knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against a Loan Party and/or any Subsidiary of a Loan Party for $1,000,000 or more in excess of amounts covered in full by applicable insurance; and

(j) as soon as available and in any event by the tenth Domestic Business Day of each succeeding month and on the funding date for each Advance, a Borrowing Base Certification Report in substantially the form of Exhibit N and with borrowing base calculations in form and content reasonably satisfactory to the Administrative Agent, dated as of the last day of the immediately preceding month, certified as to truth and accuracy by the chief financial officer or other authorized officer of each Loan Party;

(k) within 15 days after receipt thereof by any Loan Party, a copy of each Quality Assurance Inspection Report issued by a Franchisor with respect to any Mortgaged Property;

(l) the Loan Parties shall notify the Administrative Agent and Lenders in writing promptly after obtaining knowledge of the following: (i) any default by any obligor under any contract, guaranty, indenture, lease, loan agreement, mortgage, note or other instrument for which breach, termination, cancellation, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; (ii) any material development in respect of any action, award, suit, proceeding or investigation disclosed on Schedule 4.05 or the commencement or threatening of any action, award, suit, proceeding or investigation against any Loan Party or any Subsidiary of a Loan Party or any Property of a Loan Party or any Subsidiary of a Loan Party which could reasonably be expected to have a Material Adverse Effect; (iii) any actual or threatened condemnation or other taking of any material portion of any Property of a Loan Party or any Subsidiary of a Loan Party, whether for a temporary or permanent use, or any loss of or substantial damage to any portion of the Property of a Loan Party or any Subsidiary of a Loan Party; (iv) any notice received by any Loan Party with respect to the cancellation, material adverse alteration or non-renewal of any insurance maintained or required to be maintained under this Agreement; and (v) any other material adverse change affecting the business, assets, operation, prospects or financial condition (including, without limitation, the Collateral) of any Loan Party or any Subsidiary of a Loan Party.

(m) from time to time such additional information regarding the financial position or business of any Loan Party or any of their respective Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

SECTION 5.02. Inspection of Property, Books and Records. The Borrowers will (i) keep, and will cause each of their Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP consistent with past practice shall be made of all dealings and transactions in relation to its business and activities; (ii) permit, and will cause each Subsidiary of each Borrower and each Loan Party to permit, with reasonable prior notice which notice shall not be required in the case of an emergency, the Administrative Agent or its designee, at the expense of the Lenders prior to the occurrence of an Event of Default and at the expense of the Borrowers and Loan Parties after the occurrence of an Event of Default, to perform periodic field audits and investigations of the Borrowers, the Loan Parties and the Collateral, from time to time; and (iii) permit, and will cause each Subsidiary to permit, representatives of any Lender at such Lender’s expense prior to the occurrence of an Event of Default and at the Borrowers’ expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, but no more frequently than once each Fiscal Quarter unless a Default shall have occurred and be continuing. The Loan Parties agree to cooperate and assist in such visits and inspections. Without limitation of the foregoing at any time when the Administrative Agent or any Lender receives notice of or otherwise becomes aware of a potential Release or other violation of Environmental Laws at any Mortgaged Property as to which the Loan Parties have not satisfied Administrative Agent and Lenders that they are taking appropriate remedial actions, Administrative Agent, at the request of any Lender may retain an auditor to conduct an audit of such premises of a scope acceptable to Administrative Agent and the Required Lenders. Loan Parties will permit any such auditors to come on to the Mortgaged Properties for such purpose and will cooperate with respect to and pay the actual out of pocket costs incurred by the Administrative Agent in retaining such auditor.

SECTION 5.03. Collateral Pool Interest Coverage Ratio. At the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2005, the Collateral Pool Interest Coverage Ratio will not at any time be less than 1.75.

SECTION 5.04. Acquisitions. No Loan Party nor any Subsidiary of a Loan Party shall make any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, unless (i) the board of directors or comparable governing body of the Person to be (or whose assets are to be) acquired has approved such Acquisition and the line or lines of business of the Person to be acquired are substantially the same as or reasonably related to one or more line or lines of business conducted by the Borrowers, (ii) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition and the Borrowers shall have furnished to the Administrative Agent and each Lender (A) if the aggregate Costs of Acquisition incurred by any Loan Party or any Subsidiary of a Loan Party in any single transaction or in a series of related transactions exceeds $3,500,000, pro forma historical financial statements as of the end of the most recently completed Fiscal Year of the Loan Parties and most recent interim Fiscal Quarter, if applicable giving effect to such Acquisition and (B) a certificate in the form of Exhibit M prepared on a historical pro forma basis as of the most recent date for which financial statements have been furnished pursuant to Section 5.01 giving effect to such Acquisition, which certificate shall demonstrate that no Default or Event of Default would exist immediately after giving effect thereto, (iii) the Person acquired shall be a Subsidiary, or be merged into a Borrower or a Wholly Owned Subsidiary, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be a Borrower or a Subsidiary of a Borrower), and (iv) after giving effect to such Acquisition: (A) the aggregate Costs of Acquisition incurred by the Loan Parties and all Subsidiaries of Loan Parties in any Fiscal Year shall not exceed $5,000,000; and (B) the aggregate Costs of Acquisition incurred by the Loan Parties and all Subsidiaries of the Loan Parties shall not exceed $15,000,000 in the aggregate.

SECTION 5.05. Coverage Ratio. At the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2005, the Fixed Charge Coverage Ratio will not at any time be less than 1.30.

SECTION 5.06. Restricted Payments. The Borrowers will not declare or make any Restricted Payment during any Fiscal Year, except that:

(a) the Company and the Operating Partnership may declare and make cash distributions to its shareholders or other equity owners, provided that the aggregate amount of such distributions made by the Company and the Operating Partnership during any period of four consecutive Fiscal Quarters shall not exceed the greater of (i) 95% of Funds From Operations of the Company on a consolidated basis for such period or (ii) the amount required to be distributed for the Company to remain in compliance with Section 5.38;

(b) the Company and the Operating Partnership may declare and make cash distributions to its shareholders or other equity owners of capital gains resulting from gains from certain asset sales to the extent necessary to avoid payment on such asset sales imposed under Sections 857(b)(3) and 4981 of the Code;

(c) Subsidiaries may pay Restricted Payments to the Borrowers or any other Loan Party; and

(d) the Operating Partnership or the Company may redeem Capital Securities of the Operating Partnership into Capital Securities of the Company or in exchange for cash in accordance with Section 8.04(a) of the Operating Partnership’s Amended and Restated Agreement of Limited Partnership dated December 21, 2004 as in effect on the Closing Date; provided the aggregate outstanding amount of Advances the proceeds of which were used to redeem such Capital Securities of the Operating Partnership for cash shall not at any time exceed $5,000,000.

Notwithstanding the foregoing, but subject to the following sentence, if a Default or Event of Default exists, the Company and the Operating Partnership may only declare or make cash distributions to their equity holders during any Fiscal Year in an aggregate amount not to exceed the minimum amount necessary for the Company to remain in compliance with Section 5.38. If a Default or Event of Default specified in Section 6.01 (g) or Section 6.01 (h) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 6.01, the Company shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to a Borrower or any Guarantor.

SECTION 5.07. Maximum Total Leverage Ratio. The Total Leverage Ratio will not at any time exceed Fifty-Five One Hundredths (.55).

SECTION 5.08. Limitation on Non-Core Investment Value. Non-Core Investment Value shall at no time exceed 25% of Total Value.

SECTION 5.09. Loans or Advances. No Loan Party nor any Subsidiary of a Loan Party shall make loans or advances to any Person except: (i) employee loans or advances that do not exceed Ten Thousand and No/100 Dollars ($10,000) in the aggregate at any one time outstanding made in the ordinary course of business and consistently with practices existing on December 31, 2005; (ii) deposits required by government agencies or public utilities; (iii) loans or advances to the Borrowers or any Guarantor that is a Consolidated Subsidiary; provided, if requested by the Administrative Agent in writing (A) all such promissory notes evidencing such Debt shall be subject to a first priority Lien pursuant to the Security Agreement, and (B) all such Debt shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent; (iv) loans or advances made to Consolidated Subsidiaries for the purpose of funding project improvement plans, in respect of Hotel Properties that are not Borrowing Base Assets that do not exceed $5,000,000 in the aggregate at any time outstanding, made in the ordinary course of business and consistent with practices existing on December 31, 2005; provided, if requested by the Administrative Agent in writing (a) all such promissory notes evidencing such Debt shall be subject to a first priority Lien pursuant to the Security Agreement, and (b) all such Debt shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case is reasonably satisfactory to the Administrative Agent; (v) loans and advances outstanding on the Closing Date and set forth on Schedule 4.22; and (vi) loans or advances not otherwise permitted under this Section 5.09, which when aggregated with the total Investments made under Section 5.10(viii) do not exceed Ten Million and No/100 Dollars ($10,000,000) in the aggregate outstanding; provided that after giving effect to the making of any loans, advances or deposits permitted by clause (i), (ii), (iii), (iv), (v) or (vi) of this Section, no Default shall have occurred and be continuing. All loans or advances permitted under this Section 5.09 shall be evidenced by written promissory notes.

SECTION 5.10. Investments. No Loan Party nor any Subsidiary of a Loan Party shall make Investments in any Person except as permitted by Sections 5.04 and 5.09(i) through (v) and except Investments in (i) direct obligations of the United States Government maturing within one year, (ii) certificates of deposit issued by a commercial bank whose credit is satisfactory to the Administrative Agent, (iii) commercial paper rated A-1 or the equivalent thereof by Standard & Poor’s Corporation or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. and in either case maturing within 12 months after the date of acquisition, (iv) tender bonds the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by Standard & Poor’s Corporation and AA or the equivalent thereof by Moody’s Investors Service, Inc., (v) Investments by the Borrowers in a Consolidated Subsidiary for the purpose of funding such Consolidated Subsidiary’s Lodging Investments, including the issuance of limited partnership interests in the Operating Partnership as a part of the purchase price for Lodging Investments, (vi) Investments existing on the Closing Date and set forth on Schedule 4.22, (vii) Lodging Investments made by Consolidated Subsidiaries, and (viii) Investments not otherwise permitted under this Section 5.10, made in the ordinary course of business and consistently with practices existing on December 31, 2005, which when aggregated with the aggregate outstanding loans and advances made under Section 5.09(vi) do not exceed $10,000,000 and at the time when any such Investment is to be made, no Default or Event of Default exists.

SECTION 5.11. Negative Pledge. No Loan Party nor any Subsidiary of a Loan Party will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement encumbering assets (other than Collateral) securing Debt outstanding on the date of this Agreement, in each case as described and in the principal amounts set forth on Schedule 5.11;

(b) Liens for taxes, assessments or similar charges, incurred in the ordinary course of business that are not yet due and payable or that are being contested in good faith and with due diligence by appropriate proceedings;

(c) pledges or deposits made in the ordinary course of business to secure payment of workers’ compensation, or to participate in any fund in connection with workers’ compensation, unemployment insurance, old-age pensions or other social security programs;

(d) Liens of mechanics, materialmen, warehousemen, carriers or other like liens, securing obligations incurred in the ordinary course of business that: (1) are not yet due and payable and which in no event shall become a Lien prior to any Mortgage; or (2) are being contested diligently in good faith pursuant to appropriate proceedings and with respect to which the Loan Party has established reserves reasonably satisfactory to the Administrative Agent and Required Lenders and which in no event shall become a Lien prior to any Mortgage;

(e) good faith pledges of cash or deposits of cash made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or good faith pledges of cash or deposits of cash made in the ordinary course of business to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

(g) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by Borrowers in the operation of its business, and none of which is violated in any material respect by existing or proposed restrictions on land use;

(h) any Lien on Margin Stock;

(i) Liens upon a Property securing Long Term Limited Recourse Mortgage Loans the proceeds of which were used to acquire such Property or refinance the Debt which funded the acquisition of such Property; and

(j) Liens securing the Administrative Agent and the Lenders created or arising under the Loan Documents.

Notwithstanding anything contained in this Section 5.11 to the contrary, no Loan Party or any Subsidiary of a Loan Party will create, assume or suffer to exist any Lien on the Collateral except Permitted Liens and the Liens in favor of the Secured Parties under the Collateral Documents.

SECTION 5.12. Maintenance of Existence, etc. Each Loan Party shall, and shall cause each Subsidiary of a Loan Party to, maintain its organizational existence and carry on its business in substantially the same manner and in substantially the same line or lines of business now carried on and maintained. Any Subsidiary pledging Collateral hereunder shall be organized as a corporation, limited liability company, limited partnership or other legal entity. The Operating Partnership shall at all times remain a limited partnership and meet all requirements to maintain its tax qualification as such.

SECTION 5.13. Dissolution. No Loan Party nor any Subsidiary of a Loan Party shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own Capital Securities or that of any Subsidiary of a Loan Party, except: (1) through corporate reorganization to the extent permitted by Section 5.14; and (2) Restricted Payments permitted by Section 5.06.

SECTION 5.14. Consolidations, Mergers and Sales of Assets. The Loan Parties shall not nor will they permit any Subsidiary of a Loan Party to (i) merge or consolidate with or into any other Person, (ii) except for acquisitions of Lodging Investments and as permitted under Section 5.04 or 5.10, purchase or otherwise acquire (A) all or substantially all of the assets of any other Person, or (B) any shares of stock of, or similar interest in, any other Person. No Loan Party shall abandon, assign, consign, lease, sell, transfer or otherwise dispose of any material or substantial portion of its assets or any interest therein, provided that the foregoing limitation on the sale, lease or other transfer of assets shall not prohibit: (1) the sale of the Hotel Property commonly known as the Holiday Inn Downtown Williamsburg, VA (the “Williamsburg Property”) for fair value and so long as no Default or Event of Default exists (or will exist after giving pro forma effect to such sale); and (2) during any Fiscal Quarter, a transfer of assets (in a single transaction or in a series of related transactions) unless the aggregate assets to be so transferred, when combined with all other assets transferred during such Fiscal Quarter and the immediately preceding three Fiscal Quarters (but excluding (i) the Williamsburg Property; and (ii) any assets transferred during such Fiscal Quarter and such immediately preceding three Fiscal Quarters the proceeds of which were used by the Company and its Consolidated Subsidiaries to acquire Lodging Investments within 360 days of such transfer) constituted more than ten percent of Total Value at the end of the most recent Fiscal Year immediately preceding such Fiscal Quarter. No Loan Party shall change (i) the jurisdiction in which such Loan Party is legally organized, (ii) except in connection with the sale of a Mortgaged Property that is permitted under this Agreement and released from the Administrative Agent’s security interest therein in accordance with Section 2.15, the location of any office or facility set forth on Schedule 4.29, (iii) the legal name of any Loan Party, (iv) the location of any of the Collateral, (v) the location of its books and records, or (vi) its election to be taxed as a real estate investment trust for federal income tax purposes.

SECTION 5.15. Use of Proceeds. No portion of the proceeds of any Advance will be used by any Borrower or any Subsidiary (i) in connection with, either directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, except as permitted under Section 5.04 with respect to Acquisitions and except as otherwise permitted under this Agreement in connection with establishing one or more Wholly Owned Subsidiaries in the ordinary course of business, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any applicable law or regulation. Except as otherwise provided herein, the proceeds of: (1) the Revolver Advances shall be used solely to fund the acquisition of Lodging Investments in the ordinary course of business and for working capital purposes; (2) Swing Line Advances shall be used solely for working capital; and (3) the aggregate outstanding Advances used for working capital shall not at any time exceed $10,000,000.

SECTION 5.16. Compliance with Laws; Payment of Taxes. The Loan Parties shall, and shall cause each Subsidiary of a Loan Party to comply at all times in all material respects with all applicable laws, ordinances, rules and regulations of any Governmental Authority having jurisdiction over the Loan Parties, the Subsidiaries of the Loan Parties and their respective assets, including, but not limited to, ERISA and all Environmental Laws. The Loan Parties shall, and shall cause each Subsidiary of a Loan Party to file all federal, state and local tax returns which the Loan Parties and the Subsidiaries of the Loan Parties are required to file; pay all taxes prior to the date on which they become delinquent or any interest or penalties attach thereto except to the extent they are being diligently contested in good faith by appropriate proceedings disclosed to the Administrative Agent and Lenders and for which the Loan Parties and the Subsidiaries of the Loan Parties maintain adequate reserves in accordance with GAAP; if requested by the Administrative Agent, furnish satisfactory proof to the Administrative Agent and Lenders that all taxes have been paid and that the Loan Parties and the Subsidiaries of the Loan Parties have made all payments and deposits required by applicable law with respect to amounts withheld or contributed by the Loan Parties and the Subsidiaries of the Loan Parties on account of wages, salaries or other compensation of its employees; give the Administrative Agent and Lenders reasonable prior written notice of any intention by a Loan Party or a Subsidiary of a Loan Party to contest any taxes; and if any taxes are contested, take all actions reasonably necessary to stay or prevent a Material Adverse Effect from occurring upon the non-payment of the taxes, and maintain adequate reserves in accordance with GAAP for liabilities which may arise from the nonpayment of the taxes. Each Loan Party will, and will cause each Subsidiary of a Loan Party to, comply in all material respects with all terms and conditions of all Material Contracts to which it is a party.

SECTION 5.17. Insurance. Each Loan Party will maintain, and will cause each Subsidiary of a Loan Party to maintain (either in the name of such Loan Party or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business, including without limitation, business interruption insurance for a period of at least 12 months. Upon request, the Loan Parties shall promptly furnish the Administrative Agent copies of all such insurance policies or certificates evidencing such insurance and such other documents and evidence of insurance as the Administrative Agent shall request.

SECTION 5.18. Change in Fiscal Year. No Loan Party will change its Fiscal Year without the consent of the Required Lenders.

SECTION 5.19. Maintenance of Property. Each Loan Party shall, and shall cause each Subsidiary of a Loan Party to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted. In furtherance and not in limitation of the foregoing:

(a) Capital Improvements. The Loan Parties must annually expend or reserve a minimum of four percent (4%) of annual room revenues derived from the Mortgaged Properties for capital improvement to each property comprising the Mortgaged Properties (the “Minimum Improvements”). To the extent that such funds are not expended, they shall be deposited in an account at the Administrative Agent (the “Improvements Account”), which shall be pledged as additional collateral for the Obligations and may only be used in future years to cover expenses of capital improvements in excess of the Minimum Improvements for that year.

(b) The Loan Parties shall complete all improvements required by the applicable Franchisor with respect to each Mortgaged Property (including, without limitation, the improvements and matters described in the applicable Property Improvement Plan) within the time required by the applicable Franchisor and in a good and workmanlike manner in accordance with the Loan Documents and all applicable laws.

SECTION 5.20. Environmental Notices. Each Loan Party shall furnish to the Lenders and the Administrative Agent prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing.

SECTION 5.21. Environmental Matters. No Loan Party or any Subsidiary of a Loan Party will, nor will any Loan Party permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Requirements.

SECTION 5.22. Environmental Release. Each Loan Party agrees that upon the occurrence of an Environmental Release at, under or on any of the Properties it will and will cause any applicable Subsidiary of a Loan Party to, act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

SECTION 5.23. [Reserved]

SECTION 5.24. Transactions with Affiliates. No Loan Party nor any Subsidiary of a Loan Party shall enter into, or be a party to, any transaction with any Affiliate of a Loan Party or such Subsidiary (which Affiliate is not a Loan Party or a Subsidiary of a Loan Party), except as: (1) set forth on Schedule 5.24; or (2) permitted by law and in the ordinary course of business and pursuant to reasonable terms which are no less favorable to the Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate.

SECTION 5.25. Joinder of Subsequent Guarantors.

(a) The Loan Parties shall cause any Person which becomes a Mortgaged Property Owner after the Closing Date to become a party to, and agree to be bound by the terms of (i) this Agreement as a Guarantor pursuant to a Joinder Agreement, in the form attached hereto as Exhibit J and (ii) the Collateral Documents, in each case satisfactory to the Administrative Agent in all respects and executed and delivered to the Administrative Agent before such Mortgaged Property is included in the calculation of the Borrowing Base. The Borrowers shall also cause the items specified in Section 3.01(c), (e), (g), (h), (j) and (l) to be delivered to the Administrative Agent concurrently with the instruments referred to above, modified appropriately to refer to such instruments and such Mortgaged Property Owner.

(b) The Borrowers shall, and shall cause any Person (other than owners of Capital Securities in the Company or limited partnership interests in the Operating Partnership) owning Capital Securities in a Mortgaged Property Owner or in a Loan Party (each, a “Pledgor Owner”) to within ten (10) Domestic Business Days after the day on which such Person becomes a Mortgaged Property Owner or Loan Party: (i) if not already a Borrower or Guarantor, join this Agreement as a Guarantor by executing a Joinder Agreement in the form attached hereto as Exhibit J; (ii) pledge 100% of the Capital Securities of any Person which becomes a Mortgaged Property Owner or Loan Party after the Closing Date pursuant to an Equity Pledge Agreement in the form executed on the Closing Date with such changes thereto as the Administrative Agent may reasonably request, executed and delivered by the Borrower or such Pledgor Owner to the Administrative Agent within ten (10) Domestic Business Days after the day on which such Person became a Mortgaged Property Owner or Loan Party; and (iii) deliver to the Administrative Agent such certificates evidencing such Capital Securities together with stock powers executed in blank. The Borrowers shall also cause the items specified in Section 3.01(c), (e), (g), (h) and (l) to be delivered to the Administrative Agent concurrently with the Joinder Agreement and Equity Pledge Agreement referred to above, modified appropriately to refer to such Equity Pledge Agreement, Pledgor Owner and such Mortgaged Property Owner or Loan Party.

(c) Once any Person becomes a Mortgaged Property Owner or a Loan Party and therefore becomes a party to this Agreement and a Guarantor in accordance with Section 5.25(a) or any Capital Securities of a Mortgaged Property Owner or Loan Party are pledged by the Pledgor Owner thereof to the Administrative Agent in accordance with Section 5.25(b) and such Pledgor Owner becomes a party to this Agreement and a Guarantor in accordance with Section 5.25(b), such Guarantor or Pledgor Owner (including, without limitation, all Initial Guarantors) thereafter shall remain a party to this Agreement and a Guarantor hereunder and the Capital Securities in such Mortgaged Property Owner or Loan Party (including, without limitation, all initial Mortgaged Property Owners and all initial Guarantors) shall remain subject to the pledge to the Administrative Agent, as the case may be, even if such Mortgaged Property Owner or Loan Party ceases to be a Mortgaged Property Owner or Loan Party, as the case may be; provided that: (1) if a Mortgaged Property Owner or Loan Party ceases to be a Subsidiary of the Borrowers as a result of a Borrower’s transfer or sale of one hundred percent (100%) of the Capital Securities of such Subsidiary in accordance with and to the extent permitted by the terms of Section 5.14, the Administrative Agent and the Lenders agree to release such Subsidiary from the Guaranty and release the Capital Securities of such Subsidiary from the Equity Pledge Agreement; (2) to the extent the terms of a Long Term Limited Recourse Mortgage Loan prohibit a Subsidiary that is the owner of the fee simple title to the Property being financed by such Long Term Limited Recourse Mortgage Loan from guaranteeing the Guaranteed Obligations, the Administrative Agent and Lenders agree to release such Subsidiary from the Guaranty; and (3) to the extent the terms of a Long Term Limited Recourse Mortgage Loan prohibit the pledge of Capital Securities of a Subsidiary that is the owner of the fee simple title to the Property being financed by such Long Term Limited Recourse Mortgage Loan, the Administrative Agent and the Lenders agree to release such portion of the Capital Securities of such Subsidiary from the Equity Pledge Agreement.

(d) The Borrowers and Guarantors acknowledge that the Capital Securities in TRS Lessee, MHI GP LLC and TRS have not been pledged to the Administrative Agent on behalf of the Secured Parties pursuant to the Equity Pledge Agreement because the Borrowers and Guarantors have advised the Administrative Agent and Lenders that: (1) MHI Jacksonville LLC is a party to an agreement that prohibits the Capital Securities of TRS or TRS Lessee from being pledged to the Administrative Agent (on behalf of the Secured Parties) (the “Jacksonville Restrictive Provision”); and (2) Capitol Hotel Associates, L.P., L.L.P. is a party to an agreement that prohibits the Capital Securities of MHI GP LLC from being pledged to the Administrative Agent (on behalf of the Secured Parties)(the “Capitol Restrictive Provision”). The Borrowers and Guarantors shall immediately notify the Administrative Agent if there is any modification, expiration or termination of the Jacksonville Restrictive Provision or the Capitol Restrictive Provision. The Borrowers and Guarantors shall cause the Capital Securities in TRS and TRS Lessee to be pledged to the Administrative Agent, on behalf of the Secured Parties, pursuant to the Equity Pledge Agreement and such other documentation as the Administrative Agent may reasonably request to be executed and delivered to the Administrative Agent, within 30 days after the date on which there is any modification, expiration or termination of the Jacksonville Restrictive Provision which would allow the Capital Securities of TRS or

TRS Lessee to be pledged to the Administrative Agent on behalf of the Secured Parties. The Borrowers and Guarantors shall also cause the items specified in Sections 3.01(c), (e), (g), (h), and (l) to be delivered to the Administrative Agent concurrently with the instruments referred to above, as modified appropriately to refer to such instruments and TRS and TRS Lessee. The Borrowers and Guarantors shall cause the Capital Securities in MHI GP LLC to be pledged to the Administrative Agent, on behalf of the Secured Parties, pursuant to the Equity Pledge Agreement and such other documentation as the Administrative Agent may reasonably request to be executed and delivered to the Administrative Agent, within 30 days after the date on which there is any modification, expiration or termination of the Capitol Restrictive Provision which would allow the Capital Securities of MHI GP LLP to be pledged to the Administrative Agent on behalf of the Secured Parties. The Borrowers and Guarantors shall also cause the items specified in Sections 3.01(c), (e), (g), (h) and (l) to be delivered to the Administrative Agent concurrently with the instruments referred to above, as modified appropriately to refer to such instruments and MHI GP LLC.

SECTION 5.26. No Restrictive Agreement. No Loan Party will, nor will any Loan Party permit any of its Subsidiaries to, enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, any of the following by the Loan Party or any such Subsidiary: the incurrence or payment of Debt, the granting of Liens, the declaration or payment of Restricted Payments or other distributions in respect of Capital Securities of the Loan Party or any Subsidiary, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of property, real, personal or mixed, tangible; provided this Section 5.26 shall not preclude a Subsidiary whose primary asset is fee simple title to a Property from entering into a Long Term Limited Recourse Mortgage Loan in respect of such Property that contains usual and customary restrictions on such Subsidiary, as borrower, under the Long Term Limited Recourse Mortgage Loan with respect to the incurrence of Debt by such Subsidiary or the granting of Liens by such Subsidiary upon such Property.

SECTION 5.27. Partnerships and Joint Ventures. No Loan Party shall become a general partner in any general or limited partnership or a joint venturer in any joint venture, except that: (1) the Company shall remain the general partner in the Operating Partnership; and (2) corporate Loan Parties which are Wholly Owned Subsidiaries may be general partners in Subsidiaries which are limited partnerships.

SECTION 5.28. Additional Debt. No Loan Party or Subsidiary of a Loan Party shall directly or indirectly issue, assume, create, incur or suffer to exist any Debt or the equivalent (including obligations under capital leases), except for: (a) the Debt owed to the Lenders under the Loan Documents; (b) the Debt existing and outstanding on the Closing Date described on Schedule 5.28; (c) Long Term Limited Recourse Mortgage Loans; (d) Debt to refinance any of the foregoing, provided the amount of such Debt being refinanced is not being increased; (e) Debt required to be incurred pursuant to Section 5.35; and (f) Debt not otherwise permitted under this Section 5.28, the aggregate outstanding principal amount of which shall not, at any time, exceed $40,000,000.

SECTION 5.29. Further Documents. The Loan Parties shall execute and deliver to the Administrative Agent and Lenders from time to time, within 15 days of the Administrative Agent’s request, any instruments or documents reasonably requested by the Administrative Agent, including, but not limited to, financing statements, amendments, continuation statements, mortgages, loss payable endorsements for insurance policies, and assignments of insurance policies and proceeds, and shall do all things necessary or convenient to carry into effect the provisions of this Agreement. The Loan Parties designate the Administrative Agent as agent on behalf of the Secured Parties or any of its officers as attorney-in-fact to file such financing statements as may be appropriate, and to request and endorse such Loan Party’s name to any and all requests described in UCC §9-210. The Loan Parties agree that filed photocopies of financing statements and continuation statements shall be sufficient to perfect the security interest hereunder in favor of the Administrative Agent, as agent on behalf of the Secured Parties.

SECTION 5.30. Modifications to Real Estate Acquisition and Underwriting Policy. The Loan Parties will (a) comply with the Real Estate Acquisition and Underwriting Policy in regard to each Mortgaged Property, and (b) furnish to the Administrative Agent, prior to its effective date, prompt notice of any changes in the Real Estate Acquisition and Underwriting Policy. No Loan Party shall agree to or otherwise permit any change in the Real Estate Acquisition and Underwriting Policy that would materially and adversely impair any Mortgaged Property, or the value of the Collateral, without the prior written consent of the Administrative Agent and the Required Lenders which consent shall be granted in their sole and absolute discretion.

SECTION 5.31. Performance of Loan Documents. Each Loan Party shall pay all Advances and other sums owing under the Loan Documents when due and timely perform and observe all other Obligations under the Loan Documents, all of which shall be absolute and unconditional, without regard to any defense and without any deduction whatsoever, including, without limitation, any counterclaim or rights of setoff; abatement or recoupment. In furtherance and not in limitation of the foregoing, each Loan Party will at its own expense: (1) duly fulfill and comply with all obligations on its part to be fulfilled or complied with under or in connection with the Collateral (including, without limitation, each of the Mortgaged Properties), and all documents related thereto and will do nothing to impair the rights of any Loan Party or the Administrative Agent, as agent for the Secured Parties, or of the Secured Parties in, to and under the Collateral; and (2) timely and fully comply in all material respects with the Real Estate Acquisition and Underwriting Policy with respect to each Mortgaged Property and all documents related thereto. Each Loan Party shall clearly and unambiguously identify each item of the Collateral in its computer or other records to reflect that the Administrative Agent, as agent for the Secured Parties has the interest therein granted by the Loan Parties pursuant to the Loan Documents.

SECTION 5.32. Modifications of Organizational Documents. The Borrowers shall not, and shall not permit any Loan Party or other Subsidiary to, amend, supplement, restate or otherwise modify its Organizational Documents or Operating Documents or other applicable document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.

SECTION 5.33. ERISA Exemptions. The Loan Parties and Subsidiaries of the Loan Parties shall not permit any of their respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder.

SECTION 5.34. Properties and Flag Designations. The Loan Parties shall not take any action or fail to take any action that would cause a change in the “flag” designations of any Mortgaged Properties from the “flag” designation of such Mortgaged Property on the date it is included in the Borrowing Base; provided that the Loan Parties shall be permitted to change the “flag” designation of a Mortgaged Property to the “flag” specified in the materials delivered to the Lenders pursuant to Section 2.14(b) at the time such Mortgaged Property was included in the Borrowing Base, and provided further that the Loan Parties shall be entitled to any cure or grace periods afforded under the applicable flag’s Franchise Agreement. Additionally, no Loan Party shall agree to any amendments to or modifications or termination of the Franchise Agreements, Eligible Leases or Eligible Management Agreements under which the respective Borrowing Base Assets are operated. The Loan Parties shall provide to the Administrative Agent and Lenders any notice of any default received or sent by a Loan Party claiming a material default under an Eligible Lease, Franchise Agreement or Eligible Management Agreement applicable to a Borrowing Base Asset.

SECTION 5.35. Hedging Agreement.

(a) Commencing on the earlier of August 10, 2006 and the first date that an additional Mortgaged Property is included in the calculations of the Borrowing Base after the Closing Date, the Borrowers shall thereafter maintain at all times one or more Hedge Transactions, provided that each such Hedge Transaction shall:

(i) be entered into with a Hedge Counterparty and governed by a Hedging Agreement; and

(ii) have a notional amount such that the Hedge Notional Amount in effect on each day during the term of such Hedge Transactions shall be at least equal to the product of the Hedge Percentage and the Hedge Amount; and

(iii) be on such other terms and conditions as may be reasonably satisfactory to the Administrative Agent.

SECTION 5.36. Sale/Leasebacks. The Loan Parties shall not, nor shall they permit any Subsidiary to, enter into any Sale/Leaseback Transaction.

SECTION 5.37. Operating Leases. No Loan Party nor any Subsidiary of a Loan Party shall create, assume or suffer to exist, as lessee, any operating lease except operating leases which: (A) (1) are entered into in the ordinary course of business, and (2) the aggregate indebtedness, liabilities and obligations of the Loan Parties under all such operating leases during any period of four (4) consecutive Fiscal Quarters shall at no time exceed $5,000,000; (B) are set forth on Schedule 5.37 (as in effect on the Closing Date); or (C) are Eligible Leases.

SECTION 5.38. REIT Status. The Company shall at all times maintain its status as a REIT.

SECTION 5.39. Exchange Listing. The Company shall maintain at least one class of common shares of the Company having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System.

SECTION 5.40. Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth will at no time be less than $51,876,000 plus 50% of the cumulative Net Proceeds of Capital Securities/Conversion of Debt received during any period after December 31, 2005, calculated quarterly.

ARTICLE VI

DEFAULTS

SECTION 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) any Borrower shall fail to pay when due any principal of any Advance (including, without limitation, any Advance or portion thereof to be repaid pursuant to Section 2.11) or shall fail to pay any interest on any Advance within five Domestic Business Days after such interest shall become due, or any Loan Party shall fail to pay any fee or other amount payable hereunder within five Domestic Business Days after such fee or other amount becomes due; or

(b) any Loan Party shall fail to observe or perform any covenant contained in Sections 5.02(ii), 5.03 to 5.15, inclusive, 5.25, 5.28, 5.29 5.30, 5.32 to 5.40 inclusive; or

(c) any Loan Party shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by clause (a) or (b) above or clauses (m) or (o) below) for thirty days after the earlier of (i) the first day on which any Loan Party has knowledge of such failure or (ii) written notice thereof has been given to any Borrower by the Administrative Agent at the request of any Lender; or

(d) any representation, warranty, certification or statement made or deemed made by the Loan Parties in Article IV of this Agreement or in any financial statement, material certificate or other material document or report delivered pursuant to this Agreement shall prove to have been untrue or misleading in any material respect when made (or deemed made); or

(e) any Loan Party or any Subsidiary of a Loan Party shall fail to make any payment in respect of Debt (other than the Notes) having an aggregate principal outstanding amount in excess of $500,000 after expiration of any applicable cure or grace period; or

(f) any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of any Loan Party or any Subsidiary of a Loan Party in an aggregate outstanding principal amount in excess of $500,000 or the mandatory prepayment or purchase of such Debt by any Loan Party (or its designee) or such Subsidiary of a Loan Party (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any commitment to provide such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof, terminate any such commitment or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

(g) any Loan Party or any Subsidiary of a Loan Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h) an involuntary case or other proceeding shall be commenced against any Loan Party or any Subsidiary of a Loan Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Loan Party or any Subsidiary of a Loan Party under the federal bankruptcy laws as now or hereafter in effect; or

(i) any Loan Party or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by any Loan Party, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(j) one or more judgments or orders for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against any Loan Party or any Subsidiary of a Loan Party and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days or any Loan Party or Subsidiary of a Loan Party shall have made payments in settlement of any litigation or threatened proceeding in excess of $500,000; or

(k) a federal tax lien shall be filed against any Loan Party or any Subsidiary of a Loan Party under Section 6323 of the Code or a lien of the PBGC shall be filed against any Loan Party or any Subsidiary of a Loan Party under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 30 days after the date of filing; or

(l) the Administrative Agent, as agent for the Secured Parties, shall fail for any reason to have a valid first priority security interest in any of the Collateral; or there shall have occurred uninsured damage to, or loss, theft or destruction of, any part of the Collateral in excess of $500,000 in the aggregate during any one Fiscal Year; or

(m) a default or event of default shall occur and be continuing under any of the Collateral Documents, Material Contracts or Letter of Credit Agreements or any Borrower, Pledgor or Guarantor shall fail to observe or perform any obligation to be observed or performed by it under any Collateral Document, Material Contract or Letter of Credit Agreements, and such default, event of default or failure to perform or observe any obligation continues beyond any applicable cure or grace period provided in such Collateral Document, Material Contract or Letter of Credit Agreement; or

(n) Andrew M. Sims shall cease to hold the offices of President, Chief Executive Officer or Chairman of the Board of the Company and such individual is not replaced as such an officer by an individual satisfactory to the Required Lenders within 90 days after the date on which such individual ceases to hold any such office; or

(o) any of the Guarantors shall fail to pay when due any Guaranteed Obligations (after giving effect to any applicable grace period) or shall fail to pay any fee or other amount payable hereunder when due; or (ii) any Guarantor shall disaffirm or deny its obligations under Article X; or (iii) any Loan Party shall disaffirm or deny its obligations under any Collateral Documents; or

(p) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of the voting stock of the Company; or (ii) as of any date a majority of the Board of Directors of the Company consists of individuals who were not either (A) directors of the Company as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Company of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Company of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

(q) if (i) the Company or Operating Partnership at any time fails to own (directly or indirectly, through Wholly Owned Subsidiaries) 100% of the outstanding shares of the voting stock (in the case of a corporation ) or membership interests (in the case of a limited liability company) or general and limited partnership interests (in the case of a limited partnership) or equivalent equity interests (in the case of a Person that is not a corporation, limited liability company or limited partnership) of each Subsidiary of the Company or Operating Partnership, or (ii) the Company shall cease to be the sole general partner of the Operating Partnership with full power and discretion to manage and control the business of the Operating Partnership (iii) any other holder of any interest (limited partnership or otherwise) in the Operating Partnership shall acquire the right (a) to remove the general partner for reasons other than bankruptcy or dissolution of the general partner or (b) to participate in the management or control of, transact business for, or sign for or bind, the Operating Partnership; or

(r) the occurrence of any event, act or condition which the Required Lenders determine either does or has a reasonable probability of causing a Material Adverse Effect,

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Lenders, by notice to the Borrowers terminate the Revolver Commitments and they shall thereupon terminate, (ii) if requested by the Swing Line Lender, by notice to the Borrowers, terminate the Swing Line facility set forth in Section 2.18 (iii) if requested by the Required Lenders, by notice to the Issuing Bank, instruct the Issuing Bank to declare an Event of Default under the Letter of Credit Agreements; and (iv) if requested by the Required Lenders, by notice to the Borrowers declare the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be, and the Notes (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to any Loan Party, without any notice to any Loan Party or any other act by the Administrative Agent or the Lenders, the Revolver Commitments shall thereupon automatically terminate and the Swing Line facility set forth in Section 2.18 shall thereupon automatically terminate and the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Notwithstanding the foregoing, the Administrative Agent shall have available to it all rights and remedies provided under the Loan Documents (including, without limitation, the rights of a secured party pursuant to the Collateral Documents) and in addition thereto, all other rights and remedies at law or equity, and the Administrative Agent shall exercise any one or all of them at the request of the Required Lenders.

SECTION 6.02. Notice of Default. The Administrative Agent shall give notice to the Borrowers of any Default under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

SECTION 6.03. Cash Cover. If any Event of Default shall have occurred and be continuing, the Borrowers shall, if requested by the Administrative Agent, pay to the Administrative Agent, for the benefit of the Lenders an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to the aggregate Undrawn Amounts, provided that, if any Event of Default specified in clause (g) or (h) above occurs, the Borrowers shall be obligated to pay such amount to the Administrative Agent forthwith without any notice to the Borrowers or any other act by the Administrative Agent.

SECTION 6.04. Allocation of Proceeds. If an Event of Default has occurred and not been waived, and the maturity of the Notes has been accelerated pursuant to Article VI hereof, all payments received by the Administrative Agent hereunder or under the other Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrowers or any other Loan Party hereunder or under the other Loan Documents, shall be applied by the Administrative Agent in the following order:

(a) the reasonable expenses incurred in connection with retaking, holding, preserving, processing, maintaining or preparing for sale, lease or other disposition of, any Collateral, including reasonable attorney’s fees and legal expenses pertaining thereto;

(b) amounts due to the Lenders, Issuing Bank, and Administrative Agent pursuant to Sections 2.07(a), 2.07(b), 2.07(c), 2.07(d) and 9.03(a) of this Agreement;

(c) payments of interest on Advances and Letter of Credit Advances, to be applied for the ratable benefit of the Lenders;

(d) payments of principal of Advances and Letter of Credit Advances, to be applied for the ratable benefit of the Lenders;

(e) payments of cash amounts to the Administrative Agent in respect of outstanding Letters of Credit pursuant to Section 6.03;

(f) amounts due to Hedge Counterparties pursuant to Hedging Agreements;

(g) amounts due to the Administrative Agent, Issuing Bank and the Lenders pursuant to Sections 7.05 and 9.03(b) and (c);

(h) payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Secured Parties;

(i) any surplus remaining after application as provided for herein, to the Borrowers or otherwise as may be required by applicable law.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Appointment, Powers and Immunities. Each Lender, Issuing Bank and Hedge Counterparty hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Administrative Agent: (a) shall have no duties or responsibilities except as expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender, Issuing Bank or Hedge Counterparty; (b) shall not be responsible to the Lenders, Issuing Bank or Hedge Counterparty for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any Lender, Issuing Bank or Hedge Counterparty under, this Agreement or any other Loan Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by any Loan Party to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Required Lenders, and then only on terms and conditions satisfactory to the Administrative Agent, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The provisions of this Article VII are solely for the benefit of the Administrative Agent, the Lenders, Issuing Bank or Hedge Counterparty, and no Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and under the other Loan Documents, the Administrative Agent shall act solely as agent of the Lenders, Issuing Bank and Hedge Counterparty and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Loan Parties. The duties of the Administrative Agent shall be ministerial and administrative in nature, and the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender, Issuing Bank or Hedge Counterparty. Each Lender acknowledges that each Person designated as a “Co-Documentation Agent” or a “Syndication Agent” shall have no right, duty or responsibility, and shall incur no liability under this Agreement or any other Loan Document in its capacity as a “Co-Documentation Agent” or a “Syndication Agent.”

SECTION 7.02. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants or other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders in any action taken or failure to act pursuant thereto shall be binding on all of the Lenders, the Issuing Bank and the Hedge Counterparty.

SECTION 7.03. Defaults. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the non-payment of principal of or interest on the Advances) unless the Administrative Agent has received notice from a Lender, Issuing Bank, Hedge Counterparty, Guarantor or the Borrowers specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default or an Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders, the Issuing Bank and the Hedge Counterparty. The Administrative Agent shall give each Lender prompt notice of each non-payment of principal of or interest on the Advances, whether or not it has received any notice of the occurrence of such non-payment. The Administrative Agent shall (subject to Section 9.05) take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, the Issuing Bank and the Hedge Counterparty.

SECTION 7.04. Rights of Administrative Agent and its Affiliates as a Lender. With respect to any Advance made, any Hedging Agreement entered into, and any of Letter of Credit issued by BB&T or an Affiliate of BB&T, such Affiliate and BB&T in their capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not an Affiliate of BB&T (or in BB&T’s case, acting as the Administrative Agent), and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include such Affiliate of BB&T or BB&T in its individual capacity. Such Affiliate and BB&T may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of Banking, trust or other business with any Loan Party (and any of the Affiliates of any Loan Party) as if they were not an Affiliate of the Administrative Agent or the Administrative Agent, respectively; and such Affiliate and BB&T may accept fees and other consideration from any Loan Party (in addition to any agency fees and arrangement fees heretofore agreed to between the Borrowers and BB&T) for services in connection with this Agreement or any other Loan Document or otherwise without having to account for the same to the Lenders.

SECTION 7.05. Indemnification. Each Lender severally agrees to indemnify the Administrative Agent, to the extent the Administrative Agent shall not have been reimbursed by the Borrowers, ratably in accordance with its Revolver Commitment, for any and all liabilities, obligations (including, without limitation, indemnification obligations), losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (excluding, unless an Event of Default has occurred and is continuing, the normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

SECTION 7.06. CONSEQUENTIAL DAMAGES. THE ADMINISTRATIVE AGENT SHALL NOT BE RESPONSIBLE OR LIABLE TO ANY LENDER, THE BORROWERS, THE GUARANTORS OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 7.07. Payee of Note Treated as Owner. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent and the provisions of Section 9.07(c) have been satisfied. Any requests, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor or replacement thereof.

SECTION 7.08. Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Loan Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Administrative Agent shall not be required to keep itself (or any Lender) informed as to the performance or observance by the Loan Parties of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrowers or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Loan Parties or any other Person (or any of their Affiliates) which may come into the possession of the Administrative Agent.

SECTION 7.09. Failure to Act. Except for action expressly required of the Administrative Agent hereunder or under the other Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 7.05 against any and all liability and expense which may be incurred by the Administrative Agent by reason of taking, continuing to take, or failing to take any such action.

SECTION 7.10. Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers and the Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor agent. Any successor agent shall be a Lender which has a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES; COMPENSATION

SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

(a) the Administrative Agent determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

(b) the Required Lenders advise the Administrative Agent that the London InterBank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding the Advances for such Interest Period; provided that the Lenders advising the Administrative Agent of such event are exercising similar rights as to other loans comparable to the Advances bearing interest at a rate based upon the London InterBank Offered Rate, to the extent such lenders are permitted by the applicable agreements and documents to do so;

the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Lenders, whereupon until the Administrative Agent notifies the Borrowers that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Euro-Dollar Advances shall be suspended. Unless the Borrowers notify the Administrative Agent at least 2 Domestic Business Days before the date of any Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Advance.

SECTION 8.02. Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such authority, bank or agency being referred to as an “Authority” and any such event being referred to as a “Change of Law”), or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for any Lender (or its Lending Office) to make, maintain or fund its Euro-Dollar Advances and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrowers, whereupon until such Lender notifies the Borrowers and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make its portion of the Euro-Dollar Advances shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its portion of the outstanding Euro-Dollar Advances to maturity and shall so specify in such notice, the Borrowers shall immediately prepay in full the then outstanding principal amount of the Euro-Dollar Advances of such Lender, together with accrued interest thereon. Concurrently with prepaying such Euro-Dollar Advances, the Borrowers shall borrow a Base Rate Advance in an equal principal amount from such Lender (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Advances of the other Lenders), and such Lender shall make such a Base Rate Advance.

SECTION 8.03. Increased Cost and Reduced Return.

(a) If after the date hereof, a Change of Law or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority:

(i) shall subject any Lender (or its Lending Office) to any tax, duty or other charge with respect to its Euro-Dollar Advances, its Notes or its obligation to make a Euro-Dollar Advance, or shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on its Euro-Dollar Advances or any other amounts due under this Agreement in respect of its Euro-Dollar Advances or its obligation to make a Euro-Dollar Advance (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office); or

(iii) shall impose on any Lender (or its Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Euro-Dollar Advances, its Notes or its obligation to make a Euro-Dollar Advance;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Euro-Dollar Advance, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Lender, in its reasonable discretion, to be material, then, within 15 Domestic Business Days after demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amount or amounts as will reasonably compensate such Lender for such increased cost or reduction.

(b) If any Lender shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender, in its reasonable discretion, to be material, then from time to time, within 15 Domestic Business Days after demand by such Lender, the Borrowers shall pay to such Lender such additional amount or amounts as will reasonably compensate such Lender for such reduction reasonably allocable to the Advances made hereunder.

(c) Each Lender will promptly notify the Borrowers and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d) The provisions of this Section 8.03 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee or other Transferee.

SECTION 8.04. Base Rate Advances Substituted for Affected Euro-Dollar Advances. If (i) the obligation of any Lender to make or maintain a Euro-Dollar Advance has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03, and the Borrowers shall, by at least 5 Euro-Dollar Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrowers that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Advances which would otherwise be made by such Lender as part of a Euro-Dollar Advance shall be made instead as a Base Rate Advance, and

(b) after its portion of the Euro-Dollar Advance has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Advance shall be applied to repay its Base Rate Advance instead.

In the event that the Borrowers shall elect that the provisions of this Section shall apply to any Lender, the Borrowers shall remain liable for, and shall pay to such Lender as provided herein, all amounts due such Lender under Section 8.03 in respect of the period preceding the date of conversion of such Lender’s portion of any Advance resulting from the Borrowers’ election.

SECTION 8.05. Replacement of Lender. In the event that any Lender rejects any Property as a Borrowing Base Asset pursuant to Section 2.14 and such Property is not included as a Borrowing Base Asset within 60 days after such rejection, any Lender gives any notice under Section 8.02 resulting in the suspension of its obligation to make Euro-Dollar Advances or any Lender requests compensation pursuant to Section 8.03 or in the event any Loan Party is required to pay any additional amounts to any Lender pursuant to Section 2.12(c), then, the Borrowers may designate another lender or financial institution (such lender or financial institution being herein called a “Replacement Lender”) acceptable to the Administrative Agent (which acceptance will not be unreasonably withheld) and which is not an Affiliate of the Borrower, to assume such Lender’s Revolver Commitment hereunder and to purchase the Advances of such Lender and such Lender’s rights under this Agreement and the Notes held by such Lender, all without recourse to or representation or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Advances payable to such Lender plus any accrued but unpaid interest on such Advances and accrued but unpaid fees owing to such Lender plus any amounts otherwise owing to such Lender under the Loan Documents, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation satisfactory to the Administrative Agent (pursuant to which such Replacement Lender shall assume the obligations of such original Lender under this Agreement), the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder as of the closing of such Assignment and Assumption. In the event that the Borrowers exercise their rights under the preceding sentence, the Lender against which such rights were exercised shall no longer be a party hereto or have any rights or obligations hereunder; provided that the obligations of the Borrowers to such Lender under Article VIII and Section 9.03 with respect to events occurring or obligations arising before or as a result of such replacement shall survive such exercise. Notwithstanding anything contained herein to the contrary, the Borrowers shall not exercise their rights under this Section with regard to an Issuing Bank without first arranging for the termination (and return) of any Letters of Credit issued by such Issuing Bank.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopy number specified in this Section and the telecopy machine used by the sender provides a written confirmation that such telecopy has been so transmitted or receipt of such telecopy transmission is otherwise confirmed, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, and (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.

SECTION 9.02. No Waivers. No failure or delay by the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.03. Expenses; Documentary Taxes; Indemnification.

(a) The Loan Parties shall, jointly and severally, pay (i) all expenses of the Administrative Agent, including fees and disbursements of the Administrative Agent in connection with any field audits and investigations and fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation of this Agreement and the other Loan Documents, the addition or release of any Collateral pursuant to Sections 2.14, 2.15 or 5.25, any waiver or consent under this Agreement or any other Loan Document or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder and (ii) if a Default occurs, all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender, including reasonable fees and disbursements of counsel, in connection with such Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents.

(b) The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, the Issuing Bank, the Hedge Counterparty and each Lender against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents.

(c) The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, the Issuing Bank, the Hedge Counterparty, the Lenders and each Affiliate thereof and their respective directors, officers, employees and agents (each of the foregoing, an “Indemnified Person”) from, and hold each of them harmless against, any and all losses, liabilities, claims, expenses or damages to which any of them may become subject, insofar as such losses, liabilities, claims, expenses or damages arise out of or result from any actual or proposed use by the Borrowers of the proceeds of any extension of credit by any Lender hereunder or breach by any Loan Party of this Agreement or any other Loan Document or from investigation, litigation (including, without limitation, any actions taken by the Administrative Agent or any of the Lenders to enforce this Agreement or any of the other Loan Documents) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Loan Parties shall reimburse the Administrative Agent, the Issuing Bank, the Hedge Counterparty and each Lender, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including, without limitation, reasonable legal fees) incurred in connection with any such investigation or proceeding; provided that the Loan Parties shall have no obligation to any Indemnified Person under this Section 9.03 for any such losses, liabilities, claims, damages or expenses to the extent, as to such Indemnified Person, it shall be determined in a final nonappealable judgment by a court of competent jurisdiction that such liability resulted solely from the gross negligence or willful misconduct of such Indemnified Person.

SECTION 9.04. Setoffs; Sharing of Set-Offs.

(a) Each Loan Party hereby grants to the Issuing Bank, the Hedge Counterparty and each Lender, as security for the full and punctual payment and performance of the obligations of each Loan Party under this Agreement and the other Loan Documents, a continuing lien on and security interest in all deposits and other sums credited by or due from such Issuing Bank, the Hedge Counterparty or Lender, as the case may be, to such Loan Party or subject to withdrawal by such Loan Party; and regardless of the adequacy of any collateral or other means of obtaining repayment of such obligations, the Issuing Bank, the Hedge Counterparty and each Lender may at any time upon or after the occurrence of any Event of Default, and without notice to any Loan Party, set off the whole or any portion or portions of any or all such deposits and other sums against such obligations, whether or not any other Person or Persons could also withdraw money therefrom.

(b) Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest owing with respect to the Letter of Credit Advances and Notes held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of all Letter of Credit Advances and principal and interest owing with respect to the Notes held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Letter of Credit Advances and Notes held by the other Lenders owing to such other Lenders, and/or such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Lenders owing to such other Lenders shall be shared by the Lenders pro rata; provided that (i) nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Loan Parties other than its indebtedness under the Letter of Credit Advances and Notes and (ii) if all or any portion of such payment received by the purchasing Lender is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price of such participation to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (x) the amount of such other Lender’s required repayment to (y) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Loan Parties agree, to the fullest extent they may effectively do so under applicable law, that any holder of a participation in the Letter of Credit Advances and Notes, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Loan Parties in the amount of such participation.

SECTION 9.05. Amendments and Waivers.

(a) Any provision of this Agreement, the Notes or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrowers and the Required Lenders (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment or waiver shall, unless signed by all the Lenders, (i) increase the Revolver Commitment of any Lender or subject any Lender to any additional obligation, (ii) reduce the principal of or decrease the rate of interest on any Advance or decrease any fees (excluding Facing Fees and other fees payable solely to the Issuing Bank for its own account) hereunder, (iii) defer the date fixed for any payment of principal of or interest on any Advance or any fees (excluding Facing Fees and other fees payable solely to the Issuing Bank for its own account) hereunder, (iv) reduce the amount of principal, decrease the amount of interest or decrease the amount of fees (excluding Facing Fees and other fees payable solely to the Issuing Bank for its own account) due on any date fixed for the payment thereof, (v) except as a result of Section 2.01(b), change the percentage of the Revolver Commitments or of the aggregate unpaid principal amount of the Notes, or the percentage of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, (vi) change the manner of application of any payments made under this Agreement or the other Loan Documents, (vii) except for releases of Collateral permitted under Sections 2.15 or 5.25, release or substitute all or any material portion of the Collateral held as security for the Obligations, (viii) change the definition of “Borrowing Base” or “Eligible Property Value” or any definitions used therein, (ix) change or modify the definition of “Required Lenders,” or (x) release any guaranty (other than a release pursuant to Section 5.25(c)) given to support payment of the Guaranteed Obligations and provided further that: (I) no amendment or waiver shall, unless signed by the Issuing Bank, (A) modify or amend Section 2.03; or (B) change in any manner, any term or condition applicable to the Letters of Credit or the Letter of Credit Agreements; and (II) no amendment or waiver shall, unless signed by the Swing Line Lender, (A) modify or amend Section 2.18; or (B) change in any manner, any term or condition applicable to the Swing Line Advances. The amount of Facing Fees and other fees payable solely to the Issuing Bank for its own account may be amended, from time to time, by the Borrowers and the Issuing Bank without the approval of any of the Lenders. The amount of fees and other charges payable to the Hedge Counterparty under the Hedging Agreements and other terms and conditions of the Hedging Agreements may be amended from time to time by the Borrowers and the Hedge Counterparty without approval of any of the Lenders.

(b) No Loan Party will solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement unless each Lender shall be informed thereof by the Borrowers, or by the Administrative Agent, and shall be afforded an opportunity of considering the same and shall be supplied by the Borrowers, or by the Administrative Agent, if the Borrowers so request and to the extent already furnished to the Administrative Agent, with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by the Borrowers to the Administrative Agent for delivery to each Lender forthwith following the date on which the same shall have been executed and delivered by the requisite percentage of Lenders. No Loan Party will, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Lender (in its capacity as such) as consideration for or as an inducement to the entering into by such Lender of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all such Lenders.

SECTION 9.06. Margin Stock Collateral. Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Loan Party may assign or otherwise transfer any of its rights under this Agreement.

(b) Any Lender may at any time sell to one or more Persons (each a “Participant”) participating interests in any Advance owing to such Lender, any Note held by such Lender, any Revolver Commitment hereunder or any other interest of such Lender hereunder. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. In no event shall a Lender that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder except that such Lender may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) the change of any date fixed for the payment of principal of or interest on the related Advance or Advances, (ii) the change of the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related Advance or Advances, (iii) the change of the principal of the related Advance or Advances, (iv) any change in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) any fee is payable hereunder from the rate at which the Participant is entitled to receive interest or any fee (as the case may be) in respect of such participation, (v) the release or substitution of all or any substantial part of the collateral (if any) held as security for the Obligations, or (vi) the release of any guaranty (other than a release pursuant to Section 5.25(c)) given to support payment of the Guaranteed Obligations. Each Lender selling a participating interest in any Advance, Note, Revolver Commitment or other interest under this Agreement shall, within 10 Domestic Business Days of such sale, provide the Borrowers and the Administrative Agent with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant; provided, that a Lender shall not be required to provide written notification of a participation sold to an Affiliate of a Lender. The Loan Parties agree that each Participant shall be entitled to the benefits of Article VIII with respect to its participation in Advances outstanding from time to time.

(c) Any Lender may at any time assign to one or more lenders or financial institutions (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance in the form attached hereto as Exhibit C, executed by such Assignee, such transferor Lender and the Administrative Agent; provided that (i) no interest may be sold by a Lender pursuant to this paragraph (c) unless the Assignee shall agree to assume ratably equivalent portions of the transferor Lender’s: (A) Revolver Commitment, and (B) Revolver Advances, (ii) the amount of the Revolver Commitment (and corresponding Revolver Advances) of the assigning Lender being assigned pursuant to such assignment (determined as of the effective date of the assignment) shall be equal to $10,000,000 (or any larger multiple of $1,000,000) (except that any such assignment may be in the full amount of the assigning Lender’s Revolver Commitment (and corresponding Revolver Advances), (iii) no interest may be sold by a Lender pursuant to this paragraph (c) to any Assignee that is not then a Lender or an Affiliate of a Lender without the consent of the Borrowers, which consent shall not be unreasonably withheld, provided that the Borrowers’ consent shall not be necessary with respect to any assignment made during the existence of a Default or an Event of Default; (iv) a Lender may not have more than two Assignees that are not then Lenders at any one time, (v) no interest may be sold by a Lender pursuant to this paragraph (c) to any Assignee that is not then a Lender or an Affiliate of a Lender, without the consent of the Administrative Agent, which consent shall not be unreasonably withheld, provided, that although the Administrative Agent’s consent may not be necessary with respect to an Assignee that is then a Lender or an Affiliate of a Lender, no such assignment shall be effective until the conditions set forth in the following sentence are satisfied; (vi) no interest in a Revolver Commitment (and corresponding Revolver Advances) may be sold by a Lender pursuant to this paragraph (c) to any Assignee that is not then a Lender or an Affiliate of a Lender, without the consent of the Issuing Bank, which consent, so long as the creditworthiness of the Assignee is satisfactory to the Issuing Bank, shall not be unreasonably withheld. Upon (A) execution of the Assignment and Acceptance by such transferor Lender, such Assignee, the Administrative Agent and (if applicable) the Borrowers, (B) delivery of an executed copy of the Assignment and Acceptance to the Borrowers and the Administrative Agent, (C) payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee and (D) payment by the assigning Lender of a processing and recordation fee of $3,500 to the Administrative Agent if the Assignee is not a Lender or Affiliate of a Lender and $1,000 if the Assignee is a Lender or Affiliate of a Lender, such Assignee shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement to the same extent as if it were an original party hereto with a Revolver Commitment (and corresponding Revolver Advances) as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrowers, the Lenders or the Administrative Agent shall be required. Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the transferor Lender, the Administrative Agent and the Borrowers shall make appropriate arrangements so that, if required, a new Note is issued to each of such Assignee and such transferor Lender. The Lenders acknowledge that the Franchisor Estoppel and Recognition Letters may contain restrictions with regard to their disclosure and agree that the Franchisor Estoppel and Recognition Letters shall not be disclosed by the Lenders without the prior written consent of the Administrative Agent.

(d) Subject to the provisions of Section 9.08, the Loan Parties authorize each Lender to disclose to any Participant, Assignee or other transferee (each a “Transferee”) and any prospective Transferee any and all financial and other information in such Lender’s possession concerning the Loan Parties which has been delivered to such Lender by the Loan Parties pursuant to this Agreement (or to such Lender by the Administrative Agent on behalf of the Loan Parties) or which has been delivered to such Lender by the Administrative Agent or the Loan Parties in connection with such Lender’s credit evaluation prior to entering into this Agreement.

(e) No Transferee shall be entitled to receive any greater payment under Section 8.03 than the transferor Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrowers’ prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Lender to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f) Anything in this Section 9.07 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of any Advance and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Advance and/or obligations made by the Borrowers to the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrowers’ obligations hereunder in respect of such assigned Advance and/or obligations to the extent of such payment. No such assignment shall release the assigning and/or pledging Lender from its obligations hereunder.

SECTION 9.08. Confidentiality. Each Lender agrees to exercise its best efforts to keep any information delivered or made available by the Loan Parties to it which is clearly indicated to be confidential information, confidential from anyone other than persons employed or retained by such Lender or Affiliates of such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Advances; provided, however, that nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (iv) which has been publicly disclosed, (v) to the extent reasonably required in connection with any litigation to which the Administrative Agent, any Lender or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Lender’s legal counsel and independent auditors and (viii) to any actual or proposed Participant, Assignee or other Transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 9.08.

SECTION 9.09. Representation by Lenders. Each Lender hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Advances hereunder for its own account in the ordinary course of such business; provided, however, that, subject to Section 9.07, the disposition of the Note or Notes held by that Lender shall at all times be within its exclusive control.

SECTION 9.10. Obligations Several. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or commitment of any other Lender hereunder. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 9.11. Survival of Certain Obligations. Sections 8.03(a), 8.03(b) and 9.03, and the obligations of the Loan Parties thereunder, shall survive, and shall continue to be enforceable notwithstanding, the termination of this Agreement, and the Revolver Commitments and the payment in full of the principal of and interest on all Advances.

SECTION 9.12. North Carolina Law. This Agreement and each Note shall be construed in accordance with and governed by the law of the State of North Carolina.

SECTION 9.13. Severability. In case any one or more of the provisions contained in this Agreement, the Notes or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

SECTION 9.14. Interest. In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made to any Lender by the Borrowers or inadvertently received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrowers shall notify such Lender in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrowers not pay and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrowers under applicable law.

SECTION 9.15. Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

SECTION 9.16. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 9.17. Waiver of Jury Trial; Consent to Jurisdiction. The Borrowers and each of the Lenders and the Administrative Agent (1) irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of this Agreement, any of the other Loan Documents, or any of the transactions contemplated hereby or thereby, (2)submits to personal jurisdiction in the State of North Carolina, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Notes and the other Loan Documents, (3) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of North Carolina for the purpose of litigation to enforce this Agreement, the Notes or the other Loan Documents, and (4) agrees that service of process may be made upon it in the manner prescribed in Section 9.01 for the giving of notice to the Borrowers. Nothing herein contained, however, shall: (i) prevent the Administrative Agent from bringing any action or exercising any rights against any security and against the Borrowers personally, and against any assets of the Borrowers, within any other state or jurisdiction; or (ii) affect the right to serve legal process in any other manner permitted by law.

SECTION 9.18. Knowledge. All references to “knowledge” of any Borrower shall mean the actual (and not the imputed or implied), knowledge of each of the following officers of such Borrower: the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, each Vice President, the Chief Financial Officer, the Treasurer, the Secretary and each Assistant Treasurer.

SECTION 9.19. Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that the actions and other matters described on Annex X shall be completed in accordance with Annex X. The provisions of Annex X shall be deemed incorporated herein by reference as fully as if set forth herein in its entirety. All provisions of this Agreement and the other Loan Documents (including, without limitation, all conditions precedent, representations, warranties, covenants, events of default and other agreements herein and therein) shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as otherwise provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 9.19 and (y) all representations and warranties relating to the Collateral Documents shall be required to be true immediately after the actions required to be taken by this Section 9.19 have been taken (or were required to be taken). The acceptance of the benefits of the Advances shall constitute a covenant and agreement by each Loan Party to each of the Lenders that the actions required pursuant to this Section 9.19 will be, or have been, taken within the relevant time periods referred to in this Section 9.19 and that, at such time, all representations and warranties contained in this Credit Agreement and the other Loan Documents shall then be true and correct without any modification pursuant to this Section 9.19. The parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

ARTICLE X

GUARANTY

SECTION 10.01. Unconditional Guaranty. Each Guarantor hereby irrevocably, unconditionally and jointly and severally guarantees, each as a primary obligor and not merely as a surety, to the Administrative Agent, the Issuing Bank, the Hedge Counterparty and the Lenders the due and punctual payment of the principal of and the premium, if any, and interest on the Guaranteed Obligations and any and all other amounts due under or pursuant to the Loan Documents, when and as the same shall become due and payable (whether at stated maturity or by optional or mandatory prepayment or by declaration, redemption or otherwise) in accordance with the terms of the Loan Documents. The Guarantors’ guaranty under this Section is an absolute, present and continuing guarantee of payment and not of collectibility, and is in no way conditional or contingent upon any attempt to collect from any Borrower, any of the Guarantors or any other guarantor of the Guaranteed Obligations (or any portion thereof) or upon any other action, occurrence or circumstances whatsoever. In the event that any Borrower or any

Guarantor shall fail so to pay any such principal, premium, interest or other amount to the Administrative Agent, the Issuing Bank, the Hedge Counterparty or a Lender, the Guarantors will pay the same forthwith, without demand, presentment, protest or notice of any kind (all of which are waived by the Guarantors to the fullest extent permitted by law), in lawful money of the United States, at the place for payment specified in Loan Documents or specified by such Administrative Agent in writing, to such Administrative Agent. The Guarantors further agree, promptly after demand, to pay to the Administrative Agent, the Issuing Bank, the Hedge Counterparty and Lenders the costs and expenses incurred by such Administrative Agent, the Issuing Bank, the Hedge Counterparty or Lender in connection with enforcing the rights of such Administrative Agent, the Issuing Bank, the Hedge Counterparty and Lenders against any or all of the Borrowers and any or all of the Guarantors (whether in a bankruptcy proceeding or otherwise) following any default in payment of any of the Guaranteed Obligations or the obligations of the Guarantors hereunder, including, without limitation, the fees and expenses of counsel to the Administrative Agent, the Issuing Bank, the Hedge Counterparty and such Lenders.

SECTION 10.02. Obligations Absolute. The obligations of the Guarantors hereunder are and shall be absolute and unconditional, irrespective of the validity, regularity or enforceability of this Agreement, any of the Guaranteed Obligations or any of the Loan Documents, shall not be subject to any counterclaim, set-off, deduction or defense based upon any claim any of the Guarantors may have against any Borrower, any other Guarantor or the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender hereunder or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, to the fullest extent permitted by law, any circumstance or condition whatsoever (whether or not any of the Guarantors shall have any knowledge or notice thereof), including, without limitation:

(a) any amendment or modification of or supplement to any of the Loan Documents or any other instrument referred to herein or therein, or any assignment or transfer of any thereof or of any interest therein, or any furnishing or acceptance of additional security for any of the Guaranteed Obligations;

(b) any waiver, consent or extension under any Loan Document or any such other instrument, or any indulgence or other action or inaction under or in respect of, or any extensions or renewals of, any Loan Document, any such other instrument or any Guaranteed Obligation;

(c) any failure, omission or delay on the part of the Administrative Agent to enforce, assert or exercise any right, power or remedy conferred on or available to the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender against any Borrower or any Guarantor, any Subsidiary of any Borrower or any Subsidiary of any Guarantor;

(d) any Bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to any Borrower, any Guarantor, any Subsidiary of any Borrower or any Subsidiary of any Guarantor or any property of any Borrower, any Guarantor or any such Subsidiary or any unavailability of assets against which the Guaranteed Obligations, or any of them, may be enforced;

(e) any merger or consolidation of any Borrower, any Subsidiary of any Borrower or any Guarantor or any of the Guarantors into or with any other Person or any sale, lease or transfer of any or all of the assets of any of the Guarantors, any Borrower or any Subsidiary of any Borrower or any Guarantor to any Person;

(f) any failure on the part of any Borrower, any Guarantor or any Subsidiary of any Borrower or any Guarantor for any reason to comply with or perform any of the terms of any agreement with any of the Guarantors;

(g) any exercise or non-exercise by the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender, of any right, remedy, power or privilege under or in respect of any of the Loan Documents or the Guaranteed Obligations, including, without limitation, under this Section;

(h) any default, failure or delay, willful or otherwise, in the performance or payment of any of the Guaranteed Obligations;

(i) any furnishing or acceptance of security, or any release, substitution or exchange thereof, for any of the Guaranteed Obligations;

(j) any failure to give notice to any of the Guarantors of the occurrence of any breach or violation of, or any event of default or any default under or with respect to, any of the Loan Documents or the Guaranteed Obligations;

(k) any partial prepayment, or any assignment or transfer, of any of the Guaranteed Obligations; or

(l) any other circumstance (other than indefeasible payment in full) which might otherwise constitute a legal or equitable discharge or defense of a guarantor or which might in any manner or to any extent vary the risk of such Guarantor.

The Guarantors covenant that their respective obligations hereunder will not be discharged except by complete performance of the obligations contained in the Loan Documents and this Agreement and the final and indefeasible payment in full of the Guaranteed Obligations. The Guarantors unconditionally waive, to the fullest extent permitted by law (A) notice of any of the matters referred to in this Section, (B) any and all rights which any of the Guarantors may now or hereafter have arising under, and any right to claim a discharge of the Guarantor’s obligations hereunder by reason of the failure or refusal by the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender to take any action pursuant to any statute permitting a Guarantor to request that the Administrative Agent, Hedge Counterparty, Issuing Bank or any Lender attempt to collect the Guaranteed Obligations from any Borrower, any of the Guarantors or any other guarantor (including without limitation any rights under Sections 26-7, 26-8 or 26-9 of the North Carolina General Statutes, O.C.G.A. § 10-7-24, or any similar or successor provisions), (C) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender against the Guarantors, including, without limitation, presentment to or demand of payment from any Borrower, any of the Subsidiaries of any Borrower or any Guarantor, or any of the other Guarantors with respect to any Loan Document or this agreement, notice of acceptance of the Guarantors’ guarantee hereunder and/or notice to any Borrower, any of the Subsidiaries of any Borrower or any Guarantor, or any Guarantor of default or protest for nonpayment or dishonor, (D) any diligence in collection from or protection of or realization upon all or any portion of the Guaranteed Obligations or any security therefor, any liability hereunder, or any party primarily or secondarily liable for all or any portion of the Guaranteed Obligations, and (E) any duty or obligation of the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender to proceed to collect all or any portion of the Guaranteed Obligations from, or to commence an action against, any Borrower, any Guarantor or any other Person, or to resort to any security or to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of any Borrower, any Guarantor or any other Person, despite any notice or request of any of the Guarantors to do so.

SECTION 10.03. Continuing Obligations; Reinstatement. The obligations of the Guarantors under this Article X are continuing obligations and shall continue in full force and effect until such time as all of the Guaranteed Obligations (and any renewals and extensions thereof) shall have been finally and indefeasibly paid and satisfied in full. The obligations of the Guarantors under this Article X shall continue to be effective or be automatically reinstated, as the case may be, if any payment made by any Borrower, any Guarantor or any Subsidiary of any Borrower or any Guarantor on, under or in respect of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the recipient upon the insolvency, Bankruptcy, dissolution, liquidation or reorganization of any Borrower, any Guarantor or any such Subsidiary, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to any Borrower, any Guarantor or any such Subsidiary or any substantial part of the property of any Borrower, any Guarantor or any such Subsidiary, or otherwise, all as though such payment had not been made. If an event permitting the acceleration of all or any portion of the Guaranteed Obligations shall at any time have occurred and be continuing, and such acceleration shall at such time be stayed, enjoined or otherwise prevented for any reason, including without limitation because of the pendency of a case or proceeding relating to any Borrower, any Guarantor or any Subsidiary of any Borrower or any Guarantor under any Bankruptcy or insolvency law, for purposes of this Article X and the obligations of the Guarantors hereunder, such Guaranteed Obligations shall be deemed to have been accelerated with the same effect as if such Guaranteed Obligations had been accelerated in accordance with the terms of the applicable Loan Documents or of this Agreement.

SECTION 10.04. Additional Security, Etc. The Guarantors authorize the Administrative Agent on behalf of the Issuing Bank, the Hedge Counterparty and Lenders without notice to or demand on the Guarantors and without affecting their liability hereunder, from time to time (a) to obtain additional or substitute endorsers or guarantors; (b) to exercise or refrain from exercising any rights against, and grant indulgences to, any Borrower, any Subsidiary of any Borrower or any Guarantor, any other Guarantor or others; and (c) to apply any sums, by whomsoever paid or however realized, to the payment of the principal of, premium, if any, and interest on, and other obligations consisting of, the Guaranteed Obligations. The

Guarantors waive any right to require the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender to proceed against any additional or substitute endorsers or guarantors or any Borrower or any of their Subsidiaries or any other Person or to pursue any other remedy available to the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any such Lender.

SECTION 10.05. Information Concerning the Borrowers. The Guarantors assume all responsibility for being and keeping themselves informed of the financial condition and assets of the Borrowers, the other Guarantors and their respective Subsidiaries, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Guarantors assume and insure hereunder, and agree that neither the Administrative Agent, the Issuing Bank, the Hedge Counterparty nor any Lender shall have any duty to advise the Guarantors of information known to the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any such Lender regarding or in any manner relevant to any of such circumstances or risks.

SECTION 10.06. Guarantors’ Subordination. The Guarantors hereby absolutely subordinate, both in right of payment and in time of payment, any present and future indebtedness of any Borrower or any Subsidiary of any Borrower or any Guarantor to any or all of the Guarantors to the indebtedness of any Borrower or any such Subsidiary, the Issuing Bank, the Hedge Counterparty or to the Lenders (or any of them), provided that the Guarantors may receive scheduled payments of principal, premium (if any) and interest in respect of such present or future indebtedness so long as there is no Event of Default then in existence.

SECTION 10.07. Waiver of Subrogation. Notwithstanding anything herein to the contrary, until the indefeasible payment in full of the Guaranteed Obligations, the Guarantors hereby waive any right of subrogation (under contract, Section 509 of the Bankruptcy Code or otherwise) or any other right of indemnity, reimbursement or contribution and hereby waive any right to enforce any remedy that the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender now has or may hereafter have against any Borrower, any Guarantor or any endorser or any other guarantor of all or any part of the Guaranteed Obligations, and the Guarantors hereby waive any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender to secure payment or performance of the Guaranteed Obligations or any other liability of the Borrowers to the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender. The waiver contained in this Section shall continue and survive the termination of this Agreement and the final and indefeasible payment in full of the Guaranteed Obligations.

SECTION 10.08. Enforcement. In the event that the Guarantors shall fail forthwith to pay upon demand of the Administrative Agent, the Issuing Bank, the Hedge Counterparty or any Lender any amounts due pursuant to this Article X or to perform or comply with or to cause performance or compliance with any other obligation of the Guarantors under this Agreement, the Administrative Agent, the Issuing Bank, the Hedge Counterparty and any Lender shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid or for the performance of or compliance with such terms, and may prosecute any such action or proceeding to judgment or final decree and may enforce such judgment or final decree against the Guarantors and collect in the manner provided by law out of the property of the Guarantors, wherever situated, any monies adjudged or decreed to be payable. The obligations of the Guarantors under this Agreement are continuing obligations and a fresh cause of action shall arise in respect of each default hereunder.

SECTION 10.09. Miscellaneous. Except as may otherwise be expressly agreed upon in writing, the liability of the Guarantors under this Article X shall neither affect nor be affected by any prior or subsequent guaranty by the Guarantors of any other indebtedness to the Administrative Agent, the Issuing Bank, the Hedge Counterparty or the Lenders. Notwithstanding anything in this Article X to the contrary, the maximum liability of each Guarantor hereunder shall in no event exceed the maximum amount which could be paid out by such Guarantor without rendering such Guarantor’s obligations under this Article X, in whole or in part, void or voidable under applicable law, including, without limitation, (i) the Bankruptcy Code of 1978, as amended, and (ii) any applicable state or federal law relative to fraudulent conveyances.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

MHI HOSPITALITY CORPORATION

By:		(SEAL)
Name:	David R. Folsom
Title:	Chief Operating Officer

814 Capitol Landing Road
Williamsburg, Virginia 23185
Attention: David R. Folsom
Telecopy number: (757) 564-8801
Telephone number: (757) 229-5648

with a copy to:

Baker & McKenzie LLP
815 Connecticut Avenue, N.W.
Washington, DC 20006-4078
Attention: David S. Cole
Telecopy number: (202) 452-7074
Telephone number: (202) 452-7046

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

MHI HOSPITALITY, L.P.

By:	MHI Hospitality Corporation, General Partner

By:		(SEAL)
Name:	David R. Folsom
Title:	Chief Operating Officer

814 Capitol Landing Road
Williamsburg, Virginia 23185
Attention: David R. Folsom
Telecopy number: (757) 564-8801
Telephone number: (757) 229-5648

with a copy to:

Baker & McKenzie LLP
815 Connecticut Avenue, N.W.
Washington, DC 20006-4078
Attention: David S. Cole
Telecopy number: (202) 452-7074
Telephone number: (202) 452-7046

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

MHI HOSPITALITY TRS HOLDING, INC.

By:		(SEAL)
Name:	William J. Zaiser
Title:	Executive Vice President and Chief Financial Officer

814 Capitol Landing Road
Williamsburg, Virginia 23185
Attention: Andrew M. Sims
Telecopy number: (757) 564-8801
Telephone number: (757) 229-5648

with a copy to:

Baker & McKenzie LLP
815 Connecticut Avenue, N.W.
Washington, DC 20006-4078
Attention: David S. Cole
Telecopy number: (202) 452-7074
Telephone number: (202) 452-7046

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

MHI HOSPITALITY TRS, LLC

By:	MHI Hospitality TRS Holding, Inc.,
its sole member

By:		(SEAL)
Name:	William J. Zaiser
Title:	Executive Vice President and Chief Financial Officer

814 Capitol Landing Road
Williamsburg, Virginia 23185
Attention: Andrew M. Sims
Telecopy number: (757) 564-8801
Telephone number: (757) 229-5648

with a copy to:

Baker & McKenzie LLP
815 Connecticut Avenue, N.W.
Washington, DC 20006-4078
Attention: David S. Cole
Telecopy number: (202) 452-7074
Telephone number: (202) 452-7046

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

PHILADELPHIA HOTEL ASSOCIATES LP

By:	MHI GP LLC, General Partner
By:	MHI Hospitality, L.P., its sole member
By:	MHI Hospitality Corporation, General Partner

By:		(SEAL)
Name:	David R. Folsom
Title:	Chief Operating Officer

814 Capitol Landing Road
Williamsburg, Virginia 23185
Attention: David R. Folsom
Telecopy number: (757) 564-8801
Telephone number: (757) 229-5648

with a copy to:

Baker & McKenzie LLP
815 Connecticut Avenue, N.W.
Washington, DC 20006-4078
Attention: David S. Cole
Telecopy number: (202) 452-7074
Telephone number: (202) 452-7046

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

MHI GP LLC, as guarantor

By:	MHI Hospitality, L.P., its sole member
By:	MHI Hospitality Corporation, General Partner

By:		(SEAL)
Name:	David R. Folsom
Title:	Chief Operating Officer

814 Capitol Landing Road
Williamsburg, Virginia 23185
Attention: David R. Folsom
Telecopy number: (757) 564-8801
Telephone number: (757) 229-5648

with a copy to:

Baker & McKenzie LLP
815 Connecticut Avenue, N.W.
Washington, DC 20006-4078
Attention: David S. Cole
Telecopy number: (202) 452-7074
Telephone number: (202) 452-7046

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

BROWNESTONE PARTNERS, LLC

By:	MHI Hospitality, L.P., its sole member
By:	MHI Hospitality Corporation, General Partner
By:		(SEAL)
Name	: David R. Folsom
Title	: Chief Operating Officer

814 Capitol Landing Road
Williamsburg, Virginia 23185
Attention: David R. Folsom
Telecopy number: (757) 564-8801
Telephone number: (757) 229-5648

with a copy to:

Baker & McKenzie LLP
815 Connecticut Avenue, N.W.
Washington, DC 20006-4078
Attention: David S. Cole
Telecopy number: (202) 452-7074
Telephone number: (202) 452-7046

COMMITMENTS	BRANCH BANKING AND TRUST COMPANY,
Revolver Commitment:	as Administrative Agent, as Issuing Bank and as a Lender
$30,000,000
	By:	(SEAL)
James C. Stallings III
Senior Vice President

Lending Office
Branch Banking and Trust Company
111 S. Calvert Street, Suite 2200
Baltimore, MD 21202
Attention: Richard L. Reid, Senior Vice President
Telecopy number: (410) 783-9439
Telephone number: (410) 230-1075

with a copy to

Branch Banking and Trust Company
200 West Second Street, 16th Floor
Winston-Salem, NC 27101
Attention: James C. Stallings III, Senior Vice President
Telecopy number: (336) 733-2740
Telephone number: (336) 733-2717

And a copy to

Christopher E. Leon, Esq.
Womble Carlyle Sandridge & Rice, PLLC
P.O. Drawer 84
One West Fourth Street (27101)
Winston-Salem, North Carolina 27102
Telecopy: (336) 726-6932
Telephone: (336) 721-3518

KEYBANK NATIONAL ASSOCIATION

	By:		(SEAL)
Daniel Stegemoeller
Senior Banker

Lending Office
1200 Abernathy Road NE, Suite 1550
Atlanta, Georgia 30328
Revolver Commitment:		Attention: Daniel Stegemoeller
$10,000,000		Telecopy number: (770) 510-2195
Telephone number: (770) 510-2102

MANUFACTURERS AND TRADERS TRUST COMPANY

	By:		(SEAL)
Chauncey Brooks III
Administrative Vice President

Lending Office
25 South Charles Street, 17th Floor
Baltimore, MD 21201
Revolver Commitment:		Attention: Garrett Giusti
$10,000,000		Telecopy number: (410) 545-2385
Telephone number: (410) 545-2318

REGIONS BANK

	By:		(SEAL)
Robert Y. Bennett
Senior Vice President

Lending Office
Riverfront Plaza, East Tower
951 Byrd Street, Suite 930
Richmond, VA 23219
Revolver Commitment:		Attention: Robert Y. Bennett
$10,000,000		Telecopy number: (804) 225-1184
Telephone number: (804) 225-1188